                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                               1934, AS AMENDED

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            CHARTWELL LEISURE INC.
-------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

-------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[_] No fee required
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:
      Common Stock, $.01 par value, of Chartwell Leisure Inc. ("Chartwell Common Stock")

  2) Aggregate number of securities to which transaction applies:
      15,734,136 shares of Chartwell Common Stock

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      $17.25

  4) Proposed maximum aggregate value of transaction:
      $271,413,846

      Pursuant to Reg. (S) 240.0-11(c)(1) under the Exchange Act, a fee of $54,306.92 has been paid herewith, which is equal to 1/50th of 1% of $271,534,596 (the value to be transferred to security holders in the transaction).

  5) Total fee paid:
      $54,306.92

[X] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11-(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: _________________________________________________

  2) Form, Schedule or Registration Statement No.: ___________________________

  3) Filing Party: ___________________________________________________________

  4) Date Filed: _____________________________________________________________

                            CHARTWELL LEISURE INC.
                       10 ROCKEFELLER PLAZA, SUITE 1250
                           NEW YORK, NEW YORK 10020

                                                               February 9, 1998

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (together with any postponement or adjournment thereof, the "Special Meeting") of Chartwell Leisure Inc. (the "Company") to be held on Monday, March 16, 1998 at 10:00 a.m., local time, at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York. A Notice of the Special Meeting, a Proxy Statement containing information about the matters to be acted upon at the Special Meeting and a proxy card are enclosed.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 13, 1997, as amended (the "Merger Agreement"), by and between the Company, Whitehall Street Real Estate Limited Partnership IX ("Parent"), and CLI Properties Acquisition Corp., currently a subsidiary of Parent ("Sub"), pursuant to which, among other things, Sub will merge with and into the Company (the "Merger"). The surviving corporation after the Merger will be a subsidiary of Parent. Pursuant to the Merger Agreement, each outstanding share of common stock, par value $.01 per share, of the Company (the "Shares"), other than Shares as to which dissenters' rights of appraisal have been duly asserted and perfected under Delaware law and Shares owned by the Company or by Parent, Sub or any other subsidiary of Parent (which will be canceled), will be converted into the right to receive $17.25 per Share in cash, without interest. The accompanying Proxy Statement provides a detailed description of the proposed Merger, and a copy of the Merger Agreement is attached as Annex A thereto. You are urged to read this material in its entirety and consider it carefully.

  The Board of Directors has fixed the close of business on February 4, 1998 as the record date for determining the holders of Shares entitled to notice of, and to vote at, the Special Meeting (the "Record Date"). Only holders of record of Shares at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In determining to approve and recommend adoption of the Merger Agreement, the Board of Directors carefully reviewed and considered the terms and conditions of the proposed Merger, as well as a number of other factors. In addition, the Board of Directors has received the opinions of Lehman Brothers and Chase Securities Inc. as to the fairness, from a financial point of view, of the consideration to be received by the holders of Shares pursuant to the Merger. The full text of each of the opinions of Lehman Brothers and Chase Securities Inc., each of which is dated November 13, 1997, and which sets forth the assumptions made, matters considered and limits on review undertaken, is attached as Annex B and Annex C, respectively, to the accompanying Proxy Statement.

  Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon.

  I URGE YOU TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE SO THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE SPECIAL MEETING. NO POSTAGE IS NEEDED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

  If you plan to attend the Special Meeting, please check the appropriate box on your proxy card. You may attend the Special Meeting whether or not you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ RICHARD L. FISHER

                                          Richard L. Fisher
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer

                            CHARTWELL LEISURE INC.
                       10 ROCKEFELLER PLAZA, SUITE 1250
                           NEW YORK, NEW YORK 10020

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            MONDAY, MARCH 16, 1998

                               ----------------

To: The Stockholders of Chartwell Leisure Inc.

  Notice is Hereby Given that a special meeting of stockholders of Chartwell Leisure Inc. (the "Company") will be held on Monday, March 16, 1998 at 10:00 a.m. local time, at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York (the "Special Meeting"), for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 13, 1997, as amended (the "Merger Agreement"), by and between the Company, Whitehall Street Real Estate Limited Partnership IX, a Delaware limited partnership ("Parent"), and CLI Properties Acquisition Corp., a Delaware corporation and currently a subsidiary of Parent ("Sub"), pursuant to which:

      a. Sub will be merged with and into the Company (the "Merger"); the Company will be the surviving corporation in the Merger and will be a subsidiary of Parent; and

      b. At the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, $.01 par value per share, of the Company (the "Shares"), other than Shares as to which dissenters' rights of appraisal have been duly asserted and perfected under the Delaware General Corporation Law (the "DGCL") and Shares owned by the Company or by Parent, Sub or any other subsidiary of Parent (which will be canceled), will be converted into the right to receive $17.25 per Share in cash, without interest.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Additional information relating to these matters is set forth in the accompanying Proxy Statement which should be read carefully and in its entirety.

  THE BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  If the Company's stockholders approve and adopt the Merger Agreement at the Special Meeting and the Merger is consummated, from and after the Effective Time and until their successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Sub will become the directors and officers of the Company, as the surviving corporation in the Merger.

  Only holders of record of Shares at the close of business on February 4, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

  The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Special Meeting. You are cordially invited to attend the Special Meeting in person. THE BOARD OF DIRECTORS URGES YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE PAID

ENVELOPE. A reply envelope is enclosed for your convenience. Please do not send any stock certificates with the enclosed proxy card. The return of the enclosed proxy will not affect your right to vote if you attend the Special Meeting.

                                          By order of the Board of Directors,

                                          /s/  Douglas H. Verner

                                               DOUGLAS H. VERNER
                                               Secretary


Dated: February 9, 1998

  IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL CHASEMELLON SHAREHOLDER SERVICES, WHICH IS ASSISTING US, TOLL-FREE AT
                             1-888-224-2745.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Information contained in this Proxy Statement contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements set forth in this Proxy Statement identify important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

  Certain statements under the captions "SUMMARY" and "SPECIAL FACTORS-- Financial Advisors; Fairness Opinion" and elsewhere in this Proxy Statement constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results, performance and achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                            CHARTWELL LEISURE INC.
                       10 ROCKEFELLER PLAZA, SUITE 1250
                           NEW YORK, NEW YORK 10020

                                ---------------

                                PROXY STATEMENT

                                ---------------

                                 INTRODUCTION

  This Proxy Statement is being furnished to the stockholders of Chartwell Leisure Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from the holders of shares of the common stock, par value $.01 per share, of the Company (the "Shares") for use at a Special Meeting of Stockholders of the Company to be held on Monday, March 16, 1998, at 10:00 a.m. local time, at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York, and at any adjournment or postponement thereof (the "Special Meeting"). This Proxy Statement and the enclosed proxy card are first being mailed to holders of Shares on or about February 9, 1998.

  At the Special Meeting, holders of Shares on the Record Date (as defined below) will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 13, 1997, as amended (the "Merger Agreement"), by and between the Company, Whitehall Street Real Estate Limited Partnership IX, a Delaware limited partnership ("Parent"), and CLI Properties Acquisition Corp., a Delaware corporation and currently a subsidiary of Parent ("Sub"), pursuant to which, among other things, Sub will merge with and into the Company (the "Merger"). The Company will be the surviving corporation after the Merger (the "Surviving Corporation") and will be a subsidiary of Parent. Pursuant to the Merger Agreement, each outstanding Share, other than Shares as to which dissenters' rights of appraisal have been duly asserted and perfected under the Delaware General Corporation Law (the "DGCL") and shares held by the Company, Parent, Sub or any other subsidiary of Parent (which will be canceled), will be converted into the right to receive $17.25 in cash, without interest (the "Merger Consideration"). Accordingly, the total amount of Merger Consideration, together with the amounts to be paid to the holders of options to purchase Shares of the Company, to be paid by Parent and Sub in the Merger will be approximately $271 million in cash. As of February 5, 1998, the last trading day before the printing of this Proxy Statement, the closing per Share price of the Company was $16 15/16. As a result of the Merger, the Shares will no longer be publicly traded and Parent will become the sole stockholder of the Surviving Corporation. Following the Merger, persons who were stockholders of the Company immediately prior to the Merger will no longer have an opportunity to continue their interests in the Company as an ongoing corporation and therefore will not share in its future earnings and potential growth. See "STOCKHOLDERS' RIGHTS OF APPRAISAL" and "THE MERGER AGREEMENT--Merger Consideration; Conversion of Shares."

  Only holders of record of Shares at the close of business on February 4, 1998, the record date for the Special Meeting (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, 13,485,999 Shares were issued and outstanding, which constituted the only issued and outstanding class of voting securities of the Company.

  Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the issued and outstanding Shares entitled to vote thereon and the receipt of certain other approvals and consents. Two of the Company's principal stockholders, Chartwell Leisure Associates L.P. II ("CL Associates") and FSNL LLC ("FSNL"), which collectively beneficially own 44.74% of the outstanding Shares, are parties to an agreement with the Company which requires such stockholders to vote their Shares for and against approval and adoption of the Merger Agreement in the same proportion as the Shares held by the other stockholders of the Company voted for and against approval of the Merger. CL Associates is a limited partnership consisting of members of the Fisher Brothers family and a trust for the benefit of Gordon Getty and members of his family. Richard L. Fisher, Chairman and Chief Executive Officer of the Company, Martin L. Edelman, President and a director of the Company, and Marc
E. Leland and Arnold Fisher, both of whom are directors of the Company, are beneficial owners of CL Associates. FSNL is a limited liability company owned principally by a trust for the benefit of Charles de Gunzberg. Guido Goldman, a director of the Company, is a Manager and beneficial owner of FSNL and a beneficiary of a trust that is a member of FSNL. See "SPECIAL FACTORS-- Interests of Certain Persons in the Merger; Potential Conflicts of Interest." The Special Meeting may be postponed or adjourned from time to time until such conditions are satisfied. There can be no assurance that the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be consummated. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger" and "THE SPECIAL MEETING--Record Date, Voting Rights and Vote Required."

                                ---------------

 THIS TRANSACTION HAS NOT BEEN  APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION NOR  HAS THE  COMMISSION PASSED  UPON THE  FAIRNESS
     OR MERITS  OF SUCH TRANSACTION NOR UPON THE ACCURACY OR  ADEQUACY OF
       THE INFORMATION  CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION
         TO THE CONTRARY IS UNLAWFUL.

                                ---------------

             The date of this Proxy Statement is February 9, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Any interested party may obtain copies of such material at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov). Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006, which supervises the NASDAQ National Market on which the Shares are traded.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO THE COMPANY HAS BEEN SUPPLIED BY THE COMPANY, AND ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO PARENT AND SUB, EACH OF THEIR RESPECTIVE AFFILIATES AND THE PLANS FOR THE SURVIVING CORPORATION FOLLOWING THE MERGER HAS BEEN SUPPLIED BY PARENT. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, PARENT OR SUB SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
SUMMARY..................................................................   1
  The Company............................................................   1
  Parent and Sub.........................................................   1
  Failure to Consummate the Merger.......................................   1
  The Special Meeting....................................................   1
  The Merger.............................................................   2
  Interests of Certain Persons in the Merger; Potential Conflicts of
   Interest..............................................................   4
  Stockholders' Rights of Appraisal......................................   9
  Market Prices and Dividends............................................   9
  Selected Consolidated Financial Data...................................  10
  Certain Company Projections............................................  13
THE SPECIAL MEETING......................................................  15
  Date, Time and Place; Purpose of the Special Meeting...................  15
  Record Date, Voting Rights and Vote Required...........................  15
  Proxies................................................................  16
  Stockholders' Rights of Appraisal......................................  17
SPECIAL FACTORS..........................................................  17
  Background of the Merger...............................................  17
  Recommendation of the Board; Fairness of the Merger....................  22
  Financial Advisors; Fairness Opinions..................................  23
  Purpose and Structure of the Merger....................................  30
  Certain Effects of the Merger..........................................  30
  Interests of Certain Persons in the Merger; Potential Conflicts of
   Interest..............................................................  31
  Indemnification of Directors and Officers..............................  38
  Accounting Treatment of the Merger.....................................  38
  Certain Federal Income Tax Consequences to Stockholders................  38
SOURCE AND AMOUNT OF FUNDS...............................................  39
STOCKHOLDERS' RIGHTS OF APPRAISAL........................................  39
THE MERGER AGREEMENT.....................................................  43
  Effective Time.........................................................  43
  Merger Consideration; Conversion of Shares.............................  43
  Stock Options..........................................................  43
  Procedure for Payment..................................................  43
  Dissenting Shares......................................................  45
  Certain Representations and Warranties.................................  45
  Conduct of Business Pending the Closing................................  46
  No Solicitation of Proposals...........................................  47
  Directors' and Officers' Insurance and Indemnification.................  48
  Certain Other Covenants................................................  49
  Conditions to Consummation of the Merger...............................  51
  Termination............................................................  54
REGULATORY MATTERS.......................................................  56
  HSR Act................................................................  56
  Canadian Acts..........................................................  56
  Other Foreign Regulatory Matters.......................................  56

                                                                          PAGE
                                                                          ----
CERTAIN INFORMATION CONCERNING THE COMPANY...............................  56
  The Company............................................................  56
  Directors and Executive Officers.......................................  57
  Certain Relationships and Related Transactions with Directors and
   Officers..............................................................  59
CERTAIN INFORMATION CONCERNING PARENT AND SUB............................  59
FEES AND EXPENSES........................................................  59
MARKET PRICES AND DIVIDENDS..............................................  60
  Market Prices..........................................................  60
  Dividends..............................................................  60
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........  60
  Security Ownership of Certain Beneficial Owners........................  60
OTHER BUSINESS...........................................................  63
INDEPENDENT ACCOUNTANTS..................................................  63
STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING............................  63
INCORPORATION BY REFERENCE...............................................  63
ANNEX A--Agreement and Plan of Merger, as amended
ANNEX B--Opinion of Lehman Brothers
ANNEX C--Opinion of Chase Securities Inc.
ANNEX D--Section 262 of the DGCL

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement and is presented herein solely to furnish limited introductory information regarding the proposed Merger and the parties thereto. This Summary is not intended to be complete and is qualified in its entirety by the more detailed information contained, or incorporated by reference, in this Proxy Statement and the Annexes hereto, to which reference is made for a complete statement of the matters discussed below. Stockholders are urged to read this Proxy Statement, including the Annexes hereto, and the documents incorporated herein by reference, in their entirety and to consider them with care. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in the Proxy Statement.

THE COMPANY

  Chartwell Leisure Inc., a Delaware corporation (the "Company"), is a hotel and motel owner, operator, developer and acquiror. The Company owns, directly or with joint venture partners, 123 hotel properties in both the full-service and limited-service segments, including approximately 10,900 guest rooms, located in 25 states and six Canadian provinces. In the full-service segment, the Company operates 29 hotels aggregating approximately 5,700 guest rooms. The Company's remaining 94 hotels, consisting of approximately 5,200 rooms, operate in the limited-service segment, principally under the Travelodge(R) brand. See "CERTAIN INFORMATION CONCERNING THE COMPANY."

PARENT AND SUB

  Parent is a Delaware limited partnership that engages in the business of investing in debt and equity interests in real estate related assets and businesses. WH Advisors, L.L.C. IX, a Delaware limited liability company ("WH Advisors, L.L.C."), acts as the sole general partner of Parent, and Whitehall IX/X, Inc., a Delaware corporation, acts as the managing member of WH Advisors, L.L.C. Parent, Sub, WH Advisors, L.L.C. and Whitehall IX/X, Inc. are all affiliates of The Goldman Sachs Group, L.P., a Delaware limited partnership ("GS Group"). See "CERTAIN INFORMATION CONCERNING PARENT AND SUB." Sub, a Delaware corporation and currently a subsidiary of Parent, was incorporated on November 12, 1997 for the purpose of acquiring the Company and has not engaged in any business activity except in connection with the Merger. Parent intends to enter into arrangements with affiliates of Westmont Hospitality Group, Inc. (collectively, "Westmont") pursuant to which, among other things, Westmont would acquire a minority interest in the Company. If such arrangements are effected prior to the closing of the Merger, Westmont could acquire a direct interest in Sub. Westmont is a hotel investment and management group active in the United States, Canada and Europe which has a long-standing relationship with, and has engaged in a number of hotel acquisitions in cooperation with, members of the GS Group.

FAILURE TO CONSUMMATE THE MERGER

  In the event that the Merger does not occur, the Company intends to use its available cash, which totaled approximately $50 million as of December 31, 1997, to pay down its bank debt and/or pursue the development of certain of its properties. In addition, the Company will also explore the possibility of selling individual properties or groups of properties, although, at this time, the Company has had no discussions with third parties concerning such sales. In certain instances, if the Merger Agreement is terminated, the Company will pay Parent certain fees. See "--The Merger--The Company's Right to Accept Alternative Transactions;" "THE MERGER AGREEMENT--Termination."

THE SPECIAL MEETING

  Date, Time and Place. The Special Meeting of stockholders of the Company will be held on Monday, March 16, 1998 at 10:00 a.m., local time, at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York and at any adjournment or postponement thereof (the "Special Meeting").

  Purpose. At the Special Meeting, holders of common stock, par value $.01 per share, of the Company (the "Shares") will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which, among other things, Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger (the "Surviving Corporation") and will be a subsidiary of Parent. See "THE SPECIAL MEETING--Date, Time and Place; Purpose of the Special Meeting."

  Record Date; Stockholders Entitled to Vote. Only holders of record of Shares issued and outstanding at the close of business on February 4, 1998 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, 13,485,999 Shares were issued and outstanding and were held by 124 holders of record, which constituted the only issued and outstanding class of voting securities of the Company. See "THE SPECIAL MEETING--Record Date, Voting Rights and Vote Required."

  Quorum; Vote Required. The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of the Shares entitled to vote on the Merger Agreement will constitute a quorum at the Special Meeting. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon. Two of the Company's principal stockholders, which collectively beneficially own 44.74% of the outstanding Shares, are parties to an agreement with the Company which requires such stockholders to vote their Shares for and against approval and adoption of the Merger Agreement in the same proportion as the Shares held by the other stockholders of the Company voted for and against approval of the Merger. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Potential Conflicts of Interest" and "THE SPECIAL MEETING--Record Date, Voting Rights and Vote Required."

  Proxies. The enclosed proxy provides that each stockholder of the Company may specify that his or her Shares be voted "for" or "against" approval and adoption of the Merger Agreement or that the proxy holder be directed to "abstain" from voting with respect thereto. If properly executed and returned in time for the Special Meeting, the enclosed proxy will be voted in accordance with the choice specified. If a properly executed proxy is returned, but no choice is specified, the Shares will be voted FOR approval and adoption of the Merger Agreement. Votes cast against the approval and adoption of the Merger Agreement will not be voted in favor of any adjournment of the Special Meeting for the purpose of additional solicitation of approval and adoption of the Merger Agreement.

  Any stockholder who executes and returns a proxy may revoke it at any time before it is voted at the Special Meeting by (i) delivering to the Secretary of the Company at the Company's principal offices before the Special Meeting an instrument of revocation bearing a later date or time than the date or time of the proxy being revoked; (ii) submitting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked; or (iii) voting in person at the Special Meeting. A stockholder's attendance at the Special Meeting will not by itself revoke a proxy given by such stockholder. See "THE SPECIAL MEETING--Proxies."

THE MERGER

  General. Following approval and adoption of the Merger Agreement by the stockholders of the Company and the satisfaction or waiver of certain other conditions, Sub will merge with and into the Company, and the separate corporate existence of Sub will cease. As a result of the Merger, the Surviving Corporation will be a subsidiary of Parent. See "SPECIAL FACTORS--Certain Effects of the Merger."

  As a result of the Merger, each outstanding Share, other than Shares as to which dissenters' rights of appraisal have been duly asserted and perfected under the Delaware General Corporation Law (the "DGCL") or Shares held by the Company or by Parent, Sub or any other subsidiary of Parent (which will be canceled), will be converted into the right to receive $17.25 in cash, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share. As a result of the Merger, the Shares will no longer be publicly traded and Parent will become the sole stockholder of the Surviving Corporation. Following the Merger, persons who were stockholders of the Company immediately prior to the Merger will no longer have an opportunity to continue their interests in the Company as an ongoing corporation and, therefore, will not share in its future earnings and potential growth. See "THE MERGER AGREEMENT--Procedure for Payment."

  Effective Time. The Merger will become effective when the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as is specified in such Certificate (the "Effective Time"). It is currently anticipated that such filing will be made on or as promptly as practicable following the closing date under the Merger Agreement, which will take place only after the satisfaction or waiver of all of the conditions set forth in the Merger Agreement. Accordingly, there can be no assurance as to if or when the Merger will be consummated. See "THE MERGER AGREEMENT--Effective Time" and "THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

  Exchange of Shares. As soon as reasonably practicable after the Effective Time, a paying agent selected by Parent ("Paying Agent") will mail to each record holder of a stock certificate that immediately prior to the Effective Time represented outstanding Shares, other than Shares as to which dissenters' rights of appraisal have been duly asserted and perfected under the DGCL (the "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of Certificates for payment pursuant to the Merger. Stockholders should not surrender their Certificates together with their proxy cards for the Special Meeting. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly executed, and any other required documents, and upon acceptance thereof by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor cash in the amount equal to the product of the number of Shares represented by such Certificate multiplied by $17.25 less any withholding taxes and such Certificate will then be cancelled. No interest will be paid or accrued on the cash payable upon surrender of the Certificate. See "THE MERGER AGREEMENT-- Merger Consideration; Conversion of Shares."

  The Company's Right to Accept Alternative Transactions. The Company has the right to terminate the Merger Agreement under certain circumstances if it has received a proposal for an Acquisition Transaction which the Board of Directors of the Company (the "Board") determines represents a more favorable financial alternative to the Company's stockholders than the Merger and that failure to accept such proposal would be reasonably expected to be a breach of, or would be inconsistent with, the Board's fiduciary duties under applicable law. An "Acquisition Transaction" means, generally, a transaction involving any of the following: (i) an acquisition of more than 10% of any class of equity securities of the Company; (ii) a merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (iii) a sale or other disposition of assets (other than immaterial assets) of the Company or any of its subsidiaries in a single transaction or series of related transactions; or (iv) a tender offer or exchange offer for 25 percent or more of the outstanding Shares of capital stock of the Company. Among other requirements, the Company is required to pay Parent a fee of $8,145,000 before the Company can terminate the Merger Agreement because of the receipt of such a proposal. See "THE MERGER AGREEMENT--Termination." If within one year following the date of such termination, any other Acquisition Transaction is consummated by the Company, then the Company will pay to Parent, simultaneously with the consummation of such other Acquisition Transaction, a fee equal to 3% of the aggregate amount of the consideration paid to the Company or its stockholders, as applicable, pursuant to such Acquisition Transaction.

  Conditions to Consummation of the Merger. The obligations of the Company, Parent and Sub to consummate the Merger are subject to a number of conditions, including, among others, approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon. Two of the Company's principal stockholders, which collectively beneficially own 44.74% of the outstanding Shares, are parties to an agreement with the Company which requires such stockholders to vote their Shares for and against approval and adoption of the Merger Agreement in the same proportion as the number of Shares held by the other stockholders of the Company voted for and against approval and adoption of the Merger. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Potential Conflicts of Interest" and "THE SPECIAL MEETING--Record Date, Voting Rights and Vote Required." For a more complete discussion of the conditions to the obligations of the Company, Parent and Sub to consummate the Merger, see "THE MERGER AGREEMENT--Conditions to Consummation of the Merger." There can be no assurance that the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be consummated.

  Background. For a description of the events leading to approval of the Merger Agreement by the Board, see "SPECIAL FACTORS--Background of the Merger."

  Recommendation of the Board. On November 13, 1997, the Board, pursuant to action by written consent, unanimously authorized and approved the Merger Agreement and the transactions contemplated thereby, determined that the Merger is fair to and in the best interests of the stockholders of the Company and determined to recommend to the stockholders that they vote for approval and adoption of the Merger Agreement. See "SPECIAL FACTORS--Background of the Merger." For a discussion of the factors the Board considered in arriving at its determination that the Merger is fair to and in the best interests of the stockholders of the Company, see "SPECIAL FACTORS--Recommendation of the Board; Fairness of the Merger." THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Opinion of Financial Advisors. The Company engaged Bear Stearns & Co. Inc. ("Bear Stearns"), Lehman Brothers Inc. ("Lehman Brothers") and Chase Securities Inc. ("Chase") to act as its financial advisors to assist the Company in considering strategic alternatives with respect to the Company. The fee payable to Bear Stearns and Lehman Brothers upon consummation of the Merger will total approximately $1.36 million each. The fee payable to Chase upon consummation of the Merger will total approximately $679,000. At the November 11, 1997 meeting of the Board, each of Chase and Lehman Brothers delivered their oral opinion (which each subsequently confirmed in writing) as to the fairness, from a financial point of view, of the consideration to be received by the holders of Shares pursuant to the Merger. Lehman Brothers' analysis indicated ranges of imputed values of the Company from a low of $10.87 to a high of $24.23 per Share on a fully-diluted basis. Chase's analysis indicated ranges of imputed values of the Company from a low of $15.37 to a high of $20.49 per Share on a fully-diluted basis. The full text of the opinions of Lehman Brothers and Chase, which set forth the assumptions made, matters considered and limits on review undertaken, are attached hereto as Annex B and Annex C, respectively, and are incorporated herein by reference. STOCKHOLDERS MAY READ SUCH OPINIONS FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN BY LEHMAN BROTHERS AND CHASE, IN RENDERING THEIR RESPECTIVE OPINIONS. For a discussion of certain of the factors that Lehman Brothers and Chase considered in reaching their respective opinions, see "SPECIAL FACTORS-- Financial Advisors; Fairness Opinions" and "SPECIAL FACTORS--Background of the Merger."

  Purpose and Structure of the Merger. The purpose of the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. Parent and Westmont may enter into certain agreements by which Westmont would hold an equity interest in the Company. Subsequent to the Merger, Parent intends for the Company or its stockholder to take certain actions, including the transfer of certain of their assets to related entities, and the election of the Company or its stockholder to be treated as a real estate investment trust for federal income tax purposes. See "SPECIAL FACTORS--Certain Effects of the Merger." The acquisition of the Shares from the holders of such Shares is structured as a cash merger in order to transfer ownership of the Company to Parent in one transaction and to provide cash to the holders of such Shares. The Merger has been structured as a merger of Sub with and into the Company, with the Company to be the Surviving Corporation. As a result of the Merger, stockholders of the Company will not have an opportunity to continue their equity interest in the Company as an ongoing concern and therefore will not share in the future earnings and potential growth of the Company, if any.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POTENTIAL CONFLICTS OF INTEREST

  Certain members of the Company's management and the Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of the Company generally. The Board was aware of these interests when it considered and approved the Merger Agreement. In the aggregate, the directors and the executive officers of the Company will receive approximately $11.6 million in benefits as a result of the Merger, exclusive of the receipt of the Merger Consideration for their Shares. For a more detailed description of all benefits to be received by the directors and executive officers of the Company, see "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Potential Conflicts of Interest."

  Stock Options. All options under the Company's 1994 Stock Option Plan (the "Stock Option Plan"), including options which are not yet vested, will be terminated immediately prior to the Effective Time, and the

Company will pay to holders of options ("Options") under the Stock Option Plan an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such Option, multiplied by the number of Shares subject to such Option, without any interest thereon (the "Option Consideration"). For a description of the outstanding Options held by the executive officers and directors of the Company as of the Record Date, see "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Potential Conflicts of Interest--Stock Options."

  Sale of Mexican Joint Venture Interest. In July 1996, Chartwell Mexico Corp., a Delaware corporation and a subsidiary of the Company, entered into a joint venture, Grupo Chartwell de Mexico, S.A. de C.V. (the "Mexican Joint Venture"), with a subsidiary of Grupo Piasa, S.A. de C.V., a diversified Mexican real estate and development company ("Grupo Piasa"), for the purpose of developing and operating, or franchising others to operate, lodging facilities in Mexico. The Mexican Joint Venture has one hotel nearing completion with 129 rooms, representing approximately 1% of the Company's rooms and hotels. In addition, it has started construction on a second hotel with 123 rooms which is expected to result in the addition of approximately 1% of the Company's rooms and hotels. The Mexican Joint Venture is a party to a master license agreement, dated as of September 18, 1996 (the "Master License Agreement"), with Travelodge Hotels, Inc. ("Travelodge"), a subsidiary of Cendant Corporation, a Delaware corporation ("Cendant"). Cendant is the successor to HFS Incorporated ("HFS"). Pursuant to the Master Lease Agreement, Travelodge granted the Mexican Joint Venture an exclusive 30-year license to franchise the Travelodge system throughout Mexico. In addition, the Mexican Joint Venture has entered into a memorandum of understanding with Hilton Hotels to develop certain Hilton Hotel products in Mexico. The Mexican Joint Venture has not accounted for any of the Company's revenue, and accounts for approximately 2% of the Company's assets as measured by book value.

  Grupo Piasa has the right to purchase the Company's interest in the Mexican Joint Venture at its fair market value in the event of a "change of control" in the Company. The Merger and the transactions contemplated by the Merger Agreement constitute a "change of control" for purposes of Grupo Piasa's right to purchase the Company's interest in the Mexican Joint Venture. Grupo Piasa has informed the Company that, as a result of the Merger, Grupo Piasa will exercise its right to acquire the Company's interest in the Mexican Joint Venture unless the Fisher, Getty and/or de Gunzberg families (or at least the Fisher family) and Martin L. Edelman acquire the Company's interest in the Mexican Joint Venture. See "SPECIAL FACTORS--Background of the Merger." An entity, Rio Grande Partners (the "Mexican JV Buyer"), to be formed by the principals of CL Associates and FSNL has agreed to purchase the Company's interest in the Mexican Joint Venture for a cash purchase price equal to 110% of all amounts expended and accrued by the Company as of the Effective Time in connection with or related to the Mexican Joint Venture and to indemnify the Company for all liabilities and expenses related to the Mexican Joint Venture. The Mexican JV Buyer will fund the purchase of the Company's interest in the Mexican Joint Venture with capital contributions from the personal funds and working capital of its equity owners. As of the date of the mailing of this Proxy Statement, the purchase price for the Company's interest in the Mexican Joint Venture would be $6,403,000, or approximately $0.475 per Share. The Company expects that this amount will increase as a result of additional expenditures and accruals by the Company in connection with the Mexican Joint Venture prior to the Effective Time, although the Company cannot predict the amount of that increase. The Merger Agreement does not permit the proceeds of the sale of the Company's interest in the Mexican Joint Venture to be distributed by the Company prior to the Effective Time. Those proceeds are one of the assets of the Company on which Parent based its bid for the Company. Changes in the purchase price of the Company's interest in the Mexican Joint Venture will not affect the amount of the Merger Consideration received by the Company's stockholders.

  Pursuant to the Merger Agreement, Parent, Sub and the Company have agreed that, as a condition of the obligations of Parent and Sub to effect the Merger, the Company will sell its interest in the Mexican Joint Venture, and such sale will be for a purchase price of not less than all amounts expended or accrued by the Company and its subsidiaries in connection with or related to the Mexican Joint Venture, which amount will in no event be less than $3,750,000 (the approximate amount expended and accrued by the Company as of the date of the Merger Agreement), and the Company will have no further obligations or liabilities with respect to its investment in the Mexican Joint Venture.

  The Board established a special committee (the "Special Committee"), consisting of Rachel Robinson and Michael J. Kennedy, non-employee directors of the Company who are not affiliated with CL Associates or FSNL, in order to negotiate and oversee the proposed sale by the Company of the Company's interest in the Mexican Joint Venture to the Mexican JV Buyer. The Special Committee retained the law firm of Solovay Marshall & Edlin, P.C. ("Special Counsel") to assist in the sale of the Mexican Joint Venture. Special Counsel had previously represented special committees of the Board on various transactions. Pursuant to the terms of the Amended and Restated Stock Purchase Agreement, dated as of March 14, 1996 (the "Stock Purchase Agreement"), by and among the Company, National Lodging Corp., CL Associates and FSNL, have agreed that, for so long as CL Associates, FSNL and their affiliates continue to own, in the aggregate, at least 20% of the outstanding Shares, CL Associates and FSNL will not, and will not permit any of their affiliates to, enter into any transaction or series of related transactions, or grant or consent to, or otherwise permit, any amendment to, supplement of or waiver under, any agreement or contract, with the Company or any of its subsidiaries (any of the foregoing, an "Affiliate Transaction") unless: (i) it has been determined by a committee of the Board comprised of one or more non-employee directors (the "Independent Committee") that the Affiliate Transaction is in the best interests of the Company and is on fair and reasonable terms, no less favorable to the Company than terms that the Company and a non-affiliated person in a similar situation would agree to in an arms' length transaction; and (ii) if the Affiliate Transaction has a total value in excess of $10,000, the Independent Committee has received a favorable fairness opinion from an appropriate independent party relating to the transaction. In accordance with the Stock Purchase Agreement, the Special Committee retained Chase and Lehman Brothers to advise, and render fairness opinions to, the Special Committee with respect to the sale of the Mexican Joint Venture. Rather than retain a separate independent financial adviser, the Special Committee retained Chase and Lehman Brothers because of the relatively small anticipated purchase price for the sale of the Company's interest in the Mexican Joint Venture and their familiarity with the Company. On January 21, 1998, the Special Committee (i) determined that the sale of the Company's interest in the Mexican Joint Venture to the Mexican JV Buyer is in the best interests of the Company and is on fair and reasonable terms, no less favorable to the Company than terms that the Company and a non-affiliated person in a similar situation would agree to in an arms' length transaction, and (ii) received favorable fairness opinions from Lehman Brothers and Chase to the effect that such transaction is fair to the Company from a financial point of view. Stockholders are not being asked to vote upon the sale of Company's interest in the Mexican Joint Venture. Stockholder approval of the Merger Agreement will not constitute an explicit or implicit approval of that transaction should there occur a subsequent challenge to the fairness of that transaction to the Company despite approval of the transaction by the Special Committee and the receipt of the Lehman Brothers and Chase opinions. See "SPECIAL FACTORS--Background of the Merger" and "THE MERGER AGREEMENT--Conditions to Consummation of the Merger--Parent and Sub."

  Relationships with Cendant. Prior to November 22, 1994, the Company was a wholly-owned subsidiary of HFS, a predecessor to Cendant. On November 22, 1994, HFS distributed all of the Company's outstanding Shares to HFS' stockholders (the "Distribution"). Messrs. Edelman, Holmes and Silverman are directors of Cendant. Additionally, Mr. Edelman is a member of Cendant's Executive Committee, Mr. Silverman is the Chairman of the board and Chief Executive Officer of Cendant, and Mr. Holmes is Vice Chairman of Cendant. Due to such commonality of management, certain conflicts of interest may exist with respect to various matters related to the consummation of the Merger. As a result of the Merger, Cendant will receive, in the aggregate, a total of $9,771,000 in repayment of a development advance and a promissory note, as described below. In addition, certain of the directors, officers and employees of Cendant, including Messrs. Edelman, Holmes and Silverman, hold options to purchase Shares, including options granted under the Stock Option Plan, and will receive a total of $5,812,733 from the cancellation of those options in the Merger. Cendant may receive compensation in consideration for the consent of Travelodge, a subsidiary of Cendant (subject to Parent's approval) under the Master License Agreement (the "Master License Agreement") for the Territory of the Dominion of Canada by and between Travelodge and Chartwell Canada Hospitality Corp., a Delaware corporation and an indirect subsidiary of the Company ("Chartwell Canada") described below.

    Required Consent of Cendant as Condition to the Merger. The Merger Agreement provides that the obligations of Parent and Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of certain conditions. One of these conditions is that Parent and Sub will have obtained the consent or waiver of Travelodge under the Master License Agreement evidencing Travelodge's consent to the consummation of the Merger or waiving any of Travelodge's rights, if any, under such agreement relating to the consummation of the Merger, in form and substance reasonably acceptable to Parent. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger-- Parent and Sub."

    Cendant Development Advance Agreement. The Company is a party to a Development Advance Agreement, dated as of October 1996 (the "Development Advance Agreement"), by and between the Company and HFS, pursuant to which HFS made a $2.8 million development advance (the "Development Advance") to the Company in December 1996. Pursuant to the Development Advance Agreement, the Development Advance must be repaid by the Company, without interest, on December 31, 2000, but the amount to be repaid will be reduced to the extent that hotels acquired or constructed by the Company become Cendant franchised hotels under franchise agreements of ten years or longer using any Cendant brand other than Wingate Inn. The Development Advance will be reduced on a dollar-for-dollar basis through December 31, 2000 for each dollar in initial and recurring royalty fees payable to Cendant under those new franchise agreements. As of the date of the mailing of this Proxy Statement, the amount of the Development Advance has been reduced to an amount equal to $2,771,000. The Development Advance Agreement is not, by its terms, terminable as a result of the Merger. Cendant has, however, at the request of the Company, consented to terminate the Development Advance Agreement in consideration of the payment of all amounts due to Cendant at the Effective Time.

    Cendant Distribution Agreement. On November 22, 1994, HFS, pursuant to the Distribution, distributed all of the Company's outstanding Shares to HFS' stockholders. At the time of the Distribution, the Company and HFS agreed to reserve for future issuance and to issue Shares to certain persons (including certain current and former directors and executive officers of the Company) in connection with the exercise of then-outstanding options (the "Stapled Options") to purchase shares of HFS common stock that were granted pursuant to HFS' 1992 Stock Option Plan (which options were adjusted in connection with the Distribution so that the holders of such options are entitled, upon exercise thereof and without the payment of any additional consideration, to receive one Share for every ten shares of HFS common stock purchased upon such exercise, subject to further adjustment in certain circumstances). For a description of the outstanding Stapled Options held by executive officers and directors of the Company as of the Record Date, see "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Potential Conflicts of Interest--Stock Options." Immediately prior to the Effective Time, the Company will pay to holders of Stapled Options an amount equal to the Merger Consideration multiplied by the number of Shares subject to such Stapled Option, without any interest thereon.

    Unsecured Note. Cendant has loaned the Company $7,000,000 pursuant to an Unsecured Note, dated as of November 20, 1996 (the "Note"). The Company has promised to repay to Cendant the principal sum of $7,000,000 with interest thereon commencing January 1, 1997. Interest on the principal balance is due and payable semi-annually at 6%. Consecutive yearly installments of $1,000,000 each are due and payable on January 1, 1999 and on the first day of each January thereafter until the maturity date of the Note, on January 1, 2005. The Merger Agreement provides that the obligation of the Parent and Sub to effect the Merger is subject to pre-payment of amounts outstanding under the Note prior to the Effective Time.

    Financing Agreement. Pursuant to a financing agreement (the "Financing Agreement") entered into between the Company and Cendant, Cendant agreed to extend up to $75 million in guarantees, security and other credit enhancements ("Future Guarantees") to secure the Company's credit facilities ("Future Facilities") until February 28, 2003. The terms and conditions of each Future Facility and each Future Guaranty are required to be reasonably satisfactory to Cendant. Pursuant to the Financing Agreement, Cendant has guaranteed $75 million of the Company's $80 million Credit Facility. The Financing

  Agreement requires the Company to pay Cendant an annual fee equal to $1.5 million. The Company is a party to a Credit Facility among the Company, Chartwell Canada Corp., which is a subsidiary of the Company, the Chase Manhattan Bank, as Administrative Agent, the Bank of Nova Scotia, as Syndication Agent, and certain other banks from time to time parties thereof (the "Credit Facility"). The Merger Agreement provides that the obligation of the Parent and Sub to effect the Merger is subject to the termination of the Financing Agreement without the payment of any amounts by the Company or any of its subsidiaries.

  Relationships with Terrance E. Royer. Terrance E. Royer, Chief Operating Officer of the Company, is an executive officer and beneficial owner of Royco Hotels & Resorts Ltd., a corporation incorporated under the laws of Canada ("Royco"). Royco, the Company, Chartwell Canada, and Chartwell Lodging Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, are parties to an Amended and Restated Management Services and Franchise Development Agreement, as amended (the "MSFDA"), pursuant to which, among other things, Royco agreed, on behalf of the parties to the MSFDA, to (i) develop new hotel and resort management business for the parties to the MSFDA with respect to certain Canadian hotels and resorts, (ii) develop, promote and service the Travelodge and Thriftlodge franchise businesses for the Company in Canada under the Master License Agreement and (iii) manage the Company's Canadian hotels and provide ongoing management assistance for the Company's U.S. hotels. Additionally, Mr. Royer, through an affiliate of Mr. Royer, submitted a written proposal to acquire the Canadian full-service and limited-service hotels and U.S. limited-service hotels for a purchase price of $145 million ($9.22 per Share), subject to a $5 million holdback to secure the Company's representations, warranties, covenants and indemnities in the asset purchase agreement. Another affiliate of Mr. Royer subsequently submitted an oral bid on the day the Board approved the Merger Agreement to acquire the Company, but that bid did not state a proposed acquisition price. See "SPECIAL FACTORS-- Background of the Merger" and "--Interests of Certain Persons in the Merger; Potential Conflicts of Interest."

  On July 1, 1997, Royco entered into an agreement with the Company, pursuant to which the Company agreed to pay Royco, among other things, the sum of $150,000 upon the completion of the sale of the Shares or the sale of the Company's hotels managed by Royco.

  Vote of CL Associates and FSNL. CL Associates and FSNL beneficially own 44.74% of the issued and outstanding Shares. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Security Ownerhsip of Certain Beneficial Owners."

  Pursuant to the Stock Purchase Agreement, CL Associates and FSNL have agreed that, if at any time prior to August 8, 1999, the Company proposes to sell all or substantially all of its assets, to merge or consolidate with any other entity, or to cause the liquidation or dissolution of the Company (each, a "Triggering Event"), and the Company submits the Triggering Event to a vote of its stockholders, then each of CL Associates and FSNL will vote all of its respective Shares entitled to vote on that matter in favor of and against the Triggering Event in the same proportion as the numbers of Shares held by stockholders of the Company other than CL Associates, FSNL and their affiliates ("Nonaffiliated Shares") voted in favor of and against the Triggering Event.

  Therefore, with respect to the Merger, CL Associates and FSNL will vote their respective Shares in the same proportion as the number of Shares held by stockholders of the Company other than CL Associates, FSNL and their affiliates ("Nonaffiliated Shares") voted in favor of and against the Merger. The number of Nonaffiliated Shares voted in favor of the Merger, plus the number of Shares held by CL Associates and FSNL that are required to be voted in favor of the Merger, must equal a majority of the Shares entitled to vote on the Merger in order for the Merger Agreement to be approved and adopted.

  Consulting and Employment Agreements. Parent and Sub intend to enter into a one year consulting agreement with Mr. Edelman following the consummation of the Merger, pursuant to which Mr. Edelman will provide certain consulting services to Parent and Sub and will receive a consulting fee of up to $250,000. The final terms and conditions of such consulting agreement have not yet been negotiated. The Company is a party to an employment agreement with Kenneth J. Weber, Chief Financial Officer of the Company, pursuant to which Mr. Weber receives an annual base salary of $250,000, an annual bonus of $50,000 and an automobile allowance of $1,000 per month expiring in March 1999. That agreement is not terminable as a result of the Merger. No other directors or executive officers of the Company will serve as consultants to or be employed by Parent or its subsidiaries after the Effective Time.

  For a discussion of these and other interests of certain persons in the Merger, see "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Potential Conflicts of Interest."

  Federal Income Tax Consequences. The receipt of cash by a stockholder pursuant to the Merger or pursuant to the exercise of stockholders' rights of appraisal will be a taxable event for such stockholder for federal income tax purposes and may also be a taxable event under applicable local, state and foreign tax laws. For a more complete description of certain federal income tax consequences of the Merger, see "SPECIAL FACTORS--Certain Federal Income Tax Consequences to Stockholders."

  Source and Amount of Funds. Parent estimates that approximately $280 million will be required, prior to the completion of the Merger, to (i) pay the aggregate Merger Consideration, (ii) pay the holders of outstanding Options, the Option Consideration, (iii) pay to holders of outstanding Stapled Options an amount equal to the Merger Consideration multiplied by the number of Shares subject to such Stapled Option, and (iv) pay the other expenses related to the Merger.

  Parent will obtain the necessary funds for the Merger from (i) capital contributions from its limited partners (which contributions such limited partners are contractually required to make at Parent's request) and (ii) a loan from the GS Group and/or loans from other lenders. If arrangements with Westmont are effected prior to the Merger, Westmont could contribute a portion of such funds.

STOCKHOLDERS' RIGHTS OF APPRAISAL

  Holders of Shares who do not vote in favor of the Merger and who perfect their appraisal rights in accordance with Section 262 of the DGCL (such Shares being referred to herein as the "Dissenting Shares") will be entitled to receive, in lieu of the Merger Consideration, following a statutory appraisal proceeding in the Delaware Court of Chancery, cash in the amount of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the court in such appraisal proceeding. For a summary of the procedures applicable to the perfection of appraisal rights, see "STOCKHOLDERS' RIGHTS OF APPRAISAL" and Annex D hereto. Because of the complexity of the procedures for exercising these rights, stockholders who consider exercising such rights are urged to seek the advice of counsel. Stockholders electing to exercise their appraisal rights must not vote for the approval and adoption of the Merger Agreement. If a stockholder returns a signed proxy but does not specify a vote against the approval and adoption of the Merger Agreement or a direction to abstain, the proxy will be voted FOR the approval and adoption of the Merger Agreement, which will have the effect of waiving that stockholder's appraisal rights. FAILURE TO TAKE ANY REQUIRED STEP ON A TIMELY BASIS IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OR WAIVER OF SUCH RIGHTS. See "STOCKHOLDERS' RIGHTS OF APPRAISAL" discussed herein. It is a condition to the obligations of Parent and Sub to effect the Merger that the number of Dissenting Shares not exceed 5% of the outstanding Shares. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger--Parent and Sub."

MARKET PRICES AND DIVIDENDS

  The principal market on which the Shares are traded is the Nasdaq National Market ("NASDAQ") under the symbol "CHRT." The Shares began public trading on the NASDAQ on November 14, 1994 under the symbol "NAGC." From January 1996 until August 8, 1996, the Shares traded under the symbol "NALC" and since August 8, 1996, the Shares have traded under the symbol "CHRT." On February 5, 1998, the last trading day before the printing of this Proxy Statement, the high and low sales prices of the Shares were $16 15/16 and, $16 15/16, respectively. On November 13, 1997, the last trading day before the public announcement of the execution of the Merger Agreement, the high and low sales prices of the Shares were $15 7/8 and $15 7/8, respectively. On June 30, 1997, the last full trading day prior to the public announcement that the Company had hired Bear Stearns and Chase to assist the Company in considering strategic alternatives, including a possible sale of the Company, the high and low sales prices of the Shares were $13 1/2 and $13, respectively. For information relating to market prices of and dividends on the Shares during the current year and the past two years, see "MARKET PRICES AND DIVIDENDS" discussed herein. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected consolidated financial data of the Company and its subsidiaries since inception for each of the four years ended December 31, 1993, 1994, 1995 and 1996. The year-end data have been derived from, should be read in conjunction with, and are qualified in their entirety by, the audited consolidated financial statements of the Company, including the notes thereto, for such periods. The data for the nine months ended September 30, 1997 and 1996 were derived from the Company's unaudited quarterly financial statements, which in the opinion of the Company's management, reflect all adjustments (only normal recurring adjustments) for a fair presentation of such data. The data for the nine months ended September 30, 1997 and 1996 are not necessarily indicative of results of operations for the entire year.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                            NINE MONTHS
                               ENDED
                           SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                          -----------------  -----------------------------------
                           1997      1996      1996      1995     1994     1993
                          -------  --------  --------  --------  -------  ------
REVENUE
 Hotel Revenue..........  $91,881  $ 54,111  $ 80,278  $    --   $   --   $  --
 Management fee and
  other income..........    4,036     2,942     2,957       --       --      --
 Equity in earnings of
  unconsolidated joint
  ventures..............    4,411     5,104     5,793       --       --      --
                          -------  --------  --------  --------  -------  ------
 Total revenue..........  100,328    62,157    89,028       --       --      --
                          -------  --------  --------  --------  -------  ------
OPERATING EXPENSES
 Hotel operating
  expense...............   34,898    22,451    33,768       --       --      --
 General and
  administrative........   19,549    14,155    21,165     2,756    2,742     --
 Marketing, franchise
  and reservation fees..    9,494     5,619     8,340       --       --      --
 Maintenance and
  property taxes........    9,214     4,296     7,450       --       --      --
 Rent...................    3,881     3,842     5,272       --       --      --
 Depreciation and
  amortization..........    7,267     6,615     8,585       --       --      --
 Minority interest......    1,503       978     1,271       --       --      --
 Office restructuring
  charge................      746       --        --        --       --      --
 General and
  administrative,
  related party.........      --      1,147     1,522     1,747      176     581
 Gaming development
  costs.................      --        --        --     15,482    2,414     --
 Provision for (recovery
  of) losses on gaming
  assets................     (250)   14,240    16,417       --       --      --
 Costs of terminating
  corporate services
  agreement.............      --        --      9,500       --       --      --
                          -------  --------  --------  --------  -------  ------
 Total operating
  expenses..............   86,302    73,343   113,290    19,985    5,332     581
                          -------  --------  --------  --------  -------  ------
OPERATING INCOME
 (LOSS).................   14,026   (11,186)  (24,262)  (19,985)  (5,332)   (581)
INTEREST INCOME
 (EXPENSE)-NET..........   (2,553)   (2,719)   (4,093)    2,512    1,184     128
GAIN ON SALE OF
 SECURITIES.............      --        --        --        --     1,044     --
GAIN ON SALE OF FIXED
 ASSETS.................      309       --        --        --       --      --
                          -------  --------  --------  --------  -------  ------
INCOME (LOSS) BEFORE
 INCOME TAX EXPENSE AND
 EXTRAORDINARY ITEM.....   11,782   (13,905)  (28,355)  (17,473)  (3,104)   (453)
INCOME TAX (EXPENSE)
 BENEFIT................   (1,023)     (213)     (274)     (709)   1,273     186
                          -------  --------  --------  --------  -------  ------
INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEM.....   10,759   (14,118)  (28,629)  (18,182)  (1,831)   (267)
EXTRAORDINARY LOSS ON
 EARLY EXTINGUISHMENT OF
 DEBT...................      --     (1,477)   (1,477)      --       --      --
NET INCOME (LOSS).......  $10,759  $(15,595) $(30,106) $(18,182) $(1,831) $ (267)
                          =======  ========  ========  ========  =======  ======
PER SHARE INFORMATION
 Income (loss) before
  extraordinary loss....  $  0.82  $  (2.12) $  (3.84) $  (3.57) $ (0.37) $(0.05)
 Extraordinary item.....      --      (0.22)    (0.20)      --       --      --
                          -------  --------  --------  --------  -------  ------
NET INCOME (LOSS).......  $  0.82  $  (2.34) $  (4.04) $  (3.57) $ (0.37) $(0.05)
                          =======  ========  ========  ========  =======  ======
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING.....   13,046     6,651     7,455     5,099    5,003   5,001
                          -------  --------  --------  --------  -------  ------

                                       AT
                                  SEPTEMBER 30,         AT DECEMBER 31,
                                 --------------- ------------------------------
                                  1997    1996    1996    1995    1994    1993
                                 ------- ------- ------- ------- ------- ------
BALANCE SHEET DATA
 Total Current Assets........... $70,637 $27,788 $30,643 $62,788 $55,840 $  223
 Total Assets................... 282,638 158,229 232,038  87,074  98,895 12,238
 Total Current Liabilities......  19,340  11,306  23,175     552   1,916    197
 Total Long-Term Obligations....  82,627  17,486  94,186     --      --     --
 Total Liabilities and Minority
  Interest...................... 106,726  32,401 120,820     552   1,916    197
 Total Stockholders' Equity..... 175,912 125,828 111,218  86,522  96,979 12,041
 Book Value Per Share........... $ 13.05 $ 13.29 $ 11.74 $ 15.87 $ 20.95 $ 2.66

                                                   (See notes to financial data)

                 NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

1. ACQUISITIONS AND SALES OF STOCK

  Travelodge Acquisition. On January 23, 1996, the Company acquired the outstanding common stock of Forte Hotels, Inc. ("FHI") for $98.8 million plus expenses (the "Travelodge Acquisition"). In related transactions on January 23, 1996, prior to consummation of the Travelodge Acquisition, HFS and Motels of America, Inc. acquired from FHI the Travelodge franchise system and 19 hotel properties, respectively, for an aggregate purchase price of $71.6 million. The principal assets of FHI acquired by the Company included 18 hotels and joint venture interests in 97 other lodging facilities (twelve of which were subsequently disposed). The Company financed approximately $60.4 million of the purchase price with proceeds from a bank revolving credit facility and $38.4 million with existing cash.

  The Travelodge Acquisition was accounted for by the purchase method. The operating results of the acquired company are included in the consolidated statements of operations from its acquisition date, January 23, 1996.

  Canadian Acquisition. On October 1, 1996, the Company acquired (the "Canadian Acquisition") from Capital Properties Limited Partnership ("CPLP") 20 hotels and a one-half interest in an additional hotel, consisting of approximately 3,500 guest rooms, which hotels are located throughout Canada and franchised under the "Travelodge" brand name. The Company paid approximately $70.0 million to purchase substantially all of CPLP's existing bank debt and to pay certain specified closing costs (including real estate taxes and transfer taxes), as well as its assumption of liability for identified trade payables and property specific bank debt, aggregating approximately $7.0 million. Also, the Company may be required to make certain contingent payments to CPLP's constituent partners following a preferred return to the Company. In connection with the Canadian Acquisition on October 1, 1996, the Company borrowed $65.9 million under its credit facility.

  The Canadian Acquisition was accounted for by the purchase method. The operating results of the acquired company are included in the consolidated statements of operations from its acquisition date, October 1, 1996.

  Sale of Stock. On August 8, 1996, the Company sold four million shares of the Shares to CL Associates and FSNL for an aggregate purchase price of $57.0 million.

  The following presents the unaudited pro forma consolidated results of operations for the nine months ended September 30, 1996 as if all of the transactions described above occurred on January 1, 1996, giving effect to the sale of stock and financing costs associated with the Travelodge Acquisition and Canadian Acquisition.

                                                             NINE MONTHS ENDED
                                                             SEPTEMBER 30, 1996
                                                            --------------------
                                                            (IN THOUSANDS EXCEPT
                                                             PER SHARE AMOUNTS)
     Revenue...............................................       $92,283
     Net loss..............................................       $(8,927)
     Net loss per share....................................       $  (.90)

  The pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the transactions been consummated as indicated.

CERTAIN COMPANY PROJECTIONS

  Prior to the execution of the Merger Agreement, in connection with Parent's review of the Company, the Company provided representatives of Parent information concerning projected 1997 revenues and EBITDA of the Company which was prepared in July 1997, and which the Company, Parent and Purchaser believe is not publicly available.

  The information described below is presented on an unconsolidated basis and does not reflect consolidated adjustments. Therefore, this information cannot be meaningfully compared with the Company's historical consolidated financial data.

                             CHARTWELL LEISURE INC.
                        PROJECTED FINANCIAL INFORMATION
                             PREPARED IN JULY 1997

                                                                        1997
                                                                      FORECAST
                                                                     ----------
                                                                        (IN
                                                                     THOUSANDS)
   Revenue..........................................................  $135,301
   EBITDA*..........................................................    37,591**

--------
* Defined as earnings before interest expense, income tax expenses, depreciation and amortization expenses. EBITDA does not reflect any deduction for corporate overhead. EBITDA is a commonly used measure of financial performance but is not calculated in the same manner by all companies and should not be viewed as an accurate comparative measure.
** Does not include approximately $1.2 million of EBITDA contributed by management fee income and other assets.

  In November 1997, following the execution of the Merger Agreement, certain employees of the Company provided representatives of Parent with preliminary information concerning projected 1998 revenues and EBITDA of the Company and with different projections of 1997 revenues and EBITDA which the Company, Parent and Sub believe are not publicly available. The projections provided in November 1997 were not prepared, reviewed or approved by the Company's senior financial officers.

                             CHARTWELL LEISURE INC.
                        PROJECTED FINANCIAL INFORMATION
                      FURNISHED TO PARENT IN NOVEMBER 1997

                                                     1997 FORECAST 1998 FORECAST
                                                     ------------- -------------
                                                           (IN THOUSANDS)
   Revenue..........................................   $132,931      $140,550
   EBITDA*..........................................     34,541        37,559

--------

  THE COMPANY DOES NOT AS A MATTER OF COURSE MAKE PUBLIC ANY PROJECTIONS AS TO FUTURE PERFORMANCE OR EARNINGS, AND THE PROJECTIONS SET FORTH ABOVE ARE INCLUDED IN THIS PROXY STATEMENT ONLY BECAUSE THE INFORMATION WAS MADE AVAILABLE TO REPRESENTATIVES OF PARENT BY THE COMPANY. THE COMPANY HAS INFORMED PARENT THAT THESE PROJECTED FINANCIAL PERFORMANCE WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS. THE COMPANY HAS ALSO INFORMED PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTED FINANCIAL PERFORMANCE PROVIDED TO PARENT WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISION-MAKING PURPOSES AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, PARENT OR SUB OR THEIR RESPECTIVE FINANCIAL ADVISORS. MANY OF THE ASSUMPTIONS UPON WHICH THE FOREGOING PROJECTED FINANCIAL PERFORMANCE WERE BASED, NONE OF WHICH WERE APPROVED BY PARENT OR SUB, ARE DEPENDENT UPON ECONOMIC FORECASTING (BOTH GENERAL AND SPECIFIC TO THE COMPANY'S BUSINESSES), WHICH IS INHERENTLY UNCERTAIN AND SUBJECTIVE. NONE OF PARENT, SUB, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE ULTIMATE OUTCOME OF ANY OF SUCH PROJECTIONS. INCLUSION OF THE FOREGOING PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, SUB, THE COMPANY OR ANY OTHER PERSON WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS, AND NEITHER SUB NOR PARENT HAS RELIED ON THEM AS SUCH. NONE OF PARENT, SUB OR THE COMPANY, OR THEIR RESPECTIVE FINANCIAL ADVISORS, OR ANY OTHER PARTY, INTENDS TO PUBLICLY UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE; PURPOSE OF THE SPECIAL MEETING

  This Proxy Statement is being furnished to the holders of Shares as of the Record Date in connection with the solicitation of proxies by the Board for use at the Special Meeting to be held on Monday, March 16, 1998 at 10:00 a.m., local time, at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York, and at any adjournment or postponement thereof.

  At the Special Meeting, holders of Shares as of the Record Date will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which, among other things, Sub will merge with and into the Company. The Company, as the Surviving Corporation, will be a subsidiary of Parent. Pursuant to the Merger Agreement, each Share, other than Shares as to which dissenters' rights of appraisal have been duly asserted and perfected under the DGCL and Shares which are held by the Company or owned by Parent, Sub or any other subsidiary of Parent (which will be canceled), will be converted into the right to receive the Merger Consideration. As a result of the Merger, stockholders of the Company will not have an opportunity to continue their equity interest in the Company as an ongoing concern and therefore will not share in the future earnings and growth of the Company, if any. See "THE MERGER AGREEMENT--Procedure for Payment." The Company's stockholders also will consider and vote upon such other matters as may properly come before the Special Meeting.

  THE BOARD UNANIMOUSLY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE, VOTING RIGHTS AND VOTE REQUIRED

  The Board has fixed the close of business on February 4, 1998 as the Record Date for the determination of holders of Shares entitled to notice of, and to vote at, the Special Meeting. Only holders of record of Shares at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, 13,485,999 Shares were issued and outstanding and were held by approximately 124 holders of record. The Shares are the only outstanding class of voting securities of the Company, and each Share is entitled to one vote on each matter to be acted upon or which may come before the Special Meeting. Votes may be cast at the Special Meeting in person or by properly executed proxy. See "THE SPECIAL MEETING--Proxies."

  The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of the Shares entitled to vote on the Merger Agreement is necessary to constitute a quorum to transact business at the Special Meeting. Abstentions of Shares that are present at the Special Meeting and broker non-votes (i.e., Shares held by brokers in street name that are not entitled to a vote at the Special Meeting due to the absence of specific instructions from the beneficial owners of such Shares) are counted for the purpose of determining the presence of a quorum for the transaction of business. If a quorum is not present at the Special Meeting, the stockholders who are present and entitled to vote at the Special Meeting may, by majority vote, adjourn the Special Meeting from time to time without notice or other announcement until a quorum is present.

  Approval and adoption of the Merger Agreement requires, pursuant to the by-laws of the Company and applicable Delaware law, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon. Two of the Company's principal stockholders, which collectively beneficially own 44.74% of the outstanding Shares, are parties to an agreement with the Company which requires such stockholders to vote their Shares for and against approval and adoption of the Merger Agreement in the same proportion as the Shares held by the other stockholders of the Company voted for and against approval of the Merger. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Potential Conflicts of Interest." In determining whether the Merger Agreement has received the requisite number of votes under applicable Delaware law, abstentions and broker non-votes will be counted and will have the same effect as a vote against approval and adoption of the Merger Agreement. THE BOARD ENCOURAGES YOU TO VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY SIGNING AND RETURNING THE ENCLOSED PROXY OR ATTENDING THE SPECIAL MEETING.

PROXIES

  This Proxy Statement is being furnished to holders of Shares as of the Record Date in connection with the solicitation of proxies by the Board for use at the Special Meeting. If a stockholder does not return a properly executed proxy, and does not attend the Special Meeting, such stockholder's Shares will not be voted, which will have the same effect as a vote against approval and adoption of the Merger Agreement. If signed and returned, the proxy will authorize the persons named as proxy to vote on the matters referred to therein. Shares represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. It is not expected that any matter other than those referred to herein will be brought before the Special Meeting; however, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters. EXECUTED PROXIES THAT CONTAIN NO INSTRUCTIONS TO THE CONTRARY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. STOCKHOLDERS ARE URGED TO MARK THE RELEVANT BOXES ON THE PROXY TO INDICATE HOW THEIR SHARES ARE TO BE VOTED.

  Any stockholder who executes and returns a proxy may revoke it at any time before it is voted at the Special Meeting by (i) delivering to the Secretary of the Company at the Company's principal offices before the Special Meeting an instrument of revocation bearing a later date or time than the date or time of the proxy being revoked; (ii) submitting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked; or (iii) voting in person at the Special Meeting. A stockholder's attendance at the Special Meeting will not by itself revoke a proxy given by such stockholder.

  The Special Meeting may be adjourned or postponed by the Company for any reason. If a quorum is not obtained, or if fewer Shares are likely to be voted in favor of approval and adoption of the Merger Agreement than the number required for approval and adoption, the Special Meeting may be adjourned for the purpose of obtaining additional proxies or votes. The Special Meeting may also be adjourned or postponed in order to obtain necessary regulatory approvals. Votes cast against the approval and adoption of the Merger Agreement will not be voted in favor of any adjournment of the Special Meeting for the purpose of additional solicitation of approval and adoption of the Merger Agreement. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which theretofore have been effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

  The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited by the Company's directors, officers and other employees by personal interview, telephone and telegram. Such persons will receive no additional compensation for such services. In addition, the Company has retained ChaseMellon Shareholder Services to assist in soliciting proxies for a fee estimated at $5,500 plus reimbursement of reasonable out-of-pocket expenses. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of Shares held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

  STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED TO STOCKHOLDERS SHORTLY AFTER THE EFFECTIVE TIME (AS DEFINED BELOW) OF THE MERGER.

  Exchange of Shares. As soon as reasonably practicable after the Effective Time, a paying agent selected by Parent ("Paying Agent") will mail to each record holder of a stock certificate that immediately prior to the Effective Time represented outstanding Shares, other than Shares as to which dissenters' rights of appraisal have been duly asserted and perfected under the DGCL (the "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of Certificates for payment therefor. Stockholders should not surrender their Certificates together with their proxy cards for the Special Meeting. Upon surrender to the Paying

Agent of a Certificate, together with such letter of transmittal, duly executed, and any other required documents, and upon acceptance thereof by the Paying Agent, the holder of such Certificate will be entitled to receive and exchange therefor cash in the amount equal to the product of the number of Shares represented by such Certificate multiplied by $17.25 less any withholding taxes and such Certificate will then be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificate.

STOCKHOLDERS' RIGHTS OF APPRAISAL

  Holders of Shares have the right to demand judicial appraisal of, and obtain a cash payment for, the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger), pursuant to Section 262 of the DGCL. In order to exercise such rights, such holders of Shares must not vote in favor of the Merger and must comply with the procedural requirements of Section 262 of the DGCL. The full text of
Section 262 of the DGCL is attached hereto as Annex D, and any stockholder of the Company desiring to exercise dissenters' rights of appraisal in connection with the Merger should consult with legal counsel prior to taking any action in order to ensure that the stockholder complies with the applicable statutory provision. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in the loss of appraisal rights. See "STOCKHOLDERS' RIGHTS OF APPRAISAL" and Annex D hereto. It is a condition to the obligations of Parent and Sub to effect the Merger that the number of Dissenting Shares (as defined below) not exceed 5% of the outstanding Shares. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger--Parent and Sub."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  Pursuant to an action by written consent, on November 13, 1997, the Board unanimously determined that the Merger is fair to and in the best interests of the stockholders of the Company, approved the Merger Agreement and the transactions contemplated thereby, and determined to recommend to stockholders that they vote for approval and adoption of the Merger Agreement. See "-- Recommendation of the Board; Fairness of the Merger," "--Interests of Certain Persons in the Merger; Potential Conflicts of Interest" and "CERTAIN INFORMATION CONCERNING PARENT AND SUB." The following discussion sets forth certain information relating to the background of the Merger.

  In late 1996 and early 1997, one of the Company's goals had been to grow its business through acquisitions. Accordingly, in the first quarter of 1997, the Company raised approximately $54.4 million pursuant to two equity private placements and a rights offering to its stockholders. This capital, together with the Company's lines of credit with its banking institutions, enabled the Company to place a greater emphasis on the acquisition of underperforming hotels or portfolios of hotels throughout North America. Although during this time, the Company engaged in preliminary discussions with third-parties in connection with the potential acquisition by the Company of hotels and portfolios of hotels, the Company determined not to proceed with any such potential acquisitions because, among other things, the Company believed such potential acquisitions were highly priced and not in the best interests of the stockholders of the Company.

  In early June 1997, the Company engaged in preliminary discussions with Bear Stearns to assist the Company in determining whether to explore strategic alternatives. On June 16, 1997, the Company engaged Bear Stearns to present a review of the Company's strategic alternatives. Also during June 1997, the Company asked Chase to participate in that review because of Chase's prior involvement with the Company and knowledge of the Company's assets and operations.

  At a June 30, 1997 meeting of the Board, Bear Stearns and Chase reviewed with the Board, among other things, the strategic alternatives available to the Company, including the possible conversion of the Company into a real estate investment trust, taking no action at all, and the possible sale of the Company. At that meeting, Bear Stearns observed, among other things, that the Company traded at a discount to several comparable publicly traded companies and expressed its belief that the Company's stock price did not fully reflect the underlying value of its assets or the Company's future performance. Bear Stearns also expressed its belief that several companies might be interested in acquiring the Company or selected assets of the Company at aggregate values in excess of the then market price of the Shares. At such meeting, Bear Stearns also reviewed a preliminary list of possible candidates that might be interested in acquiring the Company or certain of its assets should the Board decide to pursue the alternative of selling the Company or certain of its assets. After hearing Bear Stearns' presentation, the Board determined that the operating limitations in the real estate investment trust structure were incompatible with the Company's operating strategy. The Board then authorized Bear Stearns to make selected inquiries of other companies to determine whether they were interested in pursuing a potential business combination with the Company and, if so, to solicit preliminary indications of interest in order to determine whether a sale of the Company in part or in its entirety was a viable alternative. At such meeting, the Company's Board directed its senior management to announce publicly that the Company had decided to explore strategic alternatives available to the Company, including the possible sale of the Company, and had retained Bear Stearns and Chase to assist the Company in such endeavor. Mr. Fisher and Marc E. Leland, who are representatives of CL Associates, and Guido Goldman, who is a representative of FSNL, and each of whom is a director of the Company, stated that CL Associates and FSNL would be supportive of a sale at an appropriate price. At such meeting, neither the representative of CL Associates nor the representative of FSNL indicated any intention or interest with regard to a purchase of the Company or the Mexican Joint Venture. Such authorization by the Board, however, provided that in light of Grupo Piasa's right to purchase the Company's interest in the Mexican Joint Venture upon a change of control of the Company, and because the Company did not want the exercise of that right to result in renegotiation by bidders for the Company, bids should be solicited for the Company both including and excluding the Company's interest in the Mexican Joint Venture.

  On June 30, 1997 the Company issued a press release stating that the Company had hired Bear Stearns and Chase to assist the Company in considering strategic alternatives, including the possible sale of the Company. Following the issuance of the press release, Bear Stearns began to receive telephone calls from interested parties. Bear Stearns also made calls to potentially interested parties that had been identified to the Board at the meeting of June 30, 1997. The Company also entered into an engagement letter with Bear Stearns, dated June 30, 1997, pursuant to which Bear Stearns agreed to assist the Company in its consideration of those strategic alternatives.

  In August 1997, an employee of Bear Stearns who had been involved in the strategic review of the Company and the efforts to market the Company accepted a position with Lehman Brothers. To facilitate the continued dialogue with the interested parties and in order to continue to receive the benefit of this employee's work for the Company, the Company, Bear Stearns and Lehman Brothers agreed that Lehman Brothers would continue the process initiated by Bear Stearns and that Bear Stearns and Lehman Brothers each would be entitled to half of the fees provided for in the June 30, 1997 Bear Stearns engagement letter.

  During the period from June 30 to September 25, 1997, Bear Stearns, Lehman Brothers and Chase were in contact with approximately sixty companies or groups (including Parent and Westmont on a joint basis) regarding the feasibility of, and their interest in pursuing, a business combination with the Company. During that same time period, Bear Stearns and Lehman Brothers mailed to approximately forty such companies and groups (the "Preliminary Companies") a letter which described the process which the Company intended to conduct and also included a package of background materials regarding the Company. Such materials also solicited separate proposals for the Company's interest in the Mexican Joint Venture. Approximately fifteen companies expressed to Bear Stearns and Lehman Brothers significant interest in purchasing all or a portion of the Company, but none expressed an interest in purchasing the Company's interest in the Mexican Joint Venture.

  Each of the Preliminary Companies was directed to submit a written non-binding indication of interest to Lehman Brothers, including, among other things, the prices at which they might pursue a transaction, the form of payment, whether or not such indication of interest would be subject to financing, and the likely timing of the transaction. Five of the Preliminary Companies and groups (including Parent and Westmont acting jointly) (the "Interested Companies") submitted non-binding indications of interest to Lehman Brothers, of which some (including an affiliate of Mr. Royer) expressed a non-binding indication of interest to purchase only the Canadian assets and the limited-service United States hotels of the Company, of which some expressed a non-binding indication of interest to purchase the entire Company (excluding the Company's interest in the Mexican Joint Venture, but including the cash realized from the sale of the Mexican Joint Venture), of which one expressed a non-binding indication of interest to purchase only the U.S. full-service hotels, and none of which expressed a non-binding indication of interest to include the Company's interest in the Mexican Joint Venture in a purchase. In addition to the joint bid submitted by Parent and Westmont (as described below), the range of bids submitted by each of the other Interested Companies varied because each of these bids proposed to purchase different assets of the Company. Two of the Interested Companies proposed to purchase all of the Company's interest in the Canadian full-service and limited-service hotels and the U.S. limited-service hotels along with certain other assets owned by the Company for an aggregate purchase price of $145 million. Another Interested Company bid $150 million for 100% of the issued and outstanding shares of Chartwell Lodging Inc., a wholly-owned subsidiary of the Company. Finally, a fourth Interested Company bid $125 million for certain specified assets of the Company.

  At a September 25, 1997 meeting of the Board, the Board discussed the status of the efforts to sell all or a portion of the Company. At such meeting, the Board formalized the retention of Lehman Brothers. Mr. Fisher then reviewed with the Board the results of those marketing efforts and the nature of the indications of interest received from various parties. The Board discussed the various types of transactions which had been discussed with those parties and the tax and other consequences to the Company. Mr. Fisher stated that he expected formal bids to be received shortly and would convene another Board meeting to consider those bids when they were received.

  From September 1997 to November 6, 1997, certain of the Interested Companies conducted due diligence with respect to the Company. Each Interested Company was provided with access to information, oral management presentations, legal presentations and access to the facilities of the Company and its subsidiaries.

  There were two preliminary bids submitted during this period, one joint proposal by Parent and Westmont, and one by another bidder. On November 5, 1997, Mr. Fisher authorized Lehman Brothers to notify Parent and Westmont, and the other bidder (the "Final Bidding Companies"), that final and definitive proposals to acquire the Company be submitted no later than 5:00 p.m., Eastern Standard Time, on November 10, 1997. On November 10, 1997, the Company received the final and definitive proposals from the Final Bidding Companies. Both of the Final Bidding Companies submitted a bid to acquire the Company in a merger transaction (excluding the Company's interest in the Mexican Joint Venture but including the cash realized from the sale of the Company's interest in the Mexican Joint Venture). Parent and Westmont jointly offered to pay $17.00 per Share for all of the Company's outstanding Shares and Options. Parent's and Westmont's offer was not subject to its ability to obtain financing to consummate the proposed transaction. However, Parent's and Westmont's offer was subject to certain material conditions requiring the Company to take certain actions before it would consummate a transaction. The other Final Bidding Company offered an aggregate of $265 million (equal to approximately $16.83 per Share) to acquire the Company, but conditioned its proposal upon obtaining the necessary financing to consummate the proposed transaction. Such Final Bidding Company offered to deposit $10 million in escrow upon the execution with the Company of a definitive agreement which would be paid to the Company if the Final Bidding Party was unable to obtain financing. In addition, that Final Bidding Company offered to deposit in escrow an additional $5 million if it was unable to obtain a reasonably satisfactory financing commitment within 30 days of the execution of a definitive merger agreement.

  On November 11, 1997, the Board met to discuss and review, with the advice of Lehman Brothers, Bear Stearns and Chase, the bids submitted by the Final Bidding Companies. Each of Lehman Brothers and Chase presented to the Board its respective analysis of such bids, and delivered their respective oral opinions that each of such bids was fair from a financial point of view to the stockholders of the Company. The Board considered, among other things, the expense that would be incurred by the Company in order to satisfy the conditions proposed by each of the proposals submitted by the Final Bidding Companies. The Board discussed the possibility that the Final Bidding Companies could be induced to increase their bids and improve the terms of their respective proposals by relaxing the conditions set forth therein, and thereby eliminating some of the uncertainty of consummating a transaction with Parent and Westmont. Following the Board's review and discussion of the two bids, the Board authorized Mr. Fisher to negotiate with each of the two Final Bidding Companies the most favorable transaction to the stockholders of the Company. Also at the November 11, 1997 Board meeting, the Board established a special committee (the "Special Committee"), consisting of Rachel Robinson and Michael J. Kennedy, non-employee directors of the Company, in order to oversee and negotiate the proposed sale by the Company of its interest in the Mexican Joint Venture.

  After consulting with Lehman Brothers, Chase and Battle Fowler LLP, the Company's legal counsel ("Battle Fowler"), Mr. Fisher notified each of the Final Bidding Companies that neither of their bids would be accepted, and Mr. Fisher asked each of the Final Bidding Companies to submit a new bid at a higher price. On November 11, 1997, Parent and Westmont jointly submitted to the Company a revised final and definitive proposal of $17.25 per Share, which was subject to fewer conditions than their November 10, 1997 proposal. The other Final Bidding Company did not submit another bid. The Company is unaware of the reason or reasons that the Final Bidding Company did not submit a further bid. On November 11, 1997, representatives of senior management of the Company, Lehman Brothers, Chase and Battle Fowler met at Battle Fowler's offices in New York City to commence negotiations of a definitive agreement and plan of merger with Parent and its legal advisors, Paul, Weiss, Rifkind, Wharton & Garrison. Such negotiations continued in person and by telephone on a continuous basis through November 13, 1997.

  On November 13, 1997, one of the Interested Companies (not one of the Final Bidding Companies) submitted a written proposal to acquire all of the outstanding stock of the Company (but did not specify whether such bid included or excluded the purchase of the Mexican Joint Venture) at a purchase price equal to $275 million (approximately one percent (1%) higher than the aggregate consideration offered by Parent and Westmont in their final and definitive joint proposal). Additionally, on November 13, 1997, an affiliate of Mr. Royer submitted an oral bid to acquire the Company (which was not accepted by the Company), but that bid did not state the consideration to be received by the stockholders of the Company in that acquisition. Messrs. Fisher and Edelman advised each member of the Board of these bids and discussed with the Board members the fact that the Merger Agreement with Parent was almost fully negotiated and that pursuing either or both proposals might jeopardize the consummation of a transaction with Parent and Westmont, and induce Parent to withdraw its proposal. Consequently, the Board determined not to pursue these proposals.

  On November 13, 1997, the Board, pursuant to an action by written consent, unanimously authorized and approved the proposed Merger Agreement and the transactions contemplated thereby, and authorized the execution and delivery of the Merger Agreement in substantially the form attached to such written consent (with such changes as management deemed appropriate in respect of certain remaining issues which were not deemed material to the overall transaction) and determined that the Merger Agreement be submitted to a vote of the stockholders of the Company, and that the Board recommend that such stockholders approve and adopt the Merger Agreement.

  On November 13, 1997, each of Lehman Brothers and Chase delivered to Mr. Fisher, for the Board, their respective written opinions, that the consideration to be received by the stockholders of the Company pursuant to the Merger was fair from a financial point of view.

  Negotiations between members of senior management of the Company and its legal advisors and representatives of Parent and their legal advisors to finalize the remaining issues in the Merger Agreement continued through November 13, 1997. On November 13, 1997, following the resolution of such open issues, the Company, Parent and Sub executed and delivered the Merger Agreement.

  On November 13, 1997, the Special Committee had an initial meeting with Chase and Lehman Brothers.

  On November 14, 1997, the Company issued the following press release announcing the execution of the Merger Agreement:

    Whitehall to Acquire Chartwell Leisure for $17.25 per Share in Cash in a Transaction Valued at $272 Million

    NEW YORK, Nov. 14 /PRNewswire/--Chartwell Leisure Inc. (Nasdaq: CHRT-- news) today announced that it has reached an agreement in which Whitehall Street Real Estate Limited Partnership IX will acquire Chartwell for $17.25 per share in cash in a transaction valued at approximately $272 million. Chartwell has 15,741,136 of fully diluted shares outstanding.

    Whitehall, an affiliate of Goldman, Sachs & Co., is a $1.6 billion discretionary real estate investment fund that invests in real estate opportunities worldwide. The acquisition will be made in partnership with Westmont Hospitality Group, Inc., a hotel investment and management company.

    The transaction, which was unanimously approved by Chartwell's Board of Directors, is expected to close in the first quarter of 1998. The companies signed a definitive merger agreement yesterday.

    Richard L. Fisher, Chairman and Chief Executive Officer of Chartwell, said: "Today's announcement marks the end of an extensive and careful review of alternatives by Chartwell's Board of Directors, the goal of which was to maximize shareholder value. The Board firmly believes that this transaction provides Chartwell shareholders the best return on their investment in our Company."

    Completion of the transaction is subject to Chartwell shareholder approval and customary closing conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Act.

    Chartwell was advised by Lehman Brothers, Bear, Stearns & Co. Inc. and Chase Securities Inc. with regard to this transaction.

    Chartwell Leisure is a hotel owner/operator and developer. Chartwell Leisure owns, directly or with joint venture partners, 124 hotel properties in both the full-service and limited-service segments, containing approximately 11,100 guest rooms, located in 25 states and six Canadian provinces.

  On November 24, 1997, the Special Committee had a meeting with Special Counsel. At this meeting, Special Counsel reviewed with the Special Committee the Special Committee's fiduciary and other obligations, and the agreements governing the Mexican Joint Venture, the Stock Purchase Agreement, the Merger Agreement and communications between Grupo Piasa and the Company.

  On November 25, 1997, the Special Committee had a meeting with Chase and Lehman Brothers at which Chase and Lehman Brothers reported to the Special Committee on each of their analyses and valuations of the Mexican Joint Venture.

  From November 25, 1997 through December 11, 1997, a member of the Special Committee and representatives of the Special Committee had conversations and negotiated with representatives of the Mexican JV Buyer concerning the form of the transaction and the consideration to be paid to the Company by the Mexican JV Buyer.

  On November 25, 1997, Parent, Sub and Company executed an amendment to the Merger Agreement relating to payments to be made by Parent to the Company immediately prior to the Effective Time. See "THE MERGER AGREEMENT--Certain Other Covenants--Parent Payment and Related Matters."

  On December 11, 1997, a draft Stock Purchase Agreement (the "Draft JV Purchase Agreement") was agreed to by representatives of the Special Committee and the Mexican JV Buyer.

  On January 20, 1998, the Special Committee had a meeting with Special Counsel at which it reviewed the conversations and negotiations between the Special Committee and the Mexican JV Buyer, the Draft JV Purchase Agreement, a calculation of the current amount expended and accrued by the Company in connection with the Mexican Joint Venture, the nature of the opinions to be delivered by Chase and Lehman Brothers and proposed action to be taken by the Special Committee, subject to the delivery of the opinions by Chase and Lehman Brothers.

  On January 21, 1998, the Special Committee had a meeting at which it (i) determined that the sale of the Company's interest in the Mexican Joint Venture to the Mexican JV Buyer is in the best interests of the Company and is on fair and reasonable terms, no less favorable to the Company than terms that the Company and a non-affiliated person in a similar situation would agree to in an arm's length transaction, and (ii) received favorable fairness opinions from Lehman Brothers and Chase to the effect that such transaction is fair to the Company from a financial point of view.

RECOMMENDATION OF THE BOARD; FAIRNESS OF THE MERGER

  The Company. In reaching its determination that the Merger is fair to and in the best interests of stockholders, the Board consulted with the Company's management, Chase, Lehman Brothers and legal counsel. Set forth below are factors that the Board considered to be most important in reaching this determination and which support the Board's finding that the Merger is (i) fair and (ii) in the best interests of the stockholders of the Company:

    (i) the Merger was agreed to by the Board only after issuance by the Company of a press release regarding its review of strategic alternatives, significant publicity concerning the review by the Company of its strategic alternatives and the possibility of the Company being sold, the passage of a significant period of time between issuance of the press release and approval of the Merger Agreement, and contact with a large number of potential bidders over an extended period of time in a lengthy "auction" process;

    (ii) based on the advice of Chase, Lehman Brothers and Bear Stearns, the "auction" process was conducted in a fair, equitable and evenhanded manner and that third parties interested in a transaction with the Company were afforded sufficient time and knowledge to submit a proposal had they wished to do so. See "--Background of the Merger" and "--Financial Advisors; Fairness Opinion";

    (iii) a review of the possible alternatives to a sale of the Company in its entirety, including the prospects of selling one or more of the subsidiaries of the Company, conversion to a real estate investment trust, a financial restructuring of the Company, continuing to operate the Company pursuant to management's business plan, the prospects of the Company if it remained independent, the value to the Company's stockholders of such alternatives and the timing and likelihood of achieving additional value from these alternatives, and the possibility that these alternatives might not lead to a higher present value to stockholders than the value of $17.25 to be received by the holders of Shares in the Merger (see "--Background of the Merger");

    (iv) the sale of groups of assets of the Company, such as the sale of only the Canadian assets and U.S. limited-service hotels or the U.S. full-service hotels, as some preliminary bidders had proposed, would leave the Company with significant tax liabilities;

    (v) the presentations of each of Lehman Brothers and Chase, and their respective opinions as to the fairness of the consideration to be received by holders of Shares pursuant to the Merger Agreement as discussed in "-- Financial Advisors; Fairness Opinions"; and

    (vi) CL Associates and FSNL, representing 44.74% of the issued and outstanding Shares, each support the Merger.

  Set forth below are factors that the Board considered, but which it believed to be of lesser importance, in reaching this determination and which support the Board's finding that the Merger is (i) fair and (ii) in the best interests of the stockholders of the Company:

    (i) the Board's review and analysis of the Company's business, operations, financial condition, earnings and prospects, as well as the economic and competitive environments facing the Company, including all of which, as a whole, the Board believed supported its decision to pursue the Merger;

    (ii) the financial terms of the Merger, including the proposed structure of the Merger involving an all cash purchase price and the absence of any financing contingency;

    (iii) the $17.25 per Share consideration to be paid in the Merger (A) represents a premium for the Shares of approximately 8.6% over the closing price of $15 7/8 per Share on November 13, 1997, the last trading day prior to the public announcement of the execution of the Merger Agreement and (B) the per Share consideration to be paid in the Merger represents a premium of approximately 29% over the closing price of $13 3/8 per Share on June 30, 1997, the last trading day prior to the public announcement that the Company was considering strategic alternatives including a possible sale of the Company;

    (iv) the Merger Agreement permits the Company to consider unsolicited written proposals from non-affiliates (if required in the exercise of the Board's fiduciary duties to the Company or its stockholders after consultation and based upon the advice of outside legal counsel) to acquire all or a part of the Company and permits the Company to furnish information to and enter into discussions and negotiations with such parties and to terminate the Merger Agreement, subject to certain conditions, including the payment of significant fees and expenses to Parent and Sub (see "THE MERGER AGREEMENT--Effective Time," "--No Solicitation of Proposals" and "-- Termination");

    (v) pursuant to the Stock Purchase Agreement, each of CL Associates and FSNL will vote all of its respective Shares in the same proportion as the number of Shares held by stockholders of the Company other than CL Associates, FSNL and their affiliates that are voted in favor of and against the Merger;

    (vi) an entity formed by certain or all of the principals of CL Associates and FSNL proposed to purchase the Company's interest in the Mexican Joint Venture; and

    (vii) the Merger Agreement was approved unanimously by the Board.

  Set forth below are certain other material factors that the Board considered in reaching this determination and which weighed against the Board's support of the Merger:

    (i) certain members of the Company's management and Board have interests in the Merger that are in addition to and not necessarily aligned with the interests in the Merger of the holders of Shares generally;

    (ii) the possibility that if the Merger were announced but not consummated, the price of the Shares could decline significantly below the current trading price (which reflects, in part, the premium to be paid in the Merger to the holders of Shares);

    (iii) the terms of the Merger Agreement that set forth the restrictions on the conduct of the Company's business pending closing, conditions to closing and the significant fees and expenses that would become payable in the event of a termination of the Merger Agreement under certain circumstances; and

    (iv) following the Merger, the Company's stockholders will no longer be able to participate in the potential growth of the Company.

  The foregoing discussion of the information and factors considered by the Board sets forth a list of material factors considered by the Board, but is not intended to be exhaustive of all factors considered by the Board.

  THE BOARD UNANIMOUSLY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon.

FINANCIAL ADVISORS; FAIRNESS OPINIONS

 Opinion of Lehman Brothers

  In September 1997, the Company engaged Lehman Brothers to act as its financial advisor to assist in the Board's study of strategic alternatives available to the Company. Prior to this time, the Company had retained Bear Stearns and Chase for such purpose. Due to a personnel change whereby an employee of Bear Stearns who had been principally responsible for the strategic review of the Company and the efforts to market the Company moved to Lehman Brothers, Lehman Brothers agreed with Bear Stearns and the Company that Lehman Brothers would participate with Bear Stearns as financial advisor to the Company and that Lehman Brothers would render the fairness opinion previously contemplated to be rendered to the Board by Bear Stearns. Lehman Brothers acted as the Company's financial advisor in soliciting indications of interest in and proposals for a potential business combination with the Company and negotiating with interested parties, including Parent and Sub. Lehman Brothers was also engaged to render its opinion as to the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be received by the stockholders of the Company in the Merger.

  On November 11, 1997, in connection with the evaluation of the Merger Agreement and the transactions contemplated thereby by the Board, Lehman Brothers delivered its oral opinion, which opinion was subsequently confirmed in writing, that, as of November 13, 1997, and subject to assumptions, factors and limitations as described in that opinion, the consideration to be received by the stockholders of the Company in the Merger was fair, from a financial point of view, to the stockholders of the Company.

  THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS IS ATTACHED AS ANNEX B HERETO AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS MAY READ SUCH OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY OF THE OPINION OF LEHMAN BROTHERS SET FORTH HEREIN DESCRIBES ALL MATERIAL ASPECTS OF THE OPINION BUT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  No limitations were imposed by the Company on the scope of Lehman Brothers's investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to the Company, but made its determination as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Board and was rendered to the Board in connection with its consideration of the Merger Proposal and is not intended to be and does not constitute a recommendation to any Stockholder as to how such Stockholder should vote with respect to the Merger Proposal at the Special Meeting. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

  In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Merger Agreement and the terms of the Merger; (ii) publicly available information concerning the Company which Lehman Brothers believed to be relevant to its analysis; (iii) financial and operating information with respect to the business, operations, properties and prospects of the Company furnished to Lehman Brothers by the Company; (iv) a trading history of the Shares from January 1, 1996 to the present and a comparison of that trading history with those of other companies which Lehman Brothers deemed relevant;
(v) a comparison of the historical financial results and present financial condition of the Company with those of other companies which Lehman Brothers deemed relevant; (vi) an evaluation of the specific properties of the Company with respect to the sale of such properties in an orderly liquidation of the Company; and (vii) the results of efforts to solicit indications of interest and proposals from third parties with respect to a purchase of all or a portion of the businesses and/or properties of the Company.

  In addition, Lehman Brothers had discussions with the management of the Company concerning its business, operations, assets, properties, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

  In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company for the remainder of fiscal year 1997, upon advice of the Company, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company during such period and that the Company will perform substantially in accordance with such projections during such period. However, in arriving at its opinion, Lehman Brothers was not provided with and did not have any access to detailed financial projections of the Company for any period subsequent to the Company's 1997 fiscal year. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of certain of the properties and facilities of the Company and did not make or obtain any evaluation or appraisals of the assets or liabilities of the Company. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

  In connection with its opinion, Lehman Brothers performed a variety of financial and comparative analyses, as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors considered, without considering all analyses and factors considered, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions, the competitive environment in the markets in which the Company operates and other matters. Many of these assumptions are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  Analysis of Selected Relevant Publicly Traded Companies. Using publicly available information, Lehman Brothers compared selected financial data of the Company with similar data of selected publicly-traded hotel companies engaged in businesses considered by Lehman Brothers to be relevant to those of the Company. Specifically, Lehman Brothers included in its review Bristol Hotel Company, CapStar Hotel Company, Red Roof Inns, Servico Inc. and John Q. Hammons Hotels (the "Lehman Brothers Peer Group"). Lehman Brothers analyzed the trading multiples of this group of comparable companies. Lehman Brothers calculated, among other things, current market price per share (the "Market Price") as a multiple of 1997 earnings per share ("EPS") for each of the Lehman Brothers Peer Group. The 1997 EPS per share estimates were based upon the median of publicly-available earnings estimates made by research analysts as provided by First Call Investor Services. Lehman Brothers also calculated total enterprise value based upon the market value of the equity ("Market Capitalization") as a multiple of estimated 1997 earnings before interest and taxes plus depreciation and amortization ("EBITDA") for each of the Lehman Brothers Peer Group. Lehman Brothers calculated the following multiples of the Lehman Peer Group: (i) a range of 13.1x to 28.5x with a mean of 20.7x for the ratio of Market Price to 1997 estimated EPS; and (ii) a range of 6.7x to 13.9x with a mean of 9.5x for the ratio of Market Price to 1997 estimated EBITDA. Applying these multiples to the Company indicated an imputed value of the Company of $10.87 to $24.23 per fully-diluted Share.

  Because of the lack of a sufficient number of comparable companies and the inherent differences in the businesses, operations and prospects of the Company and the businesses, operations and prospects of the companies included in the Lehman Brothers Peer Group, Lehman Brothers believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of the Company and the companies in the Lehman Brothers Peer Group, which would affect the public trading values of the Company and such comparable companies.

  Real Estate Valuation Analysis. Lehman Brothers estimated the value of the real estate assets owned by the Company, as well as the value of the non-real estate franchise and management businesses owned by the

Company. Lehman Brothers calculated values of the Company's assets generally based on ranges of capitalization rates with 6.4% as the lowest capitalization rate in any range and 19.0% as the highest rate in any range applied to projected fiscal 1997 EBITDA for income producing properties, plus an adjustment for the estimated value of non-income producing property. Such capitalization rates used in this analysis were determined on the basis of several assumptions regarding factors such as a relatively constant inflation rate (between 2.0% and 4.0%), relatively stable interest rates (a yield between 5.0% and 7.5% on the 30-year U.S. Treasury bond) and the inherent business risks of the Company and the costs of equity capital (which vary according to the different investment risks of such properties). This analysis indicated an imputed equity value (defined as aggregate value minus net debt) of the Company of $16.62 to $19.14 per fully-diluted share.

  Lehman Brothers also noted that the Original Real Estate Valuation Analysis presented by Bear Stearns to the Board in June 1997 established a range of $17.22 to $19.63 per fully-diluted Share. See "SPECIAL FACTORS--Background of the Merger."

  Historical Stock Price Analysis; Premium Analysis. Lehman Brothers considered various historical data concerning the history of the trading prices for the Shares for the period from January 1, 1996 to November 12, 1997 (the last trading date prior to the execution of the Merger Agreement) and the relationship between price movements of the Shares as compared to two composite indices based upon the Lehman Brothers Hotel REIT Index (which is an index of publicly traded hotel real estate investment trusts) and upon the Lehman Brothers Peer Group for the same period. At November 10, 1997, the closing Share price of the Company was $15.875. From January 1, 1996 to November 10, 1997, the Shares under-performed both the Lehman Brothers Hotel REIT Index and an index of the Lehman Brothers Peer Group. The weighted average closing Share price for the period (which vary according to the different investment risks of such properties) January 1, 1996 through November 10, 1997, was $14.10.

  Based on the closing price of $15.875 per Share on November 10, 1997 (the last trading date prior to the execution of the Merger Agreement), the $17.25 per Share merger consideration represents an approximate 8.6% premium. Based on the closing price of $13.375 per Share on June 30, 1997 (the last trading day prior to the Company's announcement that it had retained Bear Stearns and Chase to study strategic alternatives for the Company), the $17.25 per Share merger consideration represents an approximate 29% premium. Based on the average closing Share price for the period January 1, 1996 through November 12, 1997, the $17.25 per Share merger consideration represents an approximate 22% premium.

  Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board selected Lehman Brothers because of its personnel, expertise, reputation and familiarity with the real estate and hotel industries.

  Lehman Brothers has consented to the disclosure of and references to its opinion in this Proxy Statement. As compensation for its services in connection with the Merger, the Company has agreed to pay Lehman Brothers a fee equal to $125,000 upon execution by the Company of a letter of intent, agreement in principle or definitive agreement with respect to the Merger (which represents 50% of the fee agreed to be paid by the Company to Bear Stearns as described below) and a fee upon consummation of the Merger based on the aggregate value of the consideration received by the stockholders of the Company plus the aggregate principal amount of certain indebtedness for money borrowed assumed by Parent in connection with the Merger, net of any cash received by Parent to repay such debt. The fee payable to Lehman Brothers upon consummation of the Merger is expected to total approximately $1.36 million. In addition, the Company has agreed to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Company and the rendering of its opinion.

  In the ordinary course of its business, Lehman Brothers may trade in the Shares for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

 Opinion of Chase.

  Pursuant to an engagement letter dated July 9, 1997, the Board formalized its retention of Chase to act as its financial advisor in connection with the consideration by the Company of various strategic and financial alternatives available to it to maximize stockholder value, including the possible sale of all or a portion of the Company. Chase is a nationally recognized firm and, as a part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, private placements and valuations for corporate and other purposes. The Company selected Chase as its financial advisor on the basis of Chase's experience and expertise in transactions similar to the Merger, its reputation in the lodging and investment communities, and because Chase was familiar with the Company from having previously served as an investment banker for the Company.

  On November 11, 1997, Chase delivered its oral opinion, subsequently confirmed in writing as of November 13, 1997, that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view. The amount of such consideration was determined pursuant to negotiations between the Company and Parent and Sub and not pursuant to recommendations of Chase. No limitations were imposed by the Company on Chase with respect to the investigations made or procedures followed in rendering its opinion.

  THE FULL TEXT OF CHASE'S WRITTEN OPINION TO THE COMPANY IS ATTACHED HERETO
AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF CHASE'S OPINION DESCRIBES ALL MATERIAL ASPECTS OF THE OPINION BUT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. CHASE'S OPINION IS DIRECTED TO THE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

  In connection with its opinion, Chase, among other things: (i) reviewed publicly available financial and other data with respect to the Company, including the consolidated financial statements for recent years and interim periods to September 30, 1997 and certain other relevant financial and operating data relating to the Company made available to Chase from published sources and from the internal records of the Company; (ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (iv) compared the Company from a financial point of view with certain other companies in the lodging industry which Chase deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the lodging industry which Chase deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with the management of the Company certain information of a business and financial nature regarding the Company, furnished to Chase by them, including management forecasts of the Company and its portfolio of hotel properties for 1997, and historical financial information regarding the Company's hotel properties; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Company's counsel; and (viii) performed such other analyses and examinations as Chase deemed appropriate. The opinion provided by Chase is based on the value of the entire Company, including the Mexican Joint Venture. An estimated value of $3.7 million (representing all capital contributed by the Company as of November 6, 1997 plus certain allocated corporate overhead expenses) was utilized as an estimate of the cash proceeds which were expected to be received by the Company in connection with the sale of the Mexican Joint Venture.

  In connection with its review, Chase did not assume any obligation independently to verify the foregoing information and relied on the 1997 forecasts prepared by the Company's management and provided to Chase. Chase assumed for purposes of its opinion, with the consent of the Company, that the 1997 forecasts were reasonably prepared on the basis reflecting the best available estimates and judgments of the Company's management at the time of preparation as to the future financial performance of the Company. The Company does not publicly disclose internal management forecasts of the type provided to Chase by management in connection with Chase's review of the proposed Merger. Such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Chase has assumed no liability for such forecast. Chase also assumed that there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of its last financial statements made available to Chase, except for such changes disclosed by management of the Company to Chase prior to the date of Chase's opinion. Chase relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the Merger Agreement, including the status and financial reporting of litigation involving the Company. Chase assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Exchange Act, and other applicable federal and state statutes, rules and regulations. In addition, Chase did not assume responsibility for making an independent evaluation, appraisal or environmental inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor was Chase furnished with any such appraisals. Finally, Chase's opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to Chase as of the date of its opinion. Accordingly, although subsequent developments may affect Chase's opinion, Chase did not assume any obligation to update, revise or reaffirm its opinion.

  Chase also assumed that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder.

  Set forth below is a brief summary of the report presented by Chase to the Board on November 11, 1997, in connection with its opinion.

  Marketing Summary. The Company issued a press release on June 30, 1997, stating that it had hired Bear Stearns and Chase to "help Chartwell consider strategic alternatives, including a possible sale of the Company." Subsequently, a comprehensive marketing effort on behalf of the Company was conducted.

  Comparable Company Analysis. Using public and other available information, Chase calculated the trading multiples of estimated 1997 operating earnings before interest, taxes, depreciation and amortization ("EBITDA") at which comparable lodging companies were trading on November 8, 1997. The following nine publicly traded lodging companies ("Chase Peer Group") were analyzed:
Bristol Hotel Company; Capstar Hotel Company; LaQuinta Inns, Inc.; Prime Hospitality Corp.; Servico Inc.; Boykin Lodging Company; Equity Inns Inc.; Innkeepers USA Trust and Winston Hotels Inc. Trading multiples for the Chase Peer Group based on November 8, 1997 closing stock prices resulted in a range of trading multiples from 9.0x to 13.4x estimated 1997 EBITDA. Chase evaluated the comparability of the Company relative to the Chase Peer Group and deemed certain public companies less comparable than others. Based on this analysis, Chase computed an adjusted range of public company trading multiples of 9.25x to 11.25x estimated 1997 EBITDA. Utilizing the Company's estimated 1997 EBITDA of $26.8 million, Chase imputed a range of value based on the adjusted public company trading multiples. Such analysis yielded a range of enterprise value from $248 million to $301 million, and a range of equity value from $15.37 to $18.77 per fully-diluted share. Equity value per Share for this purpose is equal to enterprise value less net debt of $31.8 million plus option proceeds divided by the 15.7 million Shares outstanding or subject to issuance.

  Comparable Transactions Analysis. To the extent information was publicly available, Chase reviewed the consideration paid in mergers and acquisitions in which the target company was deemed comparable to the Company. The following seven comparable transactions were reviewed (acquiror/target):
Sunstone Hotel Investors/Kahler Realty Corp.; Equity Inns/Hampton Inn Hotels; Capstar Hotel/Highgate Portfolio; Tiger R/E Fund/Kahler Realty; Bristol Hotel/Holiday Inns; Doubletree/Red Lion Hotels; and Accor/Motel 6. Chase analyzed the consideration in such transactions as a multiple of the target companies' operating earnings before interest, taxes, deprecation and amortization ("EBITDA") for the latest twelve months ("LTM EBITDA").

Such analysis yielded a range of LTM EBITDA multiples from 6.8x to 13.8x with a mean and median of 10.9x and 11.5x LTM EBITDA, respectively. Chase determined that certain transactions were less comparable and accordingly adjusted the range of transaction multiples. This analysis yielded a range of enterprise value from $261 million to $315 million, and equity value from $16.22 to $19.62 per fully-diluted share. Equity value per Share for this purpose is equal to enterprise value less net debt of $31.8 million plus option proceeds divided by the 15.7 million Shares outstanding or subject to issuance.

  No publicly traded company or merger transaction used in the comparable transactions analysis is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which the Company and the Merger are being compared.

  Analysis by Property/Asset. Chase reviewed financial information which was provided by the Company regarding fiscal year 1996 and 1997 estimated operational performance of each of the 121 hotel properties owned (in whole or in part) or managed by the Company and assigned an EBITDA multiple ranging from 5.0x to 12.0x to each of the hotel properties in the portfolio. Chase determined the range of EBITDA multiples which were applied to each of the Company's hotel properties based on a review of lease terms, average daily hotel rates and occupancy rates. After certain adjustments including net debt of $31.8 million on September 30, 1997, estimated franchise and other termination fees, sale proceeds from the Company's interest in the Mexican Joint Venture and other assets, this analysis yielded an equity value of $212 million to $277 million, or $15.70 to $20.49 per share. Excluded from this analysis were costs associated with liquidating the hotel portfolio. Equity value per Share for this purpose is equal to enterprise value less net debt of $31.8 million divided by 13.5 million primary Shares, excluding costs associated with liquidating the portfolio and joint ventures.

  In connection with its opinion, Chase performed procedures to reconfirm, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and on the factors considered in connection therewith.

  While the foregoing summary describes all analyses and examinations that Chase deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Chase. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Chase believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Company. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Chase's view of the actual value of the Company.

  In performing its analyses, Chase made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Chase are not necessarily indicative of the actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Chase's analysis of the fairness, from a financial point of view, of the Merger consideration to the Company's stockholders and were provided to the Company in connection with the delivery of Chase's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Chase used in its analyses various projections of future performance prepared by the management of the Company. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

  As described above, Chase's opinion and presentation to the Company were among the many factors taken into consideration by the Board in making its determination to approve, and to recommend that its stockholders approve, the Merger.

  Chase has consented to the disclosure of the references to its opinion in this Proxy Statement. Pursuant to the engagement letter dated July 9, 1997, the Company engaged Chase to act as its financial advisor in connection with the consideration by the Company of various strategic and financial alternatives available to it. As compensation for Chase's services, the Company has agreed to pay Chase a fee equal to the lesser of $1 million or 0.25% of the Merger Consideration. The fee payable to Chase upon consummation of the Merger is expected to total approximately $679,000. In addition, the Company has agreed to indemnify Chase for certain liabilities that may arise out of its engagement by the Company and the rendering of its opinion. Chase Manhattan Bank, an affiliate of Chase, is the administrative agent for the Company's credit facility which will be repaid at the Effective Time.

 Engagement of Bear Stearns.

  In connection with its engagement by the Company, Bear Stearns analyzed and discussed with the Board strategic alternatives available to the Company, including the possible sale to the Company, and assisted the Company in identifying and contacting potential acquirors of all or a portion of the Company's business. Bear Stearns was not requested to, and did not, render any opinion to the Board with respect to the fairness of the Merger. As compensation for Bear Stearns' analysis of strategic alternatives available to the Company during June 1997 the Company paid Bear Stearns a fee of $100,000. Pursuant to an engagement letter dated June 30, 1997, the Company agreed to pay Bear Stearns a fee equal to $250,000 upon execution by the Company of a letter of intent, agreement in principle or definitive agreement with respect to the Merger (of which Bear Stearns, pursuant to its agreement with the Company and Lehman Brothers to split Bear Stearns' fee with Lehman Brothers, is entitled to $125,000), and a fee (the "Merger Fee") upon consummation of the Merger based on the aggregate value of the consideration received by the stockholders of the Company plus the aggregate principal amount of certain indebtedness for money borrowed assumed by Parent in connection with the Merger, net of any cash received by Parent to repay such debt. The $250,000 fee will be credited against the Merger Fee. Based on a price for the Shares of $17.25 per Share, the fee payable to Bear Stearns upon consummation of the Merger would total approximately $1.36 million. In addition, the Company has agreed to indemnify Bear Stearns for certain liabilities that may arise out of its engagement by the Company and the rendering of its opinion.

PURPOSE AND STRUCTURE OF THE MERGER

  The purpose of the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. Parent and Westmont may enter into certain agreements by which Westmont could acquire a direct interest in Sub and thereby would hold an equity interest in the Company. See "--Certain Effects of the Merger" The acquisition of the Shares from the holders of such Shares is structured as a cash merger in order to transfer ownership of the Shares to Parent in one transaction and to provide cash to the holders of such Shares.

  The Merger has been structured as a merger of Sub with and into the Company, with the Company to be the Surviving Corporation, in order to provide flexibility with respect to certain financial, operational and tax planning considerations. After the Merger, the Surviving Corporation will be a subsidiary of Parent.

  For additional information concerning the purpose of the Merger, see "-- Background of the Merger," "--Recommendation of the Board; Fairness of the Merger" and "--Interests of Certain Persons in the Merger; Potential Conflicts of Interest" and "CERTAIN INFORMATION CONCERNING PARENT AND SUB."

CERTAIN EFFECTS OF THE MERGER

  At the Effective Time, (i) Sub will merge with and into the Company and the separate corporate existence of Sub will cease, (ii) the Surviving Corporation will be a subsidiary of Parent, (iii) all the rights, privileges, immunities, powers and franchises of the Company and Sub will vest in the Surviving Corporation and (iv) all obligations, duties, debts and liabilities of the Company and Sub will be the obligations, duties, debts and liabilities of the Surviving Corporation. The Certificate of Incorporation of the Company will be amended such that the Certificate of Incorporation of Sub in effect immediately prior to the Effective Time will be the

Certificate of Incorporation of the Surviving Corporation and the By-Laws of Sub in effect immediately prior to the Effective Time will be the By-Laws of the Surviving Corporation. Immediately after the Effective Time, the directors and officers of Sub will be the directors of the Surviving Corporation.

  Upon completion of the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, operations, properties, policies, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include changes in the Company's business, operations, policies, property portfolio, corporate structure, management and personnel. Subsequent to the Merger, Parent intends for the Company or its stockholder to take certain actions, including the transfer of certain of their assets to related entities, and the election of the Company or its stockholder to be treated as a real estate investment trust for federal income tax purposes.

  Parent presently intends to enter into management arrangements with Westmont pursuant to which Westmont would manage the day-to-day operations of the Company's facilities. In addition, it is contemplated that Westmont would acquire a minority equity interest in the Company concurrently with or following consummation of the Merger for the same cost per share paid by Parent in the Merger.

  Further, Parent is presently in discussions to sell up to an aggregate of 10% of its equity investment in the Company to Bridge Street Real Estate Fund 1998, L.P. ("Bridge Street") and Stone Street Real Estate Fund 1998, L.P. ("Stone Street") for the same cost per Share paid by Parent in the Merger, at or following the consummation of the Merger. Bridge Street and Stone Street are funds affiliated with Parent established to make investments for the benefit of certain employees, country advisors, limited partners and managing directors and their spouses of Goldman, Sachs & Co. and other operating companies of GS Group.

  In the future, Parent may seek to refinance any outstanding indebtedness of the Company, enter into new financing arrangements and incur new debt, sell equity in the Company, purchase new assets or sell some or all of the Company's existing assets. Additionally, Parent is exploring the feasibility of selling or contributing the Company's Canadian assets to an entity that would be controlled by Parent and/or Westmont.

  As a result of the Merger, the Shares will no longer be publicly traded and Parent will become the sole stockholder of the Surviving Corporation. Following the Merger, persons who were stockholders of the Company immediately prior to the Merger will no longer have an opportunity to continue their interests in the Company as an ongoing corporation and therefore will not share in its future earnings and potential growth. Trading in the Shares on NASDAQ will cease immediately following the Effective Time. At the Effective Time, the Shares will be delisted from NASDAQ. Registration of the Shares under the Exchange Act also will be terminated, as will the ongoing disclosure requirements thereunder.

  Stockholders who properly perfect their statutory appraisal rights under and in accordance with Section 262 of the DGCL will have the right to seek appraisal of their Shares. See "STOCKHOLDERS' RIGHTS OF APPRAISAL."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POTENTIAL CONFLICTS OF INTEREST

  Certain members of the Company's management and the Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of the Company generally. The Board was aware of and discussed these interests in connection with its consideration and approval of the Merger Agreement. In considering the recommendation of the Board in respect of the Merger Agreement and the transactions contemplated thereby, the stockholders of the Company should be aware of these interests which may present actual or potential conflicts of interest with respect to the Merger.

  Stock Options. Pursuant to the Merger Agreement, the Company will (a) terminate the Company's 1994 Stock Option Plan (the "Stock Option Plan") immediately prior to the Effective Time without prejudice to the rights of the holders of options (the "Options") awarded pursuant thereto and (b) except for automatic grants of Options to directors under the Stock Option Plan, grant no additional Options under the Stock Option Plan. The

Company has obtained the consent of each holder of an Option (whether or not then vested or exercisable) under the Stock Option Plan at the Effective Time to the cancellation of such holder's Options (without regard to the exercise price of such Option), to take effect immediately prior to the Effective Time. Each such consent requires the Company to pay in respect of each Option an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such Option, multiplied by the number of Shares subject to such Option, without any interest thereon (the "Option Consideration"). Notwithstanding the foregoing, payment may be withheld in respect of any Option until the consent of the holder thereof to its cancellation as contemplated hereby is obtained. The surrender of an Option to the Company will be deemed a release of any and all rights the holder had or may have had in such Option, other than the right to receive the Option Consideration in respect thereof.

  The following presents the aggregate amounts of all benefits to be received by insiders, including stay bonuses, contractual severance, moving reimbursement, consulting arrangements and option profits exercisable as a direct result of the Merger.

                                    STAY      CONSULTING      OPTION
                                  BONUSES     ARRANGEMENT   PROFITS(A)   TOTAL
                                  --------    -----------   ---------- ----------
Martin Edelman................... $300,000(b)  $250,000(c)  $1,693,125 $2,243,125
Michael Kennedy..................                              118,125    118,125
Richard L. Fisher................                            2,485,625  2,485,625
Marc E. Leland...................                              174,375    174,375
Douglas H. Verner(d).............                              430,625    430,625
Kenneth J. Weber(e)..............                              475,000    475,000
Samuel Rosenberg.................   50,000                     362,500    412,500
Rachel Robinson..................                               29,925     29,925
Guido Goldman....................                               29,925     29,925
Stephen Holmes...................                              205,275    205,275
Henry Silverman..................                            4,136,981  4,136,981
Len Howell(d)....................                              546,875    546,875
Adrian Werner(d).................                              265,000    265,000
Terrance Royer(f)................                               68,750     68,750

--------
(a) Includes currently vested and non-vested options (all options vest at the Effective Time).
(b) Up to $300,000--to be decided by the Board.
(c) Approximate--final terms have not been agreed.
(d) In addition, the Company has notified Douglas H. Verner, Executive Vice President, General Counsel and Secretary of the Company, Leonard Howell, Jr., Vice President of Development, and Adrian Werner, Vice President of Construction, that it will not renew the terms of their respective employment agreements with the Company which terminate at the end of February 1998. Accordingly, pursuant to such employment agreements, the Company is obligated to pay to Messrs. Verner, Howell and Werner, severance payments of $48,750, $37,500 and $37,500, respectively. The Company is also obligated to reimburse Mr. Howell for moving expenses in the amount of $10,000.
(e) In addition, Mr. Weber has an employment contract with the Company through March 1999.
(f) Does not include any consideration to be received by Royco, of which Mr. Royer is an executive officer and beneficial owner, if management contracts covering Canadian properties owned by the Company are terminated.

  As of the Record Date, executive officers and directors of the Company held outstanding Options as follows:

                                                                       WEIGHTED
                          NUMBER                             WEIGHTED  AVERAGE      VESTED      NON-VESTED
                            OF     OPTION            NON-    AVERAGE     NON-       OPTION        OPTION        TOTAL
NAME AND TITLE            SHARES    PRICE  VESTED   VESTED    VESTED    VESTED   CONSIDERATION CONSIDERATION   PROFIT
--------------           --------- ------- ------- --------- --------- --------- ------------- ------------- -----------
Martin L. Edelman.......    15,000 $ 16.75  15,000       --                       $    7,500                 $     7,500
Martin L. Edelman.......    15,000 $ 9.875  10,000     5,000                          73,750    $   36,875       110,625
Martin L. Edelman.......   300,000 $ 13.25 100,000   200,000                         400,000       800,000       118,125
Martin L. Edelman.......   150,000 $ 14.75     --    150,000                              --       375,000       375,000
                         ---------         ------- ---------                      ----------    ----------   -----------
                           480,000         125,000   355,000   13.40     13.84    $  481,250    $1,211,875    $1,693,125
Michael J. Kennedy......    15,000 $ 16.75  15,000       --                       $    7,500            --   $     7,500
Michael J. Kennedy......    15,000 $ 9.875  10,000     5,000                          73,750    $   36,875   $   110,625
                         ---------         ------- ---------                      ----------    ----------   -----------
                            30,000          25,000     5,000   14.00      9.88    $   81,250    $   36,875   $   118,125
Richard L. Fisher.......    15,000 $ 9.875  10,000     5,000                      $   73,750    $   36,875   $   110,625
Richard L. Fisher.......   500,000 $ 13.25 166,667   333,333                         666,668     1,333,332   $ 2,000,000
Richard L. Fisher.......   150,000 $ 14.75     --    150,000                              --       375,000   $   375,000
                         ---------         ------- ---------                      ----------    ----------   -----------
                           665,000         176,667   488,333   13.06     13.68    $  740,418    $1,745,207   $ 2,485,625
Marc E. Leland..........    15,000 $ 9.875  10,000     5,000                      $   73,750    $   36,875   $   110,625
Marc E. Leland..........    15,000 $ 13.00   5,000    10,000                          21,250        42,500   $    63,750
                         ---------         ------- ---------                      ----------    ----------   -----------
                            30,000          15,000    15,000   10.92     11.96    $   95,000    $   79,375   $   174,375
Douglas H. Verner.......    65,000 $10.625  21,667    43,333   10.63     10.63    $  143,544    $  287,081   $   430,625
Kenneth J. Weber........   100,000 $ 13.25  33,333    66,667                      $  133,332    $  266,668   $   400,000
Kenneth J. Weber........    30,000 $ 14.75     --     30,000                              --        75,000   $    75,000
                         ---------         ------- ---------                      ----------    ----------   -----------
                           130,000          33,333    96,667   13.25     13.72    $  133,332    $  341,668   $   475,000
Samuel Rosenberg........    75,000 $ 13.25  25,000    50,000                      $  100,000    $  200,000   $   300,000
Samuel Rosenberg........    25,000 $ 14.75     --     25,000                              --        62,500   $    62,500
                         ---------         ------- ---------                      ----------    ----------   -----------
                           100,000          25,000    75,000   13.25     13.75    $  100,000    $  262,500   $   362,500
Rachel Robinson.........    15,000 $16.875   5,000    10,000                      $    1,875    $    3,750   $     5,625
Rachel Robinson.........    15,000 $ 15.63     --     15,000                              --        24,300   $    24,300
                         ---------         ------- ---------                      ----------    ----------   -----------
                            30,000           5,000    25,000   16.88     16.13    $    1,875    $   28,050   $    29,925
Guido Goldman...........    15,000 $16.875   5,000    10,000                      $    1,875    $    3,750   $     5,625
Guido Goldman...........    15,000 $ 15.63     --     15,000                              --        24,300   $    24,300
                         ---------         ------- ---------                      ----------    ----------   -----------
                            30,000           5,000    25,000   16.88     16.13    $    1,875    $   28,050   $    29,925
Terrance Royer..........    25,000 $ 14.50  25,000       --    14.50      0.00    $   68,750            --   $    68,750
Stephen Holmes..........    11,900 $  0.00  10,650       --     0.00      0.00    $  205,275            --   $   205,275
Henry Silverman.........   239,825 $  0.00 239,825       --     0.00      0.00    $4,136,981            --   $ 4,136,981
                         ---------         ------- ---------                      ----------    ----------   -----------
Total Options........... 1,836,725         708,392 1,128,333                      $6,189,550     4,020,681   $10,210,231
                         =========         ======= =========                      ==========    ==========   ===========

  Sale of Mexican Joint Venture Interest. In July 1996, Chartwell Mexico Corp., a Delaware corporation and a subsidiary of the Company, entered into a joint venture, Grupo Chartwell de Mexico, S.A. de C.V. (the "Mexican Joint Venture"), with a subsidiary of Grupo Piasa, S.A. de C.V., a diversified Mexican real estate and development company ("Grupo Piasa"), for the purpose of developing and operating, or franchising others to operate, lodging facilities in Mexico under the Travelodge and Thriftlodge brand names. The Mexican Joint Venture has one hotel nearing completion with 129 rooms, representing approximately 1% of the Company's total number of rooms and hotels. In addition, it has started construction on a second hotel with 123 rooms which is expected to result in the addition of approximately 1% to the Company's total number of rooms and hotels. The Mexican Joint Venture is a party to a master license agreement (the "Master License Agreement"), dated as of September 18, 1996, with Travelodge Hotels, Inc. ("Travelodge"), a subsidiary of Cendant, pursuant to which Travelodge granted the Mexican Joint Venture an exclusive 30-year license to franchise the Travelodge system throughout Mexico. In addition, the Mexican Joint Venture has entered into a memorandum of understanding with Hilton Hotels to develop certain Hilton Hotel products in Mexico. The Mexican Joint Venture has not accounted for any of the Company's revenue and accounts for approximately 2% of the Company's assets as measured by book value.

  As described in "SPECIAL FACTORS--Background of the Merger" the Board offered to potential third-party bidders the opportunity to submit bids for the Company both including and excluding the Mexican Joint Venture. The Company did not receive any final and definitive proposals for the Company that included the Mexican Joint Venture.

  Grupo Piasa has the right to purchase the Company's interest in the Mexican Joint Venture at its fair market value in the event of a "change of control" in the Company. The Merger and the transactions contemplated by the Merger Agreement constitute a "change of control" for purposes of Grupo Piasa's right to purchase the Company's interest in the Mexican Joint Venture. Grupo Piasa has informed the Company that, as a result of the Merger, Grupo Piasa will exercise its right to acquire the Company's interest in the Mexican Joint Venture unless the Fisher, Getty and/or de Gunzberg families (or at least the Fisher family) and Martin L. Edelman acquire the Company's interest in the Mexican Joint Venture.

  No third-party bidder submitted a proposal which included the purchase of the Mexican Joint Venture. An entity, Rio Grande Partners (the "Mexican JV Buyer"), to be formed by the principals of Chartwell Leisure Associates L.P. II, a Delaware limited partnership ("CL Associates"), and FSNL LLC, a Connecticut limited liability company ("FSNL"), beneficial owners of 44.74% of the issued and outstanding Shares, will agree to purchase the Company's interest in the Mexican Joint Venture for a cash purchase price equal to 110% of all amounts expended and accrued by the Company as of the Effective Time (an amount to be not less than $3,750,000) in connection with or related to the Mexican Joint Venture and to indemnify the Company for all liabilities and expenses related to the Mexican Joint Venture. The Mexican JV Buyer will fund the purchase of the Company's interest in the Mexican Joint Venture with capital contributions from the personal funds and working capital of its equity owners. As of the date of the mailing of this Proxy Statement, the purchase price for the Company's interest in the Mexican Joint Venture would be $6,403,000, or approximately $0.475 per Share. The Company expects that this amount will increase as a result of additional expenditures and accruals by the Company in connection with the Mexican Joint Venture prior to the Effective Time, although the Company cannot predict the amount of that increase. CL Associates is a limited partnership consisting of members of the Fisher Brothers' family and a trust for the benefit of Gordon Getty and members of his family. Richard L. Fisher, Chairman and Chief Executive Officer of the Company, Martin L. Edelman, President and director of the Company, Marc
E. Leland, a director of the Company, and Arnold Fisher, a director of the Company, are beneficial owners of CL Associates. FSNL is a limited liability company owned principally by a trust for the benefit of Charles de Gunzburg. Guido Goldman, a director of the Company, is a Manager and beneficial owner of FSNL and a beneficiary of a trust that is a member of FSNL.

  Pursuant to the Merger Agreement, Parent, Sub and the Company have agreed that, as a condition of the obligations of Parent and Sub to effect the Merger, the Company will sell its interest in the Mexican Joint Venture, and such sale will be for a purchase price of not less than all amounts expended or accrued by the Company and its subsidiaries in connection with or related to the Mexican Joint Venture, which amount will in no event be less than $3,750,000 (the approximate amount expended and accrued by the Company as of the date of the Merger Agreement), and the Company will have no further obligations or liabilities with respect to its investment in the Mexican Joint Venture.

  Pursuant to the Amended and Restated Stock Purchase Agreement, dated as of March 14, 1996 (the "Stock Purchase Agreement"), by and among the Company, National Lodging Corp., CL Associates and FSNL, CL Associates and FSNL have agreed that, for so long as CL Associates, FSNL and their affiliates continue to own, in the aggregate, at least 20% of the outstanding Shares, CL Associates and FSNL will not, and will not permit any of their affiliates to, enter into any transaction or series of related transactions, or grant or consent to, or otherwise permit, any amendment to, supplement of or waiver under, any agreement or contract, with the Company or any of its subsidiaries (any of the foregoing, an "Affiliate Transaction") unless: (i) it has been determined by a committee of the Board comprised of one or more non-employee directors (the "Independent Committee") that the Affiliate Transaction is in the best interests of the Company and is on fair and reasonable terms no less favorable to the Company than terms that the Company and a non-affiliated person in a similar situation would agree to in an arms' length transaction; and (ii) if the Affiliate Transaction has a total value in excess of $10,000, the Independent Committee has received a favorable fairness opinion from an appropriate independent party relating to the transaction.

  Pursuant to the Stock Purchase Agreement, the Board has established the Special Committee, consisting of Rachel Robinson and Michael J. Kennedy, non-employee directors of the Company, who are not affiliated with CL Associates or FSNL, in order to negotiate and oversee the proposed sale by the Company of the Company's interest in the Mexican Joint Venture to the Mexican JV Buyer. The Special Committee retained the law firm of Solovay Marshall & Edlin, P.C. ("Special Counsel") to assist in the sale of the Mexican Joint Venture. Special Counsel had previously represented special committees of the Board on various transactions. Pursuant to the terms of the Stock Purchase Agreement, the Special Committee retained Chase and Lehman Brothers to advise, and render fairness opinions to, the Special Committee with respect to the sale of the Mexican Joint Venture. Rather than retain a separate independent financial adviser, the Special Committee retained Chase and Lehman Brothers because of the relatively small anticipated purchase price of the sale of the Mexican Joint Venture and their familiarity with the Company. On January 21, 1998, the Special Committee (i) determined that the sale of the Mexican Joint Venture to the Mexican JV Buyer is in the best interests of the Company and is on fair and reasonable terms, no less favorable to the Company than terms that the Company and a non-affiliated person in a similar situation would agree to in an arms' length transaction, and (ii) received fairness opinions from Lehman Brothers and Chase relating to the sale of the Mexican Joint Venture to the effect that such transaction is fair to the Company from a financial point of view. Stockholders are not being asked to vote upon the sale of the Company's interest in the Mexican Joint Venture. Stockholder approval of the Merger Agreement will not constitute an explicit or implicit approval of that transaction should there occur a subsequent challenge to the fairness of that transaction to the Company despite approval of the transaction by the Special Committee and receipt of the Lehman Brothers and Chase opinions. See "SPECIAL FACTORS--Background of the Merger"; "THE MERGER AGREEMENT--Conditions to Consummation of the Merger--Parent and Sub."

  Relationships with Cendant. Prior to November 22, 1994, the Company was a wholly-owned subsidiary of HFS, the predecessor to Cendant. On November 22, 1994, HFS distributed all of the Company's outstanding Shares to HFS' stockholders (the "Distribution"). Messrs. Edelman, Holmes and Silverman are directors of Cendant. Additionally, Mr. Edelman is a member of the Executive Committee of Cendant, Mr. Silverman is Chairman of the Board and Chief Executive Officer of Cendant, and Mr. Holmes is Vice Chairman of Cendant. Due to such commonality of management, certain conflicts of interest may exist with respect to various matters related to the consummation of the Merger. As a result of the Merger, Cendant will receive, in the aggregate, a total of $9,771,000 in repayment of a development advance and a promissory note, as described below. In addition, certain of the directors, officers and employees of Cendant hold options to purchase Shares, including Options granted under the Stock Option Plan, and will receive a total of $5,812,733 from the cancellation of those options in the Merger. Cendant may receive compensation in consideration for the consent of Travelodge, a subsidiary of Cendant (subject to Parent's approval) under the Master License Agreement (the "Master License Agreement") for the Territory of the Dominion of Canada by and between Travelodge and Chartwell Canada Hospitality Corp., a Delaware corporation and an indirect subsidiary of the Company ("Chartwell Canada"), dated as of September 30, 1996, as described below.

    Required Consent of Cendant as Condition to the Merger. The Merger Agreement provides that the obligations of Parent and Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of certain conditions. One of these conditions is that Parent and Sub will have obtained the consent or waiver of Travelodge under the Master License Agreement evidencing Travelodge's consent to the consummation of the Merger or waiving any of Travelodge's rights, if any, under such agreement relating to the consummation of the Merger, in form and substance reasonably acceptable to Parent. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger--Parent and Sub."

    Cendant Development Advance Agreement. The Company is a party to a Development Advance Agreement, dated as of October 1996 (the "Development Advance Agreement"), by and between the Company and HFS, pursuant to which HFS made a $2.8 million development advance (the

  "Development Advance") to the Company in December 1996. Pursuant to the Development Advance Agreement, the Development Advance must be repaid by the Company, without interest, on December 31, 2000, but the amount to be repaid will be reduced to the extent that hotels acquired or constructed by the Company become Cendant franchised hotels under franchise agreements of ten years or longer using any Cendant brand other than Wingate Inn. The Development Advance will be reduced on a dollar-for-dollar basis through December 31, 2000 for each dollar in initial and recurring royalty fees payable to Cendant under those new franchise agreements. As of the date of the mailing of this Proxy Statement, the amount of the Development Advance has been reduced to an amount equal to $2,771,000. The Development Advance Agreement is not, by its terms, terminable as a result of the Merger. Cendant has, however, at the request of the Company, consented to terminate the Development Advance Agreement in consideration of the payment of all amounts due to Cendant at the Effective Time.

    Cendant Distribution Agreement. On November 22, 1994, HFS, pursuant to the Distribution, distributed all of the Company's outstanding Shares to Cendant's stockholders. At the time of the Distribution, the Company and HFS agreed to reserve for future issuance and to issue Shares to certain persons (including certain current and former directors and executive officers of the Company) in connection with the exercise of then-outstanding options (the "Stapled Options") to purchase shares of HFS common stock that were granted pursuant to Cendant's 1992 Stock Option Plan (which options were adjusted in connection with the Distribution so that the holders of such options are entitled, upon exercise thereof and without the payment of any additional consideration, to receive one Share for every ten shares of HFS common stock purchased upon such exercise, subject to further adjustment in certain circumstances). For a description of the outstanding Stapled Options held by executive officers and directors of the Company as of the Record Date, see "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Potential Conflicts of Interest--Stock Options." Immediately prior to the Effective Time, the Company will pay to holders of Stapled Options an amount equal to the Merger Consideration multiplied by the number of Shares subject to such Stapled Option, without any interest thereon.

    Unsecured Note. Cendant has loaned the Company $7,000,000 pursuant to an Unsecured Note, dated as of November 20, 1996 (the "Note"). The Company has promised to repay to Cendant the principal sum of $7,000,000 with interest thereon commencing January 1, 1997. Interest on the principal balance is due and payable semi-annually at 6%. Consecutive yearly installments of $1,000,000 each are due and payable on January 1, 1999 and on the first day of each January thereafter until the maturity date of the Note, on January 1, 2005. The Merger Agreement provides that prior to the Effective Time, the Company will repay in full the outstanding amount of the Note. The Merger Agreement provides that the obligation of the Parent and Sub to effect the Merger is subject to pre-payment of amounts outstanding under the Note prior to the Effective Time.

    Financing Agreement. Pursuant to a financing agreement (the "Financing Agreement") entered into between the Company and Cendant, Cendant agreed to extend up to $75 million in guarantees, security and other credit enhancements ("Future Guarantees") to secure the Company's credit facilities ("Future Facilities") until February 28, 2003. The terms and conditions of each Future Facility and each Future Guaranty are required to be reasonably satisfactory to Cendant. Pursuant to the Financing Agreement, Cendant has guaranteed $75 million of the Company's $80 million Credit Facility. The Financing Agreement requires the Company to pay Cendant an annual fee equal to $1.5 million. The Company is a party to a Credit Facility among the Company, Chartwell Canada Corp., which is a subsidiary of the Company, the Chase Manhattan Bank, as Administrative Agent, the Bank of Nova Scotia, as Syndication Agent; and certain other banks from time to time parties thereof (the "Credit Facility"). The Merger Agreement provides that the obligation of the Parent and Sub to effect the Merger is subject to the termination of the Financing Agreement without the payment of any amounts by the Company or any of its subsidiaries.

  Relationships with Terrance E. Royer. Terrance E. Royer, Chief Operating Officer of the Company, is an executive officer and beneficial owner of Royco Hotels & Resorts Ltd., a corporation incorporated under the laws of Canada ("Royco"). Royco, the Company, Chartwell Canada, and Chartwell Lodging Inc., a California corporation and a wholly-owned subsidiary of the Company, are parties to an Amended and Restated Management Services and Franchise Development Agreement, as amended (the "MSFDA"), pursuant to which, among other things, Royco agreed, on behalf of the parties to the MSFDA, to (i) develop new hotel and resort management business for the parties to the MSFDA with respect to certain Canadian hotels and resorts; (ii) develop, promote and service the Travelodge and Thriftlodge franchise business for the Company in Canada under the Master License Agreement; and (iii) manage the Company's Canadian hotels and provide ongoing management assistance for the Company's U.S. hotels. Additionally, Mr. Royer, through an affiliate of Mr. Royer, submitted a written proposal to acquire the Canadian full-service and limited service hotels and U.S. limited service hotels for a purchase price of $145 million, subject to a $5 million holdback to secure the Company's representations, warranties, covenants and indemnities in the asset purchase agreement. Another affiliate of Mr. Royer subsequently submitted an oral bid on the day the Board approved the Merger Agreement to acquire the Company, but that bid did not state a proposed acquisition price. See "SPECIAL FACTORS--Background of the Merger" and "-- Interests of Certain Persons in the Merger; Potential Conflicts of Interest."

  On July 1, 1997, Royco entered into an agreement with the Company, pursuant to which the Company agreed to pay Royco, among other things, the sum of $150,000 upon the completion of the sale of the Shares or the sale of the Company's hotels managed by Royco.

  Vote of CL Associates and FSNL. CL Associates and FSNL beneficially own 44.74%, of the issued and outstanding Shares. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

  Pursuant to the Stock Purchase Agreement, CL Associates and FSNL have agreed that, if at any time prior to August 8, 1999, the Company proposes to sell all or substantially all of its assets, to merge or consolidate with any other entity, or to cause the liquidation or dissolution of the Company (each, a "Triggering Event"), and the Company submits the Triggering Event to a vote of its stockholders, then each of CL Associates and FSNL will vote all of its respective Shares entitled to vote on that matter in favor of and against the Triggering Event in the same proportion as the numbers of Shares held by stockholders of the Company other than CL Associates, FSNL and their affiliates ("Nonaffiliated Shares") voted in favor of and against the Triggering Event.

  Therefore, with respect to the Merger, CL Associates and FSNL will vote their respective Shares in the same proportion as the number of Shares held by stockholders of the Company other than CL Associates, FSNL and their affiliates ("Nonaffiliated Shares") voted in favor of and against the Merger. The number of Nonaffiliated Shares voted in favor of the Merger plus the same number of Shares held by CL Associates and FSNL that are required to be voted in favor of the Merger must equal a majority of the Shares entitled to vote on the Merger in order for the Merger Agreement to be approved and adopted.

  Consulting and Employment Agreements. Parent and Sub intend to enter into a one year consulting agreement with Mr. Edelman following the consummation of the Merger pursuant to which Mr. Edelman will provide certain consulting services to Parent and Sub and will receive a consulting fee of up to $250,000. The final terms and conditions of such consulting agreement have not yet been negotiated. The Company is a party to an employment agreement with Kenneth J. Weber, Chief Financial Officer of the Company, pursuant to which Mr. Weber receives an annual base salary of $250,000, an annual bonus of $50,000 and an automobile allowance of $1,000 per month, expiring in March 1999. That agreement is not terminable as a result of the Merger. No other directors or executive officers of the Company will serve as consultants to or be employed by Parent or its subsidiaries after the Effective Time.

  Relationships with Mr. Edelman. Mr. Edelman is of counsel to Battle Fowler LLP, a New York City law firm that is representing the Company in various matters, including the Merger Agreement and the Merger, and has represented the Company and certain affiliates of the Company in the past with respect to various legal matters.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Pursuant to the Merger Agreement, Parent, Sub and the Company have agreed that the certificate of incorporation and by-laws of the Surviving Corporation contain the provisions with respect to indemnification set forth in the certificate of incorporation and by-laws of the Company on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law.

  The Company will, and from and after the Effective Time, Parent and the Surviving Corporation will, indemnify, defend and hold harmless each person who is, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of the Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case, to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law, subject to the receipt of an undertaking contemplated by Section 145(e) of the DGCL to refund such advances if it is determined that the Indemnified Party was not entitled thereto).

  For a period of three years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time; provided, that Parent will only be obligated to maintain such insurance in such scope and amount as is available at annual premiums during such period not in excess of 150% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of the Merger Agreement.

  The obligations of the Company, Parent and the Surviving Corporation are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and will be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. See "THE MERGER AGREEMENT--Directors' and Officers' Insurance and Indemnification."

ACCOUNTING TREATMENT OF THE MERGER

  The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Sub in connection with the Merger will be allocated to the Company's assets and liabilities based on their fair market values, with any excess being treated as goodwill. The assets and liabilities and results of operations of the Company will be consolidated into the assets and liabilities and results of operations of Parent subsequent to the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS

  In general, under the Code, the receipt of cash by a stockholder pursuant to the Merger or pursuant to the exercise of stockholders' rights of appraisal will be a taxable event for such stockholder for federal income tax purposes and may also be a taxable event under applicable local, state and foreign tax laws. Generally, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between (i) the amount of cash that he or she has received, and (ii) the tax basis in the Shares surrendered in exchange therefor. Such gain or loss will be capital gain or loss (if the Shares are held as a capital asset). Such gain or loss must be calculated separately for each block of Shares (e.g., Shares acquired at the same price in a single transaction) held by the stockholder. Stockholders will not be entitled to use the installment method to report any gain with respect to the exchange of the Shares because the Shares are publicly traded.

  The discussion of federal income tax consequences described in the preceding paragraph includes the material tax consequences to the stockholders of the Company, but does not discuss all aspects of federal income taxation that may be relevant to a stockholder and may not apply to (i) Shares acquired upon exercise of incentive stock options, non-qualified stock options or otherwise as compensation; (ii) certain tax-exempt stockholders; (iii) stockholders that are subject to special tax provisions, such as banks and insurance companies;
(iv) certain nonresident aliens and foreign corporations; and (v) stockholders who do not hold the Shares as a capital asset within the meaning of Section 1221 of the Code.

  A stockholder may be subject to information reporting and to backup withholding at a rate of 31% of all amounts paid to the stockholder, unless such stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements under the Code. THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROXY STATEMENT. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX
LAWS).

                          SOURCE AND AMOUNT OF FUNDS

  Parent estimates that approximately $280 million will be required, prior to the completion of the Merger, to (i) pay the aggregate Merger Consideration,
(ii) pay the holders of outstanding Options, the Option Consideration, (iii) pay to holders of outstanding Stapled Options an amount equal to the Merger Consideration multiplied by the number of Shares subject to such Stapled Option, and (iv) pay the other expenses related to the Merger.

  Parent will obtain the necessary funds for the Merger from (i) capital contributions from its limited partners (which contributions such limited partners are contractually required to make at Parent's request) and (ii) a loan from the GS Group and/or loans from other lenders. If arrangements with Westmont are effected prior to the Merger, Westmont could contribute a portion of such funds.

                       STOCKHOLDERS' RIGHTS OF APPRAISAL

  Pursuant to Section 262 of the DGCL, any holder of Shares who does not wish to accept the consideration to be paid pursuant to the Merger Agreement may dissent from the Merger and elect to have the fair value of such stockholder's Shares (the "Dissenting Shares") (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section
262. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex D to this Proxy Statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Shares as to which appraisal rights are asserted.

  Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation must notify each of its stockholders that appraisal rights are available, and must include in such notice a copy of Section 262. This Proxy Statement constitutes such notice to stockholders of the Company. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully Annex D to this Proxy Statement because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the Shares, the Company believes that stockholders who consider exercising such rights should seek the advice of counsel.

  Any holder of Shares wishing to exercise the right to dissent from the Merger and demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

    (i) Such stockholder must deliver to the Company a written demand for appraisal of such stockholder's shares before the vote on the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement; merely voting against, abstaining from voting or failing to vote in favor of approval and adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262.

    (ii) Such stockholder must not vote for approval and adoption of the Merger Agreement. A failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreement, by proxy or in person, or the return of a signed proxy that does not specify a vote against approval and adoption of the Merger Agreement or a direction to abstain in connection with the proposal, will constitute a waiver of such stockholder's right of appraisal and will nullify any previously filed written demand for appraisal because, in the absence of express contrary instructions, such Shares will be voted in favor of the proposal. Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of such stockholder's Shares must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger Agreement, or (ii) check either the "Against" or the "Abstain" box next to the Proposal on such card or vote in person against the proposal or register in person an abstention with respect thereto.

    (iii) Such stockholder must continuously hold such shares from the date of making the demand through the Effective Time. Accordingly, a stockholder who is the record holder of Shares on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the Effective Time will lose any right to appraisal in respect of such Shares.

  A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of Shares owned and that such stockholder intends thereby to demand appraisal of such stockholder's Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more other beneficial owners while not exercising such rights with respect to the Shares held for one or more beneficial owners; in such case, the written demand should set forth the number of Shares as to which appraisal is sought, and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner. Stockholders who hold their Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

  A stockholder who elects to exercise appraisal rights should mail or deliver a written demand to: Chartwell Leisure Inc., 10 Rockefeller Plaza, Suite 1250, New York, New York 10020, Attention: Secretary.

  Within ten days after the Effective Time, the Surviving Corporation must give written notice that the Merger has become effective to each stockholder who has complied with Section 262. Any stockholder who has complied with
Section 262 and is entitled to appraisal rights may, within 20 days after the date of mailing such notice, demand in writing from the Surviving Corporation the appraisal of such stockholder's Shares. Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Shares held by all dissenting stockholders. Neither the Company nor Sub presently intends to file such a petition, and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such Shares. Accordingly, stockholders who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as the Surviving Corporation has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the Effective Time (or at any time thereafter with the written consent of the Surviving Corporation), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the consideration provided in the Merger Agreement.

  Pursuant to the Merger Agreement, the Company has agreed to give Sub prompt notice of any demands for appraisal of Shares received by the Company, and, prior to the Effective Time, (i) Sub will have the right to participate in all negotiations and proceedings with respect to such demands and (ii) the Company will not, except with the prior written consent of Sub, make any payment with respect to, or offer to settle, any such demands. See "THE MERGER AGREEMENT-- Dissenting Shares."

  Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of Shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The Surviving Corporation must mail such statement to the stockholder within 10 days of receipt of such request.

  If a petition for an appraisal is timely filed, after a hearing on such petition the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the Shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES AND THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

  In determining fair value, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."
Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

  Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of Shares as of a record date prior to the Effective Time).

  At any time within 60 days after the Effective Time, any stockholder who has demanded appraisal rights will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, or if such stockholder has withdrawn such demand for appraisal as discussed in the preceding sentence, such stockholder's rights to appraisal will cease, and all holders of Shares will be entitled to receive the Merger Consideration. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Surviving Corporation a written withdrawal of such stockholder's demand for appraisal and acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (ii) no appraisal proceeding in the Delaware Chancery Court will be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

  FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                             THE MERGER AGREEMENT

  The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. References to sections herein refer to the corresponding sections in the Merger Agreement. Capitalized terms not otherwise defined in this Proxy Statement or in the following summary have the respective meanings set forth in the Merger Agreement.

EFFECTIVE TIME

  The Merger will become effective, and the Effective Time will occur, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL or at such later time as specified in such certificate. Such filing will be made contemporaneously with or as promptly as practicable following the closing date under the Merger Agreement, which will take place as soon as practicable following the last to be satisfied or waived of all of the conditions set forth in the Merger Agreement (other than the delivery of certain bring-down certificates), or such other time as agreed to in writing by the Company, Parent and Sub (the "Closing Date"). There can be no assurance as to if or when the Merger will be consummated. If the Merger has not been consummated on or prior to May 15, 1998, the Merger Agreement may be terminated by either the Company or Parent, unless there has been a material breach of its obligations under the Merger Agreement. See "-- Conditions to Consummation of the Merger" and "--Termination." (SECTIONS 1.1, 1.2, 1.3 AND 8.1)

MERGER CONSIDERATION; CONVERSION OF SHARES

  At the Effective Time, each Share (other than Dissenting Shares and Shares issued and outstanding immediately prior to the Effective Time held by the Company, Parent, Sub or any other subsidiary of Parent) will be converted into the right to receive the Merger Consideration. See "--Procedure for Payment." All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of Shares will cease to have any rights with respect thereto (including, without limitation, the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of certificates representing such Shares. (SECTION 3.1)

STOCK OPTIONS

  Immediately prior to the Effective Time, the Company will (i) terminate the Company's 1994 Stock Option Plan (the "Stock Option Plan") without prejudice to the rights of the holders of options (the "Options") awarded pursuant thereto and (ii) except for automatic grants of Options to directors of the Company under the Stock Option Plan, grant no additional Options under the Stock Option Plan. The Company will obtain the consent of each holder of an Option (whether or not then exercisable) under the Stock Option Plan at the Effective Time to the cancellation of such holder's Options (without regard to the exercise price of such Option), to take effect immediately prior to the Effective Time. Each such consent will require the Company to pay in respect of each Option, an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such Option, multiplied by the number of Shares subject to such Option, without any interest thereon (the "Option Consideration"). Notwithstanding the foregoing, payment may be withheld in respect of any Option until the consent of the holder thereof to its cancellation as contemplated thereby is obtained. The surrender of an Option to the Company will be deemed a release of any and all rights the holder had or may have had in such Option, other than the right to receive the Option Consideration in respect thereof. (SECTION 2.2)

PROCEDURE FOR PAYMENT

  Prior to the Effective Time, Parent will deposit or cause to be deposited with or for the account of the Paying Agent for the benefit of the stockholders cash in an aggregate amount sufficient to pay the Merger Consideration

(hereinafter referred to as the "Payment Fund"). For purposes of determining the Payment Fund, Parent will assume that no stockholder will perfect his right to appraisal of his Shares. Promptly after the Effective Time but in no event later than five business days after the Effective Time, Parent will mail or cause the Paying Agent to mail to each holder of record a certificate or certificates, which immediately prior to the Effective Time evidenced outstanding Shares (the "Certificates"), a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor cash in an amount equal to the product of (x) the number of Shares theretofore represented by such Certificate and (y) the Merger Consideration, and, in either case, the Certificate so surrendered will forthwith be canceled. No interest will be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such tax has been paid or is not applicable.

  STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. STOCKHOLDERS SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED PROXY.

  The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of the Merger Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At and after the Effective Time, there will be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates will be canceled and exchanged for cash as provided in the Merger Agreement. At the close of business on the day of the Effective Time, the stock ledger of the Company will be closed.

  The Paying Agent will invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million; and any net earnings with respect to the Payment Fund will be the property of and paid over to Parent as and when requested by Parent; provided, however, that any Taxes payable with respect to the Payment Fund will be the sole obligation and liability of Parent; provided, further that any such investment or any such payment of earnings will not delay the timely receipt by holders of Certificates of the Merger Consideration or otherwise impair such holders' respective rights hereunder.

  Any portion of the Payment Fund which remains undistributed to the holders of Certificates for 365 days after the Effective Time will be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with the terms of the Merger Agreement will thereafter (subject to the terms of the Merger Agreement, abandoned property, escheat and other similar laws) look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

  None of Parent, Sub, the Surviving Corporation or the Paying Agent will be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates will not have been surrendered prior to the time which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any governmental entity, any amounts payable in respect of such certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares, Options or Certificates such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to such holders in respect of which such deduction and withholding was made by Parent. (SECTION 3.1)

DISSENTING SHARES

  The Merger Agreement provides that Shares issued and outstanding immediately prior to the Effective Time and held by a stockholder (if any) who has not voted in favor of the Merger or consented thereto in writing and who has the right to and has properly delivered a demand for appraisal in accordance with
Section 262 of the DGCL (or any successor provision) will not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. See "STOCKHOLDERS' RIGHTS OF APPRAISAL." The Merger Agreement further provides that, if after the Effective Time, any such stockholder fails to perfect or loses any such right to appraisal, such Dissenting Shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with terms of the Merger Agreement. Notwithstanding anything to the contrary contained herein, if the Merger is rescinded or abandoned, then the right of any holder to be paid the fair value of such holder's Dissenting Shares will cease. The Company has agreed in the Merger Agreement to give Parent prompt notice of any demands for appraisal received by the Company and any withdrawal of such demands, and Parent will have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, make any payment with respect to, or offer to settle or settle, any such demands. (SECTION 2.1)

CERTAIN REPRESENTATIONS AND WARRANTIES

  The Company. Pursuant to the Merger Agreement, the Company has made representations and warranties to Parent and Sub regarding, among other things, (i) the Company's organization, standing and power, (ii) the Company's capital structure, (iii) the Company's authority and noncontravention, (iv) certain filings with the SEC, (v) the accuracy of information contained in this Proxy Statement and certain other SEC filings relating to the transactions contemplated by the Merger Agreement, (vi) the absence of certain changes or events and the absence of undisclosed material liabilities, (vii) collective bargaining, employment agreements and labor matters, (viii) employee benefits matters, (ix) taxes, (x) the required vote of the Company's stockholders in connection with approval of the Merger Agreement and the transactions contemplated thereby, (xi) the Company's compliance with applicable laws, (xii) opinions of Lehman Brothers and Chase, (xiii) brokers,
(xiv) litigation, (xv) material contracts, (xvi) unlawful payments and contributions, (xvii) real property, (xviii) the absence of an anti-takeover plan and the inapplicability of state takeover statutes to the Merger and the Merger Agreement, (xix) insurance, (xx) affiliate transactions and (xxi) the disclosure schedules of the Merger Agreement. (SECTION 4.1)

  Parent and Sub. Pursuant to the Merger Agreement, Parent and Sub have made representations and warranties to the Company regarding, among other things,
(i) Parent's and Sub's organization, standing and power, (ii) Parent's and Sub's authority and noncontravention, (iii) the accuracy of information supplied by Parent and Sub, contained in this Proxy Statement and certain other SEC filings relating to the transactions contemplated by the Merger Agreement, (iv) the ownership structure and purpose of Sub and (v) brokers. (SECTION 4.2)

CONDUCT OF BUSINESS PENDING THE CLOSING

  The Merger Agreement provides that, except as previously disclosed by the Company in the disclosure schedules to the Merger Agreement to Parent and Sub, or as expressly contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause its Subsidiaries to, act and carry on their respective businesses (including businesses conducted through the Company's joint ventures) in the ordinary course of business consistent with past practice and use their reasonable best efforts to preserve intact their current business organizations (and the Company's joint ventures), keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them, and to that end, without limiting the generality of the foregoing, except as expressly contemplated by the Merger Agreement, the Company will not, and, except as previously disclosed by the Company in the disclosure schedules to the Merger Agreement to Parent and Sub (subject, only where expressly stated therein, to the consent of Parent), will not permit any of its Subsidiaries to, without the prior written consent of Parent:

    (a) (i) except for a direct or indirect wholly-owned Subsidiary of the Company, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock, (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

    (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Options outstanding on the date of the Merger Agreement and except for automatic grants of options to directors of the Company under the Stock Option Plan;

    (c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

    (d) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person (other than any wholly-owned Subsidiary) or except in the ordinary course of business consistent with past practice, acquire, lease or agree to manage any assets or properties;

    (e) directly or indirectly sell, lease, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets (including stock or other ownership interests in any properties or Subsidiaries), other than in the ordinary course of business consistent with past practice, except for the sale of (i) the stock of Chartwell Mexico Corp. or (ii) the Company's interest in Grupo Chartwell de Mexico, S.A. de C.V.;

    (f) purchase or sell any real property or other material asset or enter into any agreement to purchase or sell the same;

    (g) modify the terms of, terminate or fail in any material respect to comply with the terms of any lease, franchise agreement or joint venture agreement, or enter into any new lease, franchise agreement or joint venture agreement;

    (h) undertake any material construction or alteration with respect to any Asset;

    (i) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any Subsidiary of the Company, (ii) issue or sell any debt securities or warrants or other rights to acquire debt securities or (iii) make any loans or advances to any other person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company and other than routine advances to employees consistent with past practice, and except, in the case of clause (i), for borrowings under existing credit facilities in the ordinary course of business;

    (j) make any tax election or settle or compromise any income tax liability of the Company or of any of its Subsidiaries. The Company will, before filing or causing to be filed any tax return of the Company or any of its Subsidiaries, consult with and obtain the approval of Parent and its advisors as to the positions and elections that may be taken or made with respect to such return;

    (k) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (i) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the required reports, schedules, forms, statements and other documents filed by the Company with the Commission since January 1, 1996 filed and publicly available prior to the date of this Merger Agreement or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (ii) the repayment of outstanding indebtedness under the Company's existing credit facilities;

    (l) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any of the Company's existing employee benefit plans, except for stay, severance and other bonus payments, and as may be required under existing agreements (including collective bargaining agreements) or normal, regularly scheduled increases in nonofficer employees consistent with past practices or as required by law such that all severance, bonus or stay payments, together with severance payments will not exceed $1,000,000 in the aggregate;

    (m) other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted by the Merger Agreement, enter into or amend any employment, consulting, severance or similar agreement;

    (n) waive any claims or rights other than in the ordinary course of doing business so long as such claims or rights do not either (i) have a value in excess of $500,000 in the aggregate or (ii) are with respect to affiliates of the Company;

    (o) make any change in any method of accounting or accounting practice or policy except as required by any changes in GAAP;

    (p) incur, enter into, amend, modify or terminate any material commitment, contract or agreement (including with respect to any management agreements, leases, capital expenditures or purchases of assets);

    (q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or any agreement relating to an Acquisition Transaction Proposal (as hereinafter defined) (other than as expressly permitted by the Merger Agreement);

    (r) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, or amend, modify or terminate any agreement, arrangement or understanding with, directly or indirectly, any of the Company's affiliates, officers or directors, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate, officer or director or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, other than pursuant to such agreements, arrangements, or understandings existing on the date of the Merger Agreement and as previously disclosed by the Company in the disclosure schedules to the Merger Agreement to Parent and Sub, other than the sale of the Mexican Joint Venture;

    (s) close, shut down, or otherwise eliminate any of the Company's hotel properties; or

    (t) authorize any of, or commit or agree to take any of, the foregoing actions. (Section 5.1)

NO SOLICITATION OF PROPOSALS

  Unless the Merger Agreement is terminated in accordance with the terms thereof, the Merger Agreement prohibits the Company, its Subsidiaries, any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the

Company or any of its Subsidiaries), from, directly or indirectly, initiating, soliciting or encouraging (including by way of furnishing non-public information), or entering into, or maintaining or continuing discussions or negotiating with any person in furtherance of, an Acquisition Transaction (as defined below); provided, however, that nothing in the Merger Agreement will prohibit the Board from furnishing information to, or entering into discussions or negotiations with, any person (other than an affiliate of the Company) that makes an unsolicited written proposal for an Acquisition Transaction Proposal after the date hereof, if the Board, after consultation with and based upon the advice of outside legal counsel, determines in good faith that the failure to engage in such negotiations or discussions, or disclose such non-public information, would be reasonably expected to be a breach of, or would be inconsistent with, the fiduciary duties of the Board of the Company under applicable law, and prior to taking such action, the Company provides written notice to Parent within 24 hours of receipt of any such proposal to the effect that it is taking such action (which notice will identify the nature and material terms of the proposal and the person or persons making the same). The Company will promptly deliver to Parent a copy of any Acquisition Transaction Proposal and promptly notify Parent of any indication that any person is considering making an Acquisition Transaction Proposal or of any request for non-public information relating to the Company or its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries, by any person that may be considering making, or has made, an Acquisition Transaction Proposal and will keep Parent fully and timely informed of the status of the same. For purposes of this Proxy, "Acquisition Transaction" means a transaction involving any of the following (other than the transactions contemplated by the Merger Agreement with Parent or Sub) involving the Company or any of its Subsidiaries: (v) any direct or indirect acquisition or purchase of more than 10% of any class of equity securities of the Company; (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;
(x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets (other than immaterial assets) of the Company or any of its Subsidiaries in a single transaction or series of related transactions; or (y) any tender offer or exchange offer for 25 percent or more of the outstanding shares of capital stock of the Company. An "Acquisition Transaction Proposal" means any offer or proposal for, or any indication of interest in, an Acquisition Transaction. This paragraph does not prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders or making such disclosure as, in each case, may be required under applicable law; provided that the Company will not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Transaction Proposal except as expressly permitted above. The Company agrees not to, in connection with an Acquisition Transaction Proposal, (x) furnish any information to any third party unless such third party signs a confidentiality agreement no less favorable to the Company than the confidentiality agreements signed by affiliates of Parent and
(y) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, unless the Board has determined in good faith, after consultation with and based upon the advice of outside legal counsel, that failing to release such third party or waive such provisions would be reasonably expected to be a breach of, or would be inconsistent with, the fiduciary duties of the Board of the Company under applicable law. (SECTION 6.7)

DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION

  The Merger Agreement provides that the certificate of incorporation and by-laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the certificate of incorporation and by-laws of the Company on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law.

  The Company will, and from and after the Effective Time, Parent and the Surviving Corporation will, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of the Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to the Merger Agreement or the transactions contemplated hereby, in each case, to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law, subject to the receipt of an undertaking contemplated by Section 145(e) of the DGCL to refund such advances if it is determined that the Indemnified Party was not entitled thereto).

  Without limiting the foregoing, the Merger Agreement provides that in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective
Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and Parent and the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, Parent and the Surviving Corporation) will pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter; provided that neither the Company, Parent nor the Surviving Corporation will be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, will notify the Company (or after the Effective Time, Parent and the Surviving Corporation) (but the failure so to notify will not relieve a party from any liability which it may have under the Merger Agreement except to the extent such failure prejudices such party), and will deliver to the Company (or after the Effective Time, Parent and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Company, Parent and Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, will survive the Merger and continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period will continue until the disposition of such Indemnified Liabilities.

  For a period of three years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time; provided, that Parent will only be obligated to maintain such insurance in such scope and amount as is available at annual premiums during such period not in excess of 150% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of the Merger Agreement.

  The foregoing provisions are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and will be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. (SECTION 6.5)

CERTAIN OTHER COVENANTS

  Parent Payment and Related Matters. Notwithstanding anything in the Merger Agreement to the contrary, at or prior to the Closing, the Company may make any of the payments set forth under "sources and uses" in the written disclosure schedules previously delivered by the Company to Parent and Sub. Immediately prior to the Effective Time (so long as the conditions to Closing set forth in the Merger Agreement have been satisfied or waived), Parent or Sub will deliver or cause to be delivered to the Company cash, by wire transfer of immediately available funds, in an amount equal to the amount of the then outstanding indebtedness owed under the Credit Facility (as hereinafter defined) after giving effect to amounts, if any, paid to the administration agent by or on behalf of Parent and Sub immediately prior to the Effective Time in satisfaction of indebtedness owed under the Credit Facility, but in no event more than the sum of (i) $25,976,000; plus (ii) $3,200,000, but only if the sale of the real property located at 28 SouthWest Freeway, Houston, Texas has not occurred; plus (iii) $1,800,000, but only if the sale of the real property located at SWC 202 Freeway and 44th Street, Phoenix, Arizona has not occurred; plus (iv) amounts expended by the Company with respect to the extraordinary capital expenditures, or other extraordinary expenditures, in each case, as previously disclosed by the Company in the disclosure schedules to the Merger Agreement to Parent and Sub; plus (v) $2,500,000.00, plus (vi) (to the extent it is a positive number) or minus the absolute value of (to the extent it is a negative number), the Hedge Amount (as defined below) minus cash on hand, if any, of the Company at the Effective Time. In addition, at the Effective Time, Parent will, or will cause the Surviving Corporation to pay the Option Consideration on behalf of the Company. For purposes of the Merger Agreement, the term "Hedge Amount" means the amount determined by subtracting (x) $64,392,867 from (y) the U.S. dollar equivalent (determined immediately prior to the Effective Time) of 91 million Canadian dollars (based on the most recent exchange rate appearing on Reuters Screen page FWEC available immediately prior to the Effective Time). (SECTION 6.12)

  Access to Information; Confidentiality. The Merger Agreement provides that the Company will, and will cause each of its Subsidiaries to, afford to Parent and to Parent's officers, employees, counsel, financial advisors and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its owned and leased properties (including as required to perform any environmental studies or reviews of such properties), books, contracts, commitments, tax returns, personnel and records and, during such period, the Company will, and will cause each of its Subsidiaries to, furnish as promptly as practicable to Parent, its counsel, financial advisors and other representatives, such information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Any such access or investigation will not affect the representations or warranties made by the Company contained in the Merger Agreement. Except as required by law, Parent and the Company will hold, and will cause their respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other party in confidence in accordance with the Confidentiality Agreement, dated August 14, 1997, by and between the Company and Parent. (SECTION 6.3)

  Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in the Merger Agreement, each of the parties thereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including the satisfaction of the respective conditions set forth in the Merger Agreement; provided, however, that nothing in the Merger Agreement will obligate the Company or its Subsidiaries to sell, transfer or otherwise dispose of any of their respective assets to cause a termination of the waiting period under the HSR Act or the Canadian Acts. (SECTION 6.4)

  Consents, Approvals and Filings. The Company and Parent will make and cause their respective Subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act, the Canadian Acts and the Exchange Act in order to facilitate prompt consummation of the Merger and the other transactions contemplated by the Merger Agreement. In addition, the Company and Parent will each use their reasonable best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by the Merger Agreement; (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of governmental entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement; and (iii) to cause a termination of the waiting period under the HSR Act and Canadian Acts without the entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated thereby at as early a date as possible. Each of the Company and Parent will use reasonable efforts to provide such information and communications to governmental entities as such governmental entities may reasonably request.

  Each of the parties thereto will provide to the other party copies of all applications in advance of filing or submission of such applications to governmental entities in connection with the Merger Agreement, and copies of all correspondence with such governmental entities, and will keep all the parties timely apprised of the status of the foregoing. (SECTION 6.8)

  Public Announcements. The Merger Agreement also provides that Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, Commission filing or other public statements with respect to the transactions contemplated by the Merger Agreement, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or automated quotation system. (SECTION 6.6)

  Name Changes. At or promptly after the Effective Time, the Merger Agreement provides that Parent and Sub will change the name of the Company, and such name will not contain the word or words "Chartwell" or "Chartwell Leisure," or any derivative thereof and neither the Surviving Corporation nor any Subsidiary may use any such name in any manner in the future. (SECTION 6.10)

  Tax Filings. Pursuant to the Merger Agreement, Parent will be responsible for preparing and will file all Tax Returns for taxable periods ending prior to the Effective Date which are required to be filed by the Company and its Subsidiaries after the Effective Date. (SECTION 6.13)

  Investment Canada Act. The Merger Agreement provides that the Company agrees that it will cause its Subsidiaries in Canada to cease to engage in any publication, distribution, or sale of any books, magazines, periodicals or newspapers in print or machine readable form, and will cease to engage in any production, distribution, sale, exhibition or rental of any film recordings or video recordings, not later than three (3) days prior to Closing. (SECTION 6.14)

CONDITIONS TO CONSUMMATION OF THE MERGER

  The Company, Parent and Sub. The Merger Agreement provides that the obligation of each party to the Merger Agreement to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions: (i) the Merger Agreement and the Merger will have been approved and adopted by the affirmative vote of the requisite number of stockholders of the Company, and in the manner as will be required pursuant to the Company's certificate of incorporation, by-laws and the DGCL; (ii) no statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; provided, however, that the party invoking this condition will use its best efforts to have any such temporary restraining order, injunction, order, restraint or prohibition vacated; (iii) all material filings required to be made prior to the Effective Time with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental entities, including, without limitation, those previously disclosed by the Company in the disclosure schedules to the Merger Agreement to Parent and Sub, in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby by the Company, Parent and Sub will have been made or obtained (as the case may be); and (iv) the waiting periods (and any extension thereof) applicable to the Merger under the HSR Act and the Canadian Acts (as hereinafter defined) will have been terminated or will have otherwise expired. (SECTION 7.1)

  The Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions: (i) the representations and warranties of Parent and Sub set forth in the Merger Agreement that are qualified as to materiality or Parent Material Adverse Effect (as defined below) will be true and correct and the representations and warranties of Parent and Sub set forth in the Merger Agreement that are not so qualified will be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date. In addition, all such representations and warranties will be true and correct as of the date of the Merger Agreement and as though made on and as of the Closing Date, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Parent Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Parent Material Adverse Effect, and the Company will have received a certificate signed on behalf of Parent by the General Partner of Parent to the effect set forth in this paragraph; (ii) Parent and Sub will have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date, and the Company will have received a certificate signed on behalf of Parent by the General Partner of Parent to such effect; (iii) all indebtedness owed by the Company under the Credit Facility will have been repaid in full, and such Credit Agreement, dated August 28, 1996 (the "Credit Facility"), among the Company, Chartwell Canada Corp., Various Banks, The Bank of Nova Scotia, as syndication agent, and Chase Manhattan, as administration agent, will have been terminated; (iv) the Company will have received from Parent the payments referenced above under the heading "Parent Payment and Related Matters"; and (v) neither Lehman Brothers nor Chase will have withdrawn, revoked, amended or modified its fairness opinion in any material respect prior to the mailing by the Company of this Proxy Statement to its stockholders. For purposes of the Merger Agreement, "Parent Material Adverse Effect" means any change or effect that is or is reasonably expected to be materially adverse to the condition (financial or otherwise), business, assets or results of operations, of the Parent and its Subsidiaries taken as a whole or adversely affects the ability of the Parent to consummate the transactions contemplated by the Merger Agreement in any material respect or materially impairs or delays the Parent's ability to perform its obligations thereunder. (SECTION 7.3)

  Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions: (i) the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality or Company Material Adverse Effect (as defined below) will be true and correct and the representations and warranties of the Company set forth in the Merger Agreement that are not so qualified will be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date. For purposes of the Merger Agreement, "Company Material Adverse Effect" means any event that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or any change or effect that adversely, or is reasonably expected to adversely, affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement in any material respect or materially impairs or delays the Company's ability to perform its obligations thereunder; provided, that (i) only for purposes of the Company's representations and warranties as to compliance with applicable laws and real property; and (ii) with respect to the conditions to the obligations of Parent and Sub to effect the Merger, as to (a) the truth and correctness of the representations and warranties of the Company set forth in the Merger Agreement and (B) there having not been, since September 30, 1997, any changes or events which, individually or in the aggregate, have had or reasonably would be expected to have a Company Material Adverse Effect. Company Material Adverse Effect will also include a material adverse effect with respect to (i) the assets and businesses of the Company and its Subsidiaries located in Canada, taken as a whole, and (ii) the assets and businesses of the Company and its Subsidiaries related to full service properties located in the United States, taken as a whole.

  In addition, (i) all such representations and warranties of the Company will be true and correct as of the date hereof and as though made on and as of the Closing Date, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Company Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Company Material Adverse Effect, and Parent will have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph; (ii) the Company will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and Parent will have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect; (iii) the number of Dissenting Shares will constitute no greater than 5% of the total number of Shares outstanding immediately prior to the Effective Time;
(iv) the Company will have sold the Mexican Joint Venture for a purchase price in cash of not less than all amounts expended or accrued by the Company and its Subsidiaries in connection with or related to the Mexican Joint Venture, which amount will in no event be less than $3,750,000, and the Company will have no further obligations or liabilities with respect to its investment in the Mexican Joint Venture; (v) except as previously disclosed by the Company in the disclosure schedules to the Merger Agreement to Parent and Sub, at the Effective Time after giving effect to (a) the payment by the Company of all fees and expenses related to the transactions contemplated by the Merger Agreement (including, without limitation, the payment of any real property transfer taxes) and (b) the payments by Parent contemplated under the heading "Parent Payment and Related Matters," and the application of such payment proceeds by the Company as described therein, all outstanding indebtedness of the Company and its Subsidiaries for borrowed money, capitalized lease obligations and similar obligations, other than the amounts owed to the Company or its Subsidiaries and amounts previously disclosed by the Company in the disclosure schedules to the Merger Agreement to Parent and Sub, will, at the Effective Time, have been repaid in full and all liens with respect to such indebtedness will have been fully and effectively released and discharged, in each case without the incurrence by the Company or any Subsidiary or joint venture of the Company of any default or prepayment or other penalty, cost or charge other than repayment of the principal amount of such indebtedness together with accrued and unpaid interest thereon, and the Company will have received a customary payoff letter from Chase Manhattan or other authorized lender under the Credit Facility in respect of the indebtedness under the Credit Facility; (vi) since September 30, 1997, there will not have been any changes or events which, individually or in the aggregate, have had or reasonably would be expected to have a Company Material Adverse Effect; (vii) all consents of third parties previously disclosed by the Company in the disclosure schedules to the Merger Agreement to Parent and Sub will have been obtained, including the consent or waiver of Travelodge Hotels, Inc., a subsidiary of Cendant ("Travelodge"), under the Master License Agreement for the Territory of the Dominion of Canada by and between Travelodge and Chartwell Canada Hospitality Corp., dated as of September 30, 1996, evidencing its consent to the consummation of the Merger or waiving any Travelodge rights, if any, under such agreement relating to the consummation of the Merger, in form and substance reasonably acceptable to Parent; (viii) as of the Effective Time, the Second Amended and Restated Financing Agreement between Cendant and the Company, dated as of July 24, 1996, will have been terminated without the payment of any amounts by the Company or any of its Subsidiaries therefor; (ix) all legal, investment banking, accounting, advisory, consulting, and other third party professional, printing and Commission fees and expenses incurred, paid or accrued by the Company and its Subsidiaries in connection with the negotiation, execution and delivery of the Merger Agreement and the other documents contemplated hereby (including amounts payable to Bear Stearns, Chase and Lehman Brothers) will not exceed $7,000,000; (x) the Agreement of Lease between Fisher 40th 3rd Company and Hawaiian Realty, Inc., as landlord, and the Company, as tenant, dated February 29, 1996 (the "New York Office Lease") will have terminated without the incurrence, payment or accrual by the Company and its Subsidiaries of any cash costs or expenses other than rent through the later of December 31, 1997 or the Effective Time on the terms set forth in the New York Office Lease; (xi) the Parent will have no reasonable basis to believe that the aggregate withdrawal liability of the Commonly Controlled Entities, if all Commonly Controlled Entities were to withdraw from all Multiemployer Plans as of the date hereof, would exceed $5,000,000; and (xii) the Company will have obtained, and delivered copies thereof to Parent, the consents of holders of Options. (SECTION 7.2)

TERMINATION

  The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company in any one of the following circumstances:

    (a) By the written mutual consent of Parent and the Company;

    (b) By Parent or the Company, if, without any material breach by such terminating party of its obligations under the Merger Agreement, the Merger has not occurred on or before May 15, 1998;

    (c) By Parent or the Company, if (x) any statute, rule or regulation has been promulgated by any governmental entity prohibiting or restricting the Merger or (y) any federal or state court of competent jurisdiction or other governmental entity has issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and non-appealable provided that a party may not terminate the Merger Agreement pursuant to this clause (iii) if it has not complied with its obligations under the headings "--Reasonable Best Efforts" and "--Consents, Approvals and Filings";

    (d) By Parent or the Company if, upon a vote at a duly held Stockholders Meeting or any adjournment thereof, any required approval of the stockholders of the Company has not been obtained;

    (e) By the Company, if it has received an Acquisition Transaction Proposal (other than from an affiliate of the Company), and (A) the Board determines (i) in its good faith judgment that such Acquisition Transaction Proposal represents a more favorable financial alternative to the Company's stockholders than the Merger and (ii) after consultation with and based upon the advice of outside legal counsel, determines in good faith that failure to accept such Acquisition Transaction Proposal would be reasonably expected to be a breach of, or would be inconsistent with, the Board's fiduciary duties under applicable law, (B) the Company has complied with its obligations set forth under the heading "--No Solicitation Proposals" and has indicated in the notice delivered pursuant thereto that the Company intends to terminate the Merger Agreement, such notice having been received by Parent at least two (2) business days prior to any such termination and
  (C) during such two (2) business day-period the Company, together with its financial and legal advisors, will have considered any adjustment in the terms and conditions of the transactions contemplated hereby, including an increase in the Merger Consideration, that Parent may propose; provided that such termination pursuant to this clause (v) will not be effective until the Company has made payment of the $8,145,000 termination fee required by the Merger Agreement;

    (f) By Parent, if the Board of the Company has (A) withdrawn, modified or amended in any adverse respect its approval or recommendation of the Merger Agreement, the Merger or the transactions contemplated hereby, (B) failed to include in this Proxy Statement such recommendation, (C) endorsed or recommended to its stockholders an Acquisition Transaction Proposal, (D) resolved to do any of the foregoing or (E) if the Company has received a written Acquisition Transaction Proposal and has not rejected such Acquisition Transaction Proposal within ten (10) business days of its receipt thereof;

    (g) By Parent or the Company, if (A) the other party has failed to comply in any material respect with any of the covenants and agreements (or in any respect with regard to covenants and agreements qualified by materiality) contained in the Merger Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for ten (10) business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure, or (B) a representation or warranty of the other party contained in the Merger Agreement will be untrue in any material respect or a representation or warranty qualified as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, will be untrue in any respect; and

    (h) By Parent, if any of the conditions to the obligations of Parent and Sub to effect the Merger set forth in the Merger Agreement has become incapable of being fulfilled and has not been waived by Parent, or by the Company if any of the conditions to the obligations of the Company to effect the Merger set forth in the Merger Agreement has become incapable of being fulfilled and has not been waived by the Company.

  If the Merger Agreement or the transactions contemplated thereby are terminated:

      (i) By the Company, if it will have received an Acquisition Transaction Proposal (other than from an affiliate of the Company), and
    (A) the Company's Board determines (x) in its good faith judgment that such Acquisition Transaction Proposal represents a more favorable financial alternative to the Company's stockholders than the Merger and
    (y) after consultation with and based upon the advice of outside legal counsel, in good faith that failure to accept such Acquisition Transaction Proposal would be reasonably expected to be a breach of, or would be inconsistent with, the Board's fiduciary duties under applicable law, (B) the Company will have complied with its obligations set forth under the heading "--No Solicitation; Acquisition Transaction Proposals" in the Merger Agreement and have indicated in the notice delivered pursuant thereto that the Company intends to terminate this Agreement pursuant to this paragraph, such notice having been received by Parent at least two (2) business days prior to any such termination and (C) during such two (2) business-day period the Company, together with its financial and legal advisors, will have considered any adjustment in the terms and conditions of the transactions contemplated by the Merger Agreement, including an increase in the Merger Consideration, that Parent may propose; provided that such termination pursuant to this paragraph will not be effective until the Company has made payment of the full fee required by the Merger Agreement;

      (ii) By Parent, if the Board of the Company will have (A) withdrawn, modified or amended in any adverse respect its approval or recommendation of the Merger Agreement, the Merger or the transactions contemplated thereby, (B) failed to include in the Proxy Statement such recommendation, (C) endorsed or recommended to its stockholders an Acquisition Transaction Proposal, (D) resolved to do any of the foregoing or (E) if the Company will have received a written Acquisition Transaction Proposal and will not have rejected such Acquisition Transaction Proposal within ten (10) business days of its receipt thereof; or

      (iii) By Parent or the Company if (x), at the time of the Meeting, an Acquisition Transaction Proposal will have been pending or an Acquisition Transaction Proposal will have been previously announced, and (y), upon a vote of the stockholders at the Meeting or any adjournment thereof, any required approval of the stockholders of the Company with respect to the Merger will not have been obtained;

  then, (x) in the case of a termination of the Merger Agreement pursuant to clause (i) or (ii) above, the Company will pay Parent concurrently with such termination a fee of $8,145,000 (the "Fee"), which amount will be payable in immediately available funds, (y) in the case of a termination of the Merger Agreement as contemplated by clause (iii) above if within one year following the date of such termination of the Merger Agreement the applicable pending or previously announced Acquisition Transaction Proposal is consummated by the Company, then the Company will pay the Fee to Parent simultaneously with the consummation of such Acquisition Transaction Proposal or (z) in the case of a termination of the Merger Agreement as contemplated by clause (iii) above, if within one year following the date of such termination of the Merger Agreement any other Acquisition Transaction Proposal is consummated by the Company, then the Company will pay to Parent, simultaneously with the consummation of such other Acquisition Transaction Proposal, a fee equal to 3% of the aggregate amount of the consideration paid to the Company or its stockholders, as applicable, pursuant to such Acquisition Transaction Proposal. Following any payment of the Fee, the Company will have no further liability or obligation to Parent or Sub.

  If the Company does not consummate the Merger on or prior to May 15, 1998 solely as a result of the failure of the closing condition in the Merger Agreement that neither Chase nor Lehman Brothers will have withdrawn, revoked, amended or modified its fairness opinion in any material respect prior to the mailing by the Company of this definitive Proxy Statement to its stockholders, then the Company will promptly pay to Parent a fee of $4,073,000, which amount will be payable in immediately available funds. (ARTICLE VIII)

                              REGULATORY MATTERS

  Certain federal, state and foreign regulatory requirements must be complied with before the Merger is consummated. The Company and Parent are not aware of any other governmental consents or approvals that are required prior to the parties' consummation of the Merger other than those described below. It is presently contemplated that if such additional governmental consents and approvals are required, such consents and approvals will be sought. There can be no assurance, however, that any such additional consents or approvals will be obtained.

HSR ACT

  The Merger is not subject to the requirements of the HSR Act and the rules and regulations thereunder, which provide that certain acquisition transactions may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and until certain waiting periods have been terminated or have expired.

CANADIAN ACTS

  Pursuant to the Investment Canada Act, Parent is required to file a notification with respect to the transaction with the Canadian Department of Industry within thirty days following the Effective Time. This notification requirement is a statutory reporting requirement only and does not impose any further obligations or restrictions with respect to the Merger, the Merger Agreement, or the transactions contemplated thereby.


OTHER FOREIGN REGULATORY MATTERS

  The Company, directly or through subsidiaries, owns properties and conducts business operations in the United States, Canada and Mexico. In connection with the Merger, the laws of certain of these foreign countries, in addition to the Canadian Acts described above, may require the filing of information or documents with governmental authorities therein. The Company, Parent and Sub intend to comply with all relevant filing requirements of these jurisdictions. Parent and the Company do not expect that such foreign government approvals and notifications will affect the timing of or the ability to effect the consummation of the Merger; however, there can be no assurances with respect thereto.

                  CERTAIN INFORMATION CONCERNING THE COMPANY

THE COMPANY

  The Company is a hotel and motel owner, operator, developer and acquiror. The Company owns, directly or with joint venture partners, 123 hotel properties in both the full-service and limited-service segments, including approximately 10,900 guest rooms, located in 25 states and six Canadian provinces. In the full-service segment, the Company operates 29 hotels aggregating approximately 5,700 guest rooms. The Company's remaining 94 hotels, consisting of approximately 5,200 rooms, operate in the limited-service segment, principally under the Travelodge(R) brand.

  Additional information concerning the Company and its subsidiaries is contained in its Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the periods ended March 30, 1997, June 30, 1997 and September 30, 1997, its Proxy Statement dated March 28, 1997 in connection with the annual meeting of the Company's stockholders held on May 1, 1997, its Current Reports on Form 8-K filed on July 2, 1997 and Forms 8-K/A, dated February 7, 1997 and February 26, 1997, and its other public filings. See "AVAILABLE INFORMATION" and "INCORPORATION BY REFERENCE."

DIRECTORS AND EXECUTIVE OFFICERS

  Set forth below are the name, age, business address, present principal occupation or employment and five-year employment history of each director and executive officer of the Company. Unless otherwise indicated, the business address of each person listed below is Chartwell Leisure Inc., 605 Third Avenue, New York, New York 10158. Each named person is a citizen of the United States.

 Directors.

  RICHARD L. FISHER, age 56, has been Chairman of the Board and Chief Executive Officer of the Company since January 24, 1996, and a Director of the Company since December 20, 1995. Mr. Fisher has been self-employed, engaged in private investment activities, financial management and real estate ownership and development, among other businesses, since prior to 1990. Mr. Fisher is a principal of Fisher Brothers, one of the largest owners of commercial real estate in New York City. Mr. Fisher is a limited partner in CL Associates, the President, a director and a stockholder in the general partner of CL Associates and a partner in various affiliates of CL Associates. Mr. Fisher is also a member of the Board of Trustees of the University of Pennsylvania and the Horace Mann School located in Riverdale, New York, the Board of Lincoln Center for the Performing Arts and the National Advisory Board of The Chase Manhattan Bank. Arnold Fisher and Richard L. Fisher are first cousins.

  MARTIN L. EDELMAN, age 56, has been a Director of the Company since November 22, 1994 and President of the Company since January 24, 1996. Mr. Edelman was the Vice Chairman of the Board of the Company from December 1995 until March 1996. He has also been a director of Cendant and a member of its Executive Committee since November 1993. Mr. Edelman has been of counsel to Battle Fowler LLP, a New York City law firm that provides services to the Company, since January 1994 and was a partner of that firm from 1972 through 1993. Mr. Edelman also serves as director of Avis Rent a Car, Inc. and Capital Trust. Mr. Edelman has also served as a consultant to the Fisher Brothers family, an affiliate of CL Associates since January 1995. Mr. Edelman is also a founding member of the Board of Directors of the Jackie Robinson Foundation.

  HENRY R. SILVERMAN, age 57, has been a Director of the Company since September 1994. Currently, he is the President and Chief Executive Officer of Cendant. He was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS, a predecessor of Cendant, from May 1990 until December 1997 and was the Chairman of the Board and Chief Executive Officer of the Company from November 1994 until January 24, 1996. Mr. Silverman is a former General Partner of The Blackstone Group ("Blackstone"), a New York investment banking firm, having held such position from February 1990 to December 1991.

  STEPHEN P. HOLMES, age 41, has been a Director of the Company since November 1994. Mr. Holmes was Vice Chairman of Cendant from 1996 to December 1997, a Director of Cendant since June 1994 and was Executive Vice President and Chief Financial Officer of Cendant from July 1992 to July 1996 and was Executive Vice President, Chief Financial Officer and Treasurer of the Company from November 1994 until February 1996. Mr. Holmes was a director of AMRE, Inc., a home remodeling and improvement company. AMRE, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in 1996. Mr. Holmes was employed by Blackstone from February 1990 through September 1991 as a Vice President and Managing Director.

  MICHAEL J. KENNEDY, age 60, has been a Director of the Company since November 22, 1994. Mr. Kennedy has been an attorney with his own law firm in New York City since 1976. Mr. Kennedy also serves as a director of Avis Rent a Car, Inc.

  RACHEL ROBINSON, age 75, has been a Director of the Company since August 8, 1996. Ms. Robinson has been the Chairperson of the Jackie Robinson Foundation, a charitable foundation that creates and administers scholarships for minority youth, since 1973.

  MARC E. LELAND, age 58, has been a Director of the Company since December 20, 1995. Mr. Leland has been President of Marc E. Leland & Associates, engaged in financial consulting and private investment activities, since 1984. Mr. Leland is a Vice President and director of CL Corp., the general partner of CL Associates, and a general partner in FGT, L.P., which is a limited partner of CL Associates. Mr. Leland was the Assistant Secretary of the Treasury for International Affairs from 1981 to 1984. Mr. Leland is a director of Noble Drilling Corporation, a company that provides contract drilling services for the oil and gas industry worldwide.

  DR. GUIDO GOLDMAN, age 60, has been a Director of the Company since August 8, 1996. Dr. Goldman is a Manager of FSNL and a trustee of a trust and the beneficiary of another trust, both of which are members of FSNL. Dr. Goldman has been Chairman of the Board and President of First Spring Corporation, engaged in private asset management since 1985, and Director of the Program for the Study of Germany and Europe at the Minda de Gunzburg Center for European Studies of Harvard University since 1989 and the Director of the Minda de Gunzburg Center for European Studies from 1969 to 1994. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Potential Conflicts of Interests."

  ARNOLD FISHER, age 64, has been a Director at the Company since March 20, 1997. Mr. Fisher has been self-employed, engaged in private investment activities, financial management and real estate ownership and development, among other businesses, since prior to 1990. Mr. Fisher is a principal of Fisher Brothers, and has been a principal since prior to 1990. Mr. Fisher is a partner in CL Associates, a stockholder in the general partner of CL Associates, and a partner in various affiliates of CL Associates. Arnold Fisher and Richard L. Fisher are first cousins.

 Executive Officers. The following table sets forth certain information regarding the executive officers of the Company currently in office:

     NAME                                     OFFICE OR POSITIONS HELD
     ----                                     ------------------------
   Richard L. Fisher.............. Chairman of the Board and Chief Executive
                                    Officer
   Martin L. Edelman.............. Director and President
   Terrance E. Royer.............. Chief Operating Officer
   Kenneth J. Weber............... Chief Financial Officer
   Douglas H. Verner.............. Executive Vice President, General Counsel and
                                    Secretary
   Samuel Rosenberg............... Treasurer and Comptroller

  For biographical information about Messrs. Fisher and Edelman, see "-- Directors."

  TERRANCE E. ROYER, age 49, is currently the Chief Operating Officer of the Company and has held such office since March 1997. Mr. Royer is also currently the President and Chief Executive Officer of Royco Hotels & Resorts Ltd., a Calgary based hotel management and franchise company. Mr. Royer has held such office since 1992. In 1972 Mr. Royer co-founded The Relax Group of Companies, and was associated with such company until 1992. The Relax Group of Companies consisted of over 41 companies which were involved in the hospitality industry in North America. Mr. Royer is a member of the Advisory Committee of the Calgary Economic Development Authority and is a founding member of the Advisory Council for the Canadian Tourism Research Institute, which is affiliated with the Conference Board of Canada.

  KENNETH J. WEBER, age 51, is currently the Chief Financial Officer of the Company and has held such office since March 4, 1996. From September 1992 until February 1996, Mr. Weber was the Senior Vice President and Chief Financial Officer of Omni Hotels, a company engaged in the ownership and management of hotels. From January 1987 until September 1992 he was the Senior Vice President and Chief Accounting Officer of Red Lion Hotels, a company engaged in the ownership and management of hotels. From 1973 to 1986, Mr. Weber held various positions in the hospitality industry. Mr. Weber currently serves on the Financial Officer Board of the American Hotel and Motel Association.

  DOUGLAS H. VERNER, age 43, is currently the Executive Vice President, General Counsel and Secretary of the Company and has held such offices since January 23, 1996. Mr. Verner was the Senior Vice President, General Counsel and Secretary of Forte Hotels from November 1984 until January 1996. He is also Chairman of the Copyright Committee of the American Hotel and Motel Association.

  SAMUEL ROSENBERG, age 39, is currently the Treasurer and Comptroller for the Company and has held such office since March 1996. From October 1986 until March 1996, Mr. Rosenberg was employed by Fisher Brothers and from 1992 until March 1996, Mr. Rosenberg was the Comptroller of Fisher Brothers.

  Each of the named executive officers has, since the formation of the Company in November 1994, served in a managerial or executive capacity with the Company or its affiliates, except for Mr. Royer who commenced his employment with the Company as Chief Operating Officer in February 1997.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH DIRECTORS AND OFFICERS

  Except as set forth below or as provided under "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Potential Conflicts of Interest", since January 1, 1997, the Company's executive officers and directors were not indebted to, and did not have significant business relations with, the Company.

  Until December 15, 1997, the Company leased approximately 18,700 square feet of office space located at 605 Third Avenue, New York, New York for a period of ten years from an affiliate of CL Associates and an unaffiliated third party. Under this lease, the Company was obligated to pay approximately $542,000 per year for each of the first five years, and approximately $600,000 per year for each of the last five years, of the term of the lease for the use of such office space. The Company terminated its lease with such affiliate of CL Associates and such other unaffiliated third party, effective December 15, 1997. No termination fees were required to be paid by the Company in connection therewith.

                 CERTAIN INFORMATION CONCERNING PARENT AND SUB

  Parent is a Delaware limited partnership that engages in the business of investing in debt and equity interests in real estate related assets and businesses. WH Advisors, L.L.C. acts as the sole general partner of Parent, and Whitehall IX/X, Inc. acts as the managing member of WH Advisors, L.L.C. Parent, Sub, WH Advisors, L.L.C. and Whitehall IX/X, Inc. are all affiliates of GS Group.

  Whitehall IX/X, Inc. is a subsidiary of GS Group. GS Group is a holding partnership that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading international investment banking organization in the business of buying and selling securities, both foreign and domestic, and in making investments on behalf of its partners. The Goldman Sachs Corporation, a Delaware corporation ("GS Corp."), is the sole general partner of GS Group. The principal address and telephone number of Parent, Sub, Whitehall IX/X, Inc., GS Group and GS Corp. are 85 Broad Street, New York, New York 10004 and (212) 902-1000.

  Except as described in this Proxy Statement, since the formation of the Company, there have been no contacts, negotiations or transactions between Sub, Parent or, to the best knowledge of Sub, any of its affiliates, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

                               FEES AND EXPENSES

  Except as provided in the Merger Agreement, whether or not the Merger will be consummated, each of Parent, Sub and the Company will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby, other than (i) the expenses incurred in connection with printing and mailing proxy materials to stockholders, which will be paid by the Company and (ii) real property transfer taxes, which will be paid by the Company. See "THE MERGER AGREEMENT-- Termination."

                          MARKET PRICES AND DIVIDENDS

MARKET PRICES

  The principal market on which the Shares are traded is NASDAQ under the ticker symbol "CHRT." The Shares commenced trading on NASDAQ on November 14, 1994 under the symbol "NAGC." From January 1996 until August 8, 1996, the Shares traded under the symbol "NALC" and, since August 8, 1996, have traded under the symbol "CHRT." On February 5, 1998, the last trading day before the printing of this Proxy Statement, the high and low sales prices of the Shares were $16 15/16 and $16 15/16, respectively. On November 13, 1997, the last trading day before the public announcement of the execution of the Merger Agreement, the high and low sales prices of the Common Stock were $15 7/8 and $15 7/8, respectively. On June 30, 1997, the last trading day prior to the public announcement that the Company had hired Bear Stearns & Co. Inc. and Chase to assist the Company in considering strategic alternatives, including the possible sale of the Company, the high and low sales prices of the Shares were $13 1/2 and $13, respectively. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share as reported by NASDAQ:

                                                                  HIGH     LOW
                                                                 ------- -------
   1995
     First Quarter.............................................. $14 1/4 $ 8 1/4
     Second Quarter.............................................  11       8
     Third Quarter..............................................  10 1/2   7 1/8
     Fourth Quarter.............................................  12 1/2   8 1/2
   1996
     First Quarter.............................................. $14     $10 1/2
     Second Quarter.............................................  17 1/2  13
     Third Quarter..............................................  18 1/2  12 7/8
     Fourth Quarter.............................................  17 3/4  11 1/2
   1997
     First Quarter.............................................. $17 1/4 $11 7/8
     Second Quarter.............................................  14 1/4  11
     Third Quarter..............................................  16 3/4  14 1/2
     Fourth Quarter.............................................  17 1/4  15 1/8
   1998
     First Quarter (through February 5, 1998)................... $17 1/8 $16 5/8

DIVIDENDS

  The Company has never paid any dividends on the Shares. See "SUMMARY-- Selected Consolidated Financial Data." The Company has agreed in the Merger Agreement that, subject to certain exceptions, it will not declare, set aside, or pay any dividend on, or make any other distributions (whether in cash, stock or property) with respect to the Shares. See "THE MERGER AGREEMENT-- Conduct of Business Pending the Closing."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The information set forth in the following table is furnished as of February 5, 1998, with respect to any person (including any "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors and nominees for director, certain of its executive officers, and all of its executive officers and directors as a group. Such information (other than with respect to directors and officers of the Company) is based on a review of statements filed with the Securities and Exchange Commission (the "Commission") pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to the Shares. As of February 5, 1998, there were 13,485,999 Shares issued and outstanding.

                                                          NUMBER OF
                                                            SHARES
                                                         BENEFICIALLY PERCENT
                                                            OWNED     OF CLASS
                                                         ------------ --------
Chartwell Leisure Associates L.P. II(1).................  6,033,064    44.74%
222 Purchase Street, Suite 303
Rye, New York 10580
FSNL LLC(2).............................................  6,033,064    44.74%
157 Church Street, 19th Floor
New Haven, Connecticut 06510
DIRECTORS AND EXECUTIVE OFFICERS
Richard L. Fisher(3)....................................  6,378,858    47.30%
Henry R. Silverman(4)...................................    283,372     2.10%
Stephen P. Holmes(5)....................................     24,200        *
Martin L. Edelman(6)....................................    452,440     3.35%
Michael J. Kennedy(7)...................................     25,000        *
Marc E. Leland(8).......................................  6,048,064    44.85%
Dr. Guido Goldman(9)....................................  1,299,737     9.64%
Rachel Robinson(10).....................................      5,000        *
Arnold Fisher(11).......................................    142,150     1.05%
Kenneth J. Weber(12)....................................     66,667        *
Douglas H. Verner(13)...................................     43,333        *
Samuel Rosenberg(14)....................................     25,000        *
Terrance E. Royer(15)...................................     25,000        *
All Executive Officers and Directors as a Group (13
 persons)(16)...........................................  7,065,582    52.89%

--------
* less than 1%
(1) CL Associates is a limited partnership consisting of members of the Fisher Brothers family and a trust for the benefit of Gordon Getty and members of his family. Of the 6,033,064 Shares reflected in the table as beneficially owned by it, CL Associates has sole power to vote and dispose of 4,738,328 Shares. Pursuant to the Stockholders' Agreement (as hereinafter defined), FSNL and CL Associates have agreed to elect certain nominees as Directors and FSNL has agreed to vote its Shares at all meetings of stockholders of the Company and any written consent in the manner directed by CL Associates. Therefore, CL Associates and FSNL are deemed to share voting and dispositive power with respect to the 6,033,064 Shares reflected in the table as owned by FSNL. The number of Shares reflected in the table owned by each of CL Associates and FSNL includes both the Shares that are owned of record by CL Associates and the Shares that are owned of record by FSNL. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Potential Conflicts of Interests." Richard L. Fisher, Arnold Fisher, Marc Leland and Martin L. Edelman are beneficial owners of CL Associates.
(2) FSNL is a limited liability company owned principally by a trust for the benefit of Charles de Gunzburg. Pursuant to the Stockholders' Agreement, FSNL and CL Associates share voting and dispositive power with respect to these Shares. Dr. Goldman is a beneficial owner of FSNL.
(3) Includes 343,334 Shares issuable upon the exercise of options granted under the Stock Option Plan, which options are currently exercisable, or exercisable within 60 days. Also includes all shares owned by CL Associates, and 2,460 Shares owned by Fisher Brothers Financial and Development Company ("FBFDC"). Mr. Fisher is the President and one of the two directors of Chartwell Leisure Corp. II ("CL Corp."), the general partner of CL Associates, and, accordingly, may be deemed to own beneficially all Shares owned beneficially by CL Associates. Mr. Fisher is also a limited partner of CL Associates. FBFDC is a New York limited partnership of which Mr. Fisher is both a general and limited partner. Mr. Fisher disclaims beneficial ownership of the Shares owned by CL Associates and FBFDC other than 459,618 Shares representing 9.70% of the Shares owned of record by CL Associates and 394 Shares representing 16% of the Shares owned by FBFDC. Mr. Fisher owns, in the aggregate, a 9.70% beneficial interest in CL Associates and a 16% interest in FBFDC.
 (4) Includes 239,825 Shares issuable upon the exercise of options granted under HFS' 1992 Stock Option Plan, which options are currently exercisable, and 5,172 Shares in two retirement plans whose sole beneficiary is Mr. Silverman.
 (5) Includes 11,900 Shares issuable upon the exercise of options granted under HFS' 1992 Stock Option Plan, which options are currently exercisable or exercisable within 60 days.
 (6) Includes 225,000 shares issuable upon the exercise of options granted under the Stock Option Plan, which options are currently exercisable, or exercisable within 60 days. Amounts shown include 227,440 shares representing 4.8% of the shares owned of record by CL Associates. Mr. Edelman owns, in the aggregate, a 4.8% beneficial interest in CL Associates.
 (7) Includes 25,000 Shares issuable upon the exercise of options granted under the Stock Option Plan, which options are currently exercisable.
 (8) Includes 15,000 Shares issuable upon the exercise of options granted under the Plan, which options are currently exercisable. Also represents the Shares beneficially owned by CL Associates. Mr. Leland is the Vice President and one of the two directors of CL Corp. and, accordingly, may be deemed to own beneficially all Shares owned beneficially by CL Associates. Mr. Leland is also beneficial owner of CL Associates. Mr. Leland disclaims beneficial ownership of the Shares owned by CL Associates other than 150,110 Shares, representing approximately 3.17% of the Shares owned of record by CL Associates. Mr. Leland owns an 8% general partnership interest in FGT L.P., which, in turn, owns a 39.6% limited partnership interest in CL Associates.
 (9) Represents the Shares held by FSNL. Dr. Goldman is a Manager and beneficial owner of FSNL and a beneficiary of a trust that is a member in FSNL. Dr. Goldman disclaims beneficial ownership of the Shares owned by FSNL. Includes 5,000 Shares issuable upon the exercise of options granted under the Plan, which options are currently exercisable.
(10) Includes 5,000 Shares issuable upon the exercise of options granted under the Stock Option Plan, which options are currently exercisable.
(11) Includes 142,150 Shares representing 3.0% of the Shares owned of record by CL Associates. Mr. Arnold Fisher owns, in the aggregate, a 3.0% beneficial interest in CL Associates.
(12) Includes 66,667 Shares issuable upon the exercise of options granted under the Stock Option Plan, which options are currently exercisable or exercisable within 60 days.
(13) Includes 43,333 Shares issuable upon the exercise of options granted under the Stock Option Plan, which options are currently exercisable or exercisable within 60 days.
(14) Includes 25,000 Shares issuable upon the exercise of options granted under the Stock Option Plan, which options are currently exercisable.
(15) Includes 25,000 Shares issuable upon the exercise of options granted under the Stock Option Plan, which options are currently exercisable.
(16) Includes 1,030,058 Shares, in the aggregate, purchasable by executive officers and Directors pursuant to options granted under HFS' 1992 Stock Option Plan or the Stock Option Plan, which options are currently exercisable or exercisable within 60 days.

                                OTHER BUSINESS

  Management knows of no business which will be presented for consideration other than the matters described in the Notice of Special Meeting. If other matters are presented, it is the intention of the persons designated as Proxies to vote in accordance with their judgment on such matters.

                            INDEPENDENT ACCOUNTANTS

  The consolidated financial statements of the Company incorporated by reference from the Company's 1996 10-K have been audited by Deloitte & Touche LLP, independent accountants. Representatives of Deloitte & Touche LLP are expected to be present at the Special Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the Company's 1998 Annual Meeting, in the event that the Merger has not been consummated prior thereto, should have been received by the Secretary of the Company by November 28, 1997. Proposals received after that date may be excluded from the Company's proxy materials.

                          INCORPORATION BY REFERENCE

  This Proxy Statement incorporates certain documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference) are available to any person, including any beneficial owner, to whom this Proxy Statement is delivered, without charge, on written or oral request directed to: Secretary, Chartwell Leisure Inc., 10 Rockefeller Plaza, Suite 1250, New York, New York 10020, or by calling (212) 957-6622, or via facsimile at (212) 957-6705. In order to ensure timely delivery of the documents, requests should be received by Monday, March 9, 1998. Copies of documents so requested will be sent by first class mail, postage pre-paid.

  The following documents, previously filed with the Commission (File No. 0-24794) by the Company pursuant to the Exchange Act, are incorporated by reference in this Proxy Statement:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    (2) The Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997;

    (3) The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997;

    (4) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997; and

    (5) The Company's Current Reports on Form 8-K filed on July 2, 1997, and Forms 8-K/A filed on February 7, 1997 and February 26, 1997.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                    AGREEMENT AND PLAN OF MERGER, AS AMENDED

                         DATED AS OF NOVEMBER 13, 1997

                                 BY AND BETWEEN

                             CHARTWELL LEISURE INC.

              WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP IX

                                      AND

                        CLI PROPERTIES ACQUISITION CORP.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
ARTICLE I   THE MERGER..................................................   A-1
  SECTION 1.1 The Merger................................................   A-1
  SECTION 1.2 Closing...................................................   A-1
  SECTION 1.3 Effective Time............................................   A-1
  SECTION 1.4 Effects of the Merger.....................................   A-1
  SECTION 1.5 Certificate of Incorporation; By-laws.....................   A-1
  SECTION 1.6 Directors; Officers.......................................   A-2
ARTICLE II  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
            CORPORATIONS................................................   A-2
  SECTION 2.1 Effect on Capital Stock...................................   A-2
  SECTION 2.2 Stock Options.............................................   A-2
  SECTION 2.3 Adjustments...............................................   A-3
ARTICLE III PAYMENT FOR SHARES..........................................   A-3
  SECTION 3.1 Payment For Shares........................................   A-3
ARTICLE IV  REPRESENTATIONS AND WARRANTIES..............................   A-4
  SECTION 4.1 Representations and Warranties of the Company.............   A-4
  SECTION 4.2 Representations and Warranties of Parent and Sub..........  A-16
ARTICLE V   COVENANTS...................................................  A-17
  SECTION 5.1 Conduct of Business of the Company Prior to the Merger....  A-17
  SECTION 5.2 Other Actions.............................................  A-19
ARTICLE VI  ADDITIONAL AGREEMENTS.......................................  A-19
  SECTION 6.1 Preparation of the Proxy Statement........................  A-19
  SECTION 6.2 Stockholders Meeting......................................  A-20
  SECTION 6.3 Access to Information: Confidentiality....................  A-20
  SECTION 6.4 Reasonable Best Efforts...................................  A-20
  SECTION 6.5 Indemnification; Directors' and Officers' Insurance.......  A-20
  SECTION 6.6 Public Announcements......................................  A-22
  SECTION 6.7 No Solicitation; Acquisition Transaction Proposals........  A-22
  SECTION 6.8 Consents, Approvals and Filings...........................  A-22
  SECTION 6.9 Board Action Relating to Stock Option Plans...............  A-23
  SECTION 6.10 Name Changes.............................................  A-23
  SECTION 6.11 Notices of Certain Events................................  A-23
  SECTION 6.12 Parent Payment and Related Matters.......................  A-23
  SECTION 6.13 Tax Filings..............................................  A-24
  SECTION 6.14 Investment Canada Act....................................  A-24
ARTICLE VII CONDITIONS PRECEDENT........................................  A-24
  SECTION 7.1 Conditions to Each Party's Obligation to Effect the
              Merger....................................................  A-24
  SECTION 7.2 Conditions to Obligations of Parent and Sub...............  A-24
  SECTION 7.3 Conditions to Obligations of the Company..................  A-26
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..........................  A-26
  SECTION 8.1 Termination...............................................  A-26
  SECTION 8.2 Effect of Termination.....................................  A-28
  SECTION 8.3 Amendment.................................................  A-28
  SECTION 8.4 Extension; Waiver.........................................  A-28
  SECTION 8.5 Procedure for Termination, Amendment, Extension or
              Waiver....................................................  A-28

                                                                           PAGE
                                                                           ----
ARTICLE IX  GENERAL PROVISIONS............................................ A-29
  SECTION 9.1 Nonsurvival of Representations and Warranties............... A-29
  SECTION 9.2 Fees and Expenses........................................... A-29
  SECTION 9.3 Definitions................................................. A-29
  SECTION 9.4 Notices..................................................... A-30
  SECTION 9.5 Interpretation.............................................. A-30
  SECTION 9.6 Counterparts................................................ A-30
  SECTION 9.7 Entire Agreement; Third-Party Beneficiaries................. A-30
  SECTION 9.8 Governing Law............................................... A-31
  SECTION 9.9 Assignment.................................................. A-31
  SECTION 9.10 Enforcement................................................ A-31
  SECTION 9.11 Severability............................................... A-31

  Agreement and Plan of Merger (the "Agreement"), dated as of November 13, 1997, by and between Whitehall Street Real Estate Limited Partnership IX, a Delaware limited partnership ("Parent"), CLI Properties Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), and Chartwell Leisure Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 9.3 hereof.

                             W I T N E S S E T H:

  Whereas, the respective Boards of Directors of the Company and Sub and the General Partner of Parent have determined that it would be advisable and in the best interests of the respective stockholders of the Company and Sub and the partners of Parent, respectively, for the Company to merge with Sub pursuant and subject to the terms and conditions set forth in this Agreement (the "Merger");

  Whereas, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

  Now, Therefore, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Merger shall be effected and Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3), the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger. The surviving corporation of the Merger shall be herein referred to as the "Surviving Corporation."

  Section 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place as soon as practicable following the last to be satisfied or waived of the conditions set forth in Article VII (other than the delivery of certificates referred to in Sections 7.2(a) and (b) and Sections 7.3(a) and
(b) hereof) in accordance with this Agreement (the "Closing Date"), at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

  Section 1.3 Effective Time. Contemporaneously with or as promptly as practicable after the Closing, Sub will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

  Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.5 Certificate of Incorporation; By-laws. At the Effective Time, Sub's certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation and shall be amended so that the name of the Surviving Corporation shall not be inconsistent with the provisions of Section 6.10 hereof. At the Effective Time, the by-laws of Sub as in effect at the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  Section 1.6 Directors; Officers. At the Effective Time, (a) the directors of Sub shall be the directors of the Surviving Corporation, and (b) the officers of Sub shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II

   Effect of the Merger on the Capital Stock of the Constituent Corporations

  Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holder of (i) any shares of capital stock of the Company or (ii) any shares of capital stock of Sub:

    (a) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

    (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each share of common stock, par value $.01 per share (the "Shares"), of the Company issued and outstanding immediately prior to the Effective Time that is owned by the Company or by Parent, Sub or any other Subsidiary (as defined in Section 9.3 hereof) of Parent shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

    (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b) hereof and other than Dissenting Shares (as defined and described below)) shall be converted into the right to receive $17.25 per Share in cash, without interest (the "Merger Consideration").

    (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has not voted in favor of the Merger or consented thereto in writing and who has the right to demand, and who properly demands, an appraisal of such Shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive Merger Consideration in accordance with Section 2.1(c) hereof. Notwithstanding anything to the contrary contained herein, if the Merger is rescinded or abandoned, then the right of any holder to be paid the fair value of such holder's Dissenting Shares shall cease. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of Shares and any withdrawal of such demands, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

  Section 2.2 Stock Options. The Company shall (a) terminate the Company's 1994 Stock Option Plan (the "Stock Option Plan") immediately prior to the Effective Time without prejudice to the rights of the holders of options (the "Options") awarded pursuant thereto and (b) except as permitted in Section 5.1(ii) hereof, grant no additional Options under the Stock Option Plan. The Company shall obtain the consent of each holder of an Option (whether or not then exercisable) under the Stock Option Plan at the Effective Time to the cancellation of such holder's Options (without regard to the exercise price of such Option), to take effect immediately prior to the Effective Time. Each such consent shall require the Company to pay in respect of each Option, an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such Option, multiplied by the number of Shares subject to such Option, without any interest thereon (the "Option Consideration"). Notwithstanding the foregoing, payment may be withheld in respect of any Option until the consent of the holder thereof to its cancellation as contemplated hereby is obtained. The surrender of an Option to the Company shall be deemed a release of any and all rights the holder had or may have had in such Option, other than the right to receive the Option Consideration in respect thereof.

  Section 2.3 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split, or combination, exchange or readjustment of Shares, or any stock dividend thereof, the Merger Consideration shall be appropriately adjusted.

                                  ARTICLE III

                              Payment for Shares

  Section 3.1 Payment For Shares. (a) Payment Fund. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of The Chase Manhattan Bank, New York ("Chase"), or another commercial bank reasonably satisfactory to each of Parent and the Company (the "Paying Agent"), for the benefit of the holders of Shares, cash in an aggregate amount sufficient to pay the aggregate Merger Consideration (hereinafter collectively referred to as the "Payment Fund"). For purposes of determining the Merger Consideration to be so paid, Parent shall assume no holder of Shares will perfect his right to appraisal of his Shares.

  (b) Letter of Transmittal: Surrender of Certificates. Promptly after the Effective Time, but in no event later than five business days after the Effective Time, Parent shall mail, or cause the Paying Agent to mail to each holder of record (other than the Company or any of its Subsidiaries or Parent, Sub or any of their Subsidiaries) of a certificate or certificates which, immediately prior to the Effective Time, evidenced outstanding Shares (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of Shares theretofore represented by such Certificate and (y) the Merger Consideration, and, in either case, the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such tax has been paid or is not applicable.

  (c) Cancellation and Retirement of Shares; No Further Rights. As of the Effective Time, all Shares (other than Shares to be canceled in accordance with Section 2.1(b) or Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Shares shall cease to have any rights with respect thereto (including, without limitation, the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of the Certificate representing such Shares in accordance with this Article III, and until so surrendered, each such Certificate shall represent for all purposes only the right, subject to Section 2.1(d) hereof, to receive the Merger Consideration. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At and after the Effective Time, there shall be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be canceled and exchanged for cash as provided in Article I hereof. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

  (d) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million; and any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent; provided, however, that any Taxes (as defined in Section 4.1(i) hereof) payable with respect to the Payment Fund shall be the sole obligation and liability of Parent; provided, further that any such investment or any such payment of earnings shall not delay the timely receipt by holders of Certificates of the Merger Consideration or otherwise impair such holders' respective rights hereunder.

  (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates for 365 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Article III shall thereafter (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

  (f) No Liability. None of Parent, Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the time which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(c) hereof), any amounts payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options or Certificates such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made by Parent.

                                  ARTICLE IV

                        Representations and Warranties

  Section 4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

    (a) Organization, Standing and Power. Each of the Company and each Subsidiary of the Company that is a corporation (a "Subsidiary Corporation") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company that is a limited partnership is validly existing and in good standing as a limited partnership under the laws of its state of organization and has the requisite limited partnership power and authority to carry on its business as now being conducted. Each of the Company, each Subsidiary Corporation and Subsidiary of the Company that is a limited partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, or any change or effect that adversely, or is reasonably expected to adversely, affect the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays the Company's ability to perform its obligations hereunder; provided, that only for purposes of Sections 4.1(k) and 4.1(q) hereof and Sections 7.2(a) and 7.2(f) but only insofar as such Sections relate to Sections 4.1(k) and 4.1(q) hereof. "Company Material Adverse Effect" shall also include a Material Adverse Effect with respect to (i) the assets and businesses of the Company and its Subsidiaries located in Canada, taken as a whole, and (ii) the assets and businesses of the Company and its Subsidiaries related to full service properties located in the United States, taken as a whole. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company, as amended to the date of this Agreement. Section 4.1(a) of the Disclosure Schedule sets forth a true, complete and correct list of all Subsidiaries of the Company.

    (b) Capital Structure. (i) The authorized capital stock of the Company consists of (i) 100,000,000 Shares and (ii) 10,000,000 shares of preferred stock, $1.00 par value per share. At the close of business on November 12, 1997: (i) 13,482,249 Shares were issued and outstanding, (ii) 2,258,887 Shares were reserved for issuance pursuant to the Stock Option Plan and those certain option agreements with respect to HFS Holdings, Inc. (which option agreements are described in Section 4.1(b) of the Disclosure Schedule), (iii) no Shares were held by the Company in its treasury and
  (iv) no shares of preferred stock were issued and outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to preemptive or similar rights. No bonds debentures, notes or other indebtedness of the Company or any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any Subsidiary of the Company may vote are issued or outstanding. Except as disclosed in Section 4.1(b) of the Disclosure Schedule, all the outstanding shares of capital stock of each Subsidiary Corporation have been validly issued and are fully paid and nonassessable and are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more such wholly owned Subsidiaries, free and clear of Liens. Except as set forth above or in
  Section 4.1(b) of the Disclosure Schedule, and except for this Agreement, neither the Company nor any Subsidiary of the Company has or, at or after the Effective Time will have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which either (i) obligates the Company or any such Subsidiary to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or any shares of capital stock or other equity interests, as applicable, of such Subsidiary, (ii) restricts the voting, disposition or transfer of shares of capital stock of the Company, or the capital stock or other equity interests of any Subsidiary of the Company. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries. The Company has made available to Parent complete and correct copies of the Stock Option Plan and all forms of Options issued pursuant to the Stock Option Plan, including all amendments thereto. Section 4.1(b) of the Disclosure
  Schedule includes a complete and correct list setting forth as of the date hereof, (i) the number of Options outstanding, (ii) the dates on which such Options were granted and (iii) the exercise price of each outstanding Option.

    (ii) Set forth in Section 4.1(b) of the Disclosure Schedule is a true, complete and correct list of all joint ventures in which the Company or any of its Subsidiaries has an equity interest ("Joint Ventures"). Such

  Section identifies the nature and percentage ownership interest in such entities owned by the Company or its Subsidiary, as the case may be. Except as set forth in Section 4.1(b) of the Disclosure Schedule, no such Joint Venture is indebted to the Company or any Subsidiary in an amount in excess of $50,000 (or in excess of $2,500,000 in the aggregate for all Joint Ventures). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of benefit under any joint venture agreement, except to the extent any of the foregoing would not have, singly or in the aggregate, a Company Material Adverse Effect. In addition, the Company, directly or indirectly through a Subsidiary, beneficially owns a 3.37% equity interest in Capital Properties Limited Partnership, a limited partnership formed under the laws of the Province of Ontario ("CPLP").


    (c) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 6.2 hereof with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of its stockholders as set forth in Section 6.2 hereof. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as disclosed in
  Section 4.1(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws of the Company or the comparable governing documents of any Subsidiary of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of a benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, ground lease, franchise, license or similar instrument or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets is bound, result in the creation or imposition of a material Lien or other restriction or encumbrance on any material asset of the Company or any Subsidiary, which, singly or in the aggregate, would have a Company Material Adverse Effect, or (iii) subject to the governmental filings and other matters referred to in the following sentence, violate any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect except for such violations, which, singly or in the aggregate, would only have an immaterial effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a "Governmental Entity") or any third party which has not been received or made, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger, (ii) the filings with the appropriate Governmental Entities in Canada under the Competition Act and Investment Canada Act (together, the "Canadian Acts"), with respect to the Merger and the transactions contemplated hereby, (iii) the filing with the SEC of (x) a proxy statement relating to the approval by the stockholders of the Company of this Agreement (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (y) such reports under the Exchange Act as may be required in connection with this

  Agreement and the transactions contemplated by this Agreement, (iv) the filing of the certificate of merger with the Delaware Secretary of State,
  (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.1(c) of the Disclosure Schedule and (vi) consents, approvals authorizations, declarations, filings and notices that, if not obtained or made, will not, individually or in the aggregate, result in a Company Material Adverse Effect.

    (d) SEC Documents. (i) The Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of the Company included in the SEC Documents and the draft Quarterly Report on Form 10-Q for the period ended September 30, 1997 set forth as Section 4.1(d) of the Disclosure Schedule (the "Draft September 30 10-Q") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in all material respects in accordance with applicable laws, including the Exchange Act, and generally accepted accounting principals ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or Rule 10-01 of Regulation S-X) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). For purposes of this Agreement, the Draft September 30 10-Q shall be deemed an SEC Document and a Filed SEC Document.

    (e) Information Supplied. The Proxy Statement will not, at the time it is filed with the SEC, at any time that it is amended or supplemented, at the time the Proxy Statement is mailed to the Company's stockholders and at the time of the Stockholders Meeting referred to in Section 6.2 hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in such documents.

    (f) Absence of Certain Changes or Events; No Undisclosed Material Liabilities. (i) Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Section 4.1(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its Subsidiaries have conducted their business only in the ordinary course, and there has not been (A) any change, destruction, damage, loss or event which has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of the Company's capital stock, or any repurchase, redemption or other acquisition by the Company or its Subsidiaries of any shares of their respective capital stock or equity interests, as applicable; (C) any increase in the rate or terms of compensation payable or to become payable by the Company or its Subsidiaries to their directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices or was required under any employment, severance or termination agreements disclosed in Sections 4.1(g) or 4.1(o) of the Disclosure Schedule; (D) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practices or as was required under employment agreements or employee or director benefit plans disclosed in Sections 4.1(g), 4.1(h) or 4.1(o) of the Disclosure Schedule; (E) any entry into any agreement, commitment or transaction by the Company or any of its Subsidiaries, or waiver, termination, amendment or modification to any agreement, commitment or transaction, which is material to the Company and its Subsidiaries taken as a whole; (F) any material labor dispute involving the employees of the Company or its Subsidiaries; (G) any change by the Company in accounting methods, principles or practices except as required or permitted by GAAP;
  (H) any write-off or write-down of, or any determination to write-off or write-down, any asset of the Company or any of its Subsidiaries or any portion thereof which write-off, write-down, or determination exceeds $750,000 in the aggregate; (I) any split, combination or reclassification of any of the Company's capital stock or issuance or authorization relating to the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock; (J) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries; (K) any loans, advances or capital contributions to or investments in, any other person in existence on the date hereof made by the Company, in each case, in excess of $50,000 (or in excess of $2,500,000 in the aggregate), other than to any direct or indirect wholly-owned Subsidiary and other than travel and entertainment advances to employees of the Company in the ordinary course of business consistent with past practices; (L) any sale or transfer by the Company of any of the assets of the Company (other than sales or transfers of immaterial assets in the ordinary course of business), cancellation of any material debts or claims or waiver of any material rights by the Company; or (M) any agreements by the Company to (1) do any of the things described in the preceding clauses
  (A) through (L) other than as expressly contemplated or provided for herein or (2) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect.

    (ii) Without limiting the foregoing, except (i) as set forth in the most recent financial statements included in the Filed SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements and (iii) as set forth on Schedule 4.1(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any material nature that would be required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto. Except as set forth in Section 4.1(f) of the Disclosure Schedule, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, whether due or to become due, determined, determinable or otherwise, that would have a Company Material Adverse Effect, other than (A) liabilities reflected on the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, the Draft September 30 10-Q, and the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and (B) liabilities under this Agreement or disclosed in the Disclosure Schedule.

    (g) Collective Bargaining, Employment Agreements and Labor
  Matters. (i) Except as disclosed in the Filed SEC Documents or in Section 4.1(g) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment or any agreement to adopt or amend in any material respect by the Company or any of its Subsidiaries any collective bargaining agreement. Except as disclosed in the Filed SEC Documents or in Section 4.1(g) of the Disclosure Schedule, there exists no employment, collective bargaining, labor consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries. Section 4.1(g) of the Disclosure Schedule sets forth a true, complete and correct list of all amounts that will become payable to any current or former employee, officer, director or consultant of the Company or any Subsidiary or affiliate of the Company, as a result, directly or indirectly, of the Company's entering into this Agreement or the consummation of the Merger, which obligation arises from any agreement, plan, arrangement or understanding in effect on the date hereof with any such persons ("Severance Payments"). Except for the Options and the option agreements with respect to HFS Holdings, Inc. described on Section 4.1(g) of the Disclosure Schedule, the Severance Payments, including the severance, bonus or stay payments permitted under Section 5.1(xii), do not exceed $1,000,000 in the aggregate.

    (ii) Except as set forth in Section 4.1(g) of the Disclosure Schedule, no employees of the Company or any of its Subsidiaries are represented by any labor organization and no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

    (iii) Except as set forth on Section 4.1(g) of the Disclosure Schedule, there are no (A) unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries which, if resolved against the Company or any of its Subsidiaries, as the case may be, would cause a Company Material Adverse Effect, or (B) complaints, charges or claims against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries which, if resolved against the Company or any of its Subsidiaries, as the case may be, would cause a Company Material Adverse Effect.

    (h) Benefit Plans. (i) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") other than a multiemployer plan) (hereinafter a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other material plan, arrangement, policy or payroll practice (written or oral) including but not limited to stock option, stock purchase, incentive compensation, deferred compensation, equity-based compensation, severance, change of control, vacation pay, company awards, salary continuation for disability, sick leave, insurance, bonus or other incentive or employee benefit plan or arrangement other than a Pension Plan or Welfare Plan, in each case, maintained or contributed to, or required to be maintained or contributed to, by the Company and/or its Subsidiaries for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any of its Subsidiaries or with respect to which the Company and/or its Subsidiaries has any liability (all the foregoing being herein collectively called "Benefit Plans") shall be given to or made available to Parent as soon as practical following the date hereof. Section 4.1(h) of the Disclosure Schedule sets forth a correct and complete list of all Benefit Plans.

    (ii) Except as disclosed in the Filed SEC Documents or in Section 4.1(h) of the Disclosure Schedule:

      (a) none of the Company or any other person or any trade or business (whether or not incorporated) that together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") has incurred any material liability to, or with respect to, any Pension Plan covered by Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (the "PBGC") (other than for the payment of premiums not yet due, in each case, which remain unpaid);

      (b) no Commonly Controlled Entity is, or has been during the preceding six years, required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA ("Multiemployer Plan") or
    (y) has withdrawn from any Multiemployer Plan. The Company will request within twelve business days of the date hereof from each Multiemployer Plan an estimate of the withdrawal liability that would be assessed if the Company and all Commonly Controlled Entities withdrew from the Plan and will disclose any response to any such request to Parent within ten days of receipt thereof by the Company, but in all events prior to the Effective Time;

      (c) nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Benefit Plan has or will make the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries subject to any material liability under Title I of ERISA or liable for any material tax pursuant to Section 4975, 4976 or 4980 of the Code;

      (d) each Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code;

      (e) none of the Benefit Plans promises or provides retiree medical or life insurance benefits to any person, except as may be required by law;

      (f) neither the Company nor any of its Subsidiaries has an obligation to adopt any new benefit plan or, except as required by law, the amendment of an existing Benefit Plan;

      (g) each Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law;

      (h) each of the Company and its Subsidiaries and ERISA Affiliates which maintains a "benefit plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA and the regulations thereunder;

      (i) neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (A) any payment or increase in any benefits becoming due under any Benefit Plan or any compensation arrangement or (B) the acceleration of the time of payment or vesting of any such benefits; and

      (j) each Pension Plan which is subject to Title IV of ERISA has no unfunded benefit liability, as determined pursuant to PBGC funding assumptions.

  (i) Taxes. Except as set forth in Section 4.1(i) of the Disclosure Schedule:

      (a) The Company, and each affiliated (within the meaning of Section 1504 of the Code), combined or unitary group of which the Company is a member, has timely filed (including extensions permitted by law) all federal, state, local, foreign, income and franchise tax returns and all other material Tax Returns (as defined below) required to be filed by them. All such Tax Returns are true and correct in all material respects. Except to the extent adequately reserved for in accordance with GAAP, all material Taxes due and payable by the Company and its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) have been timely paid in full. The most recent consolidated financial statements contained in the Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

      (b) No material deficiencies for any Taxes (as defined below) have been proposed, asserted or assessed against the Company or any of its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company).

      (c) There are no material liens or encumbrances for Taxes on any of the assets of the Company or its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) (other than for current Taxes not yet due and payable).

      (d) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

      (e) None of the Company or its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) is a party to any tax allocation agreement, tax sharing agreement, tax indemnity agreement or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement, private letter ruling or other agreement relating to Taxes with any taxing authority).

      (f) No audits or other administrative or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) and neither the Company nor any of its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) has received a written notice of any pending audit or proceeding with respect to Taxes except for such audits or proceedings with potential liabilities for more than $5,000 individually or $25,000 in the aggregate; provided, however, that the Company shall deliver to Parent any such notice received after the date hereof and prior to the Effective Time as soon as practicable (but in no event later than ten days) after receipt by the Company of such notice. No material issues relating to Taxes have been raised in writing by any Governmental Entity during any presently pending audit, or other administrative proceeding; provided, however, in the event that the Company shall receive any written notice from a Governmental Entity relating to Taxes after the date hereof prior to the Effective Date, the Company shall deliver to Parent as soon as practicable, but in no event later than ten (10) days, a copy of such notice.

      (g) Neither the Company nor any of its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) has agreed to make any material adjustment under Section 481(a) of the Code.

      (h) No property owned by the Company or any of its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) is (i) property required to be treated as being owned by another person pursuant to the provisions of
    Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) "tax exempt use property" within the meaning of Section 168(h) of the Code; or (iii) "tax exempt bond financed property" within the meaning of Section 168(g) of the Code.

      (i) Since the date of the most recent financial statements included in the Filed SEC Documents, the Company and each of its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) has made sufficient accrual for Taxes in accordance with GAAP with respect to periods for which Tax Returns have not been filed.

      (j) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or any Subsidiary (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) of the Company for any taxable period.

      (k) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any Subsidiary (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) of the Company by reason of Section 280G of the Code in excess of $20,000 individually and $100,000 in the aggregate.

      (l) Section 4.1(i) of the Disclosure Schedule sets forth as of December 31, 1996 and projected as of December 31, 1997 the adjusted basis for federal income tax purposes of the Assets of the Company and its Subsidiaries and any long-term debt in excess of $500,000 held by the Company or any of its Subsidiaries (except with respect to Joint Ventures that own or lease Minor Assets, only to the knowledge of the Company) described therein. Section 4.1(i) of the Disclosure Schedule also sets forth as of December 31, 1996 the tax basis capital accounts for the Joint Ventures and their respective percentage interests and the tax basis of such Subsidiary Corporation.

      (m) For purpose of this Agreement, (A) the terms "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property (other than real property taxes not yet due and payable) and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement and (B) the term "Tax Return" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

  (j) Voting Requirements. The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding Shares entitled to vote thereon at the Stockholders Meeting described in Section 6.2 hereof with respect to the approval of the Merger is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

  (k) Compliance with Applicable Laws. Each of the Company and its Subsidiaries has and after giving effect to the transactions contemplated hereby will have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits," including, without limitation, Permits required under Hazardous Substances Laws (as defined in Section 4.1(q)(xi) hereof)) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and to the knowledge of the Company there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Company Material Adverse Effect. Except as set forth in Section 4.1(k) of the Disclosure Schedule, to the Company's knowledge the Company and its Subsidiaries are in compliance with, and have no liability or obligation under, all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, including any liability or obligation to undertake any remedial action under Hazardous Substances Laws, except for instances of non-compliance, liabilities or obligations, which individually or in the aggregate would only have an immaterial effect.

  (l) Opinion of Financial Advisor. The Company has received the opinions of Lehman Brothers and Chase Securities Inc., dated the date hereof (a true and complete copy of each of which has been delivered to Parent), to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and, as of the date hereof, such opinions have not been withdrawn or modified.

  (m) Brokers. No broker, investment banker, financial advisor or other person, other than Lehman Brothers, Chase Securities and Bear Stearns & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  (n) Litigation, etc. As of the date hereof, except as set forth in the Filed SEC Documents or as disclosed in Section 4.1(n) of the Disclosure Schedule,
(i) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and
(ii) neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, order, decree or arbitration order that, in any such case described in clauses (i) and (ii), (A) could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) involves an allegation of criminal misconduct or a violation of the Racketeer and Influenced Corrupt Practices Act, as amended. As of the date hereof, there are no suits, actions, claims or proceedings pending or, to the Company's knowledge, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

  (o) Material Contracts. (A) There have been made available to the Parent, its affiliates and their representatives true and complete copies of all of the following contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"): (i) contracts with any current or former officer or director of the Company or any of its Subsidiaries; (ii) contracts for the sale of any real property or other material assets of the Company or any of its Subsidiaries or for the purchase of real property or other material assets other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its material assets; (iii) contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area; (iv) indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; (v) contracts, agreements or arrangements with any affiliate of the Company or any of its Subsidiaries,
(vi) joint venture agreements to which the Company or any of its Subsidiaries are a party, and (vii) all other agreements which would be required to be filed as an exhibit to a Form 10-K of the Company as of the date of this Agreement. Section 4.1(o) of the Disclosure Schedule identifies all Material Contracts and except as set forth in such Section of the Disclosure Schedule, all of the Material Contracts are in full force and effect. Except as set forth on Section 4.1(o) of the Disclosure Schedule, neither the Company nor any Subsidiary is in default in any material respect under any Material Contract nor, to the knowledge of the Company, is any other party to any Material Contract in default thereunder in any material respect except for those that individually or in the aggregate would not have a Company Material Adverse Effect. Except as set forth in Section 4.1(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of benefit under any Material Contract. With respect to any Major Assets (as defined in Section 4.1(q) hereof) currently being developed, Section 4.1(o) of the Disclosure Schedule sets forth a list of all plans and specifications for such Major Assets and any construction contract entered into by the Company or its Subsidiaries. No third party (other than (i) Royco Resorts & Hotels Ltd. ("Royco") with respect solely to the Assets (as defined in Section 4.1(q) hereof) or (ii) certain joint venture partners with respect to the relevant joint venture Assets) has any agreement with the Company or any Subsidiary to manage any of the Assets.

  (B) Section 4.1(o) of the Disclosure Schedule sets forth a complete and correct list of all material agreements and contracts by and between the Company or its Subsidiaries, on the one hand, and any of Royco, CPLP or any of their respective affiliates (including Terrance G. Royer, Randy B. Royer, Peter P. Sikora and Gregory Royer), on the other hand, with respect to the performance of management services, the conduct of any franchising or sub-franchising business or the development of hotels or motels, in each case on behalf of, in cooperation with, or for the benefit of the Company or any Subsidiary, and true, complete and correct copies of such agreements and contracts have been made available to Parent.

  (p) Unlawful Payments and Contributions. To the knowledge of the Company, neither the Company, any Significant Subsidiary nor any of their respective directors, officers or any of their respective employees or agents has (i) used any Company or Company Subsidiary funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

  (q) Real Property. Section 4.1(q) of the Disclosure Schedule sets forth, as of the date of this Agreement (A) all real property owned by the Company and its Subsidiaries, singly or in common or joint venture with each other or other entities or individuals (the "Owned Real Property"), and (B) all real property that the Company and its Subsidiaries has leased or subleased among themselves or from a third party, singly or in common or joint venture with each other or with other entities or individuals (the "Leased Real Property" and, together with the Owned Real Property, the "Assets" and each an "Asset"). The representations and warranties in this Section 4.1(q) shall only be as to the knowledge of the Company when referring to Assets which are not

Major Assets (as such term is defined on Section 4.1(q) of the Disclosure Schedule), such Assets are herein referred to as "Minor Assets".

    (i) Except as set forth in Section 4.1(q)(i) of the Disclosure Schedule, there are no contracts of sale which have been executed by the Company or any Subsidiary of the Company that grants the right to any party to purchase any Asset, or any part thereof.

    (ii) There are no security deposits, advance rent payments for more than sixty (60) days or other deposits made by any tenants of any Retail Lease (as defined below), other than the security deposits and advance rent payments described in Section 4.1(q)(iii) of the Disclosure Schedule.

    (iii) All retail leases in effect at the Major Assets ("Retail Leases") and all ground leases (pertaining to Leased Real Property) and amendments thereto are set forth in Section 4.1(q)(iii) of the Disclosure Schedule (each such Retail Lease or ground lease, individually, a "Lease", and collectively, the "Leases"). Except with respect to the Non-Core Assets (as defined in Schedule 4.1(q)) the Company has made available to Parent or its representative true, correct and complete copies of all Leases. The Leases are in full force and effect, and the Company has no knowledge of any event which, with the passage of time or giving of notice, or both, would cause the Company or any tenant or landlord of any Lease to be in default of its Lease. No commissions or finders fees are due with regard to any Lease. Set forth in Section 4.1(q)(iii) of the Disclosure Schedule, are rent rolls showing all Leases and the information set forth therein is true, correct and complete in all material respects. At Parent's request, the Company shall send estoppel certificates ("Estoppel Certificates") in a form reasonably approved by Parent and the Company to those ground lessors reasonably requested by Parent. The Company shall have available for review by Parent proof of first-class mailing of the Estoppel Certificates and at the request of Parent shall place one telephone call to each recipient of an Estoppel Certificate, if necessary, in order to obtain such Estoppel Certificate. The parties hereto agree that the obtaining of the Estoppel Certificates is not a condition to Closing.

    (iv) The Company has no knowledge of any action or proceeding contemplated, instituted, threatened or pending for eminent domain or for condemnation of all or any part of any Asset.

    (v) Except as set forth in Section 4.1(q)(v) of the Disclosure Schedule, no assessments for public improvements have been made against any Asset which is due and payable.

    (vi) There are no outstanding commitments made by the Company or any Subsidiary of the Company to any governmental authority, utility company, association or to any other organization, group or individual, relating to any Asset, which will impose an obligation upon the Company or any Subsidiary of the Company or its successors or assigns to make any contributions or dedications of land, or to construct, install or maintain any improvements of a public or private nature on or in respect of any Asset.

    (vii) Except as set forth on Section 4.1(q)(vii) of the Disclosure Schedule, the Company has no written notice from any Governmental Entity or insurance company of any material violations of any laws, statutes, ordinances, orders, regulations affecting any Asset or any part of any Asset.

    (viii) Except as disclosed on the financial statements of the Company or on Section 4.1(q)(viii) of the Disclosure Schedule, the Company has no knowledge of any mechanics' or materialmen's Liens against any Asset.

    (ix) As of the date of this Agreement, each of the Company or one of the Subsidiaries or Joint Ventures has fee title to its interest in the applicable Owned Real Property or a leasehold interest in the applicable Leased Real Property as provided in the applicable Lease, in each case, free and clear of all Liens, encumbrances and defects, except for (A) Liens, encumbrances, defects, exceptions, easements, rights of way, restrictions, covenants, claims or other similar charges listed or identified in the title report, commitment or title opinions referenced on
  Section 4.1(q)(ix) of the Disclosure Schedule with respect to the applicable Assets, which do not, individually or in the aggregate, have a Material Adverse Effect on the use or operation of the Assets as a hotel or motel consistent with the current use thereof, (B) Liens, encumbrances, defects, easements, rights of way, restrictions, covenants, claims or other similar charges (other than material monetary Liens, except those obligations or Liens in respect of which are disclosed in the financial statements of the Company or its Subsidiaries, as the case may be, or set forth in Section 4.1(q)(ix) of the Disclosure Schedule), whether or not of record, which do not, individually or in the aggregate, have a Material Adverse Effect on the use or operation of the Assets as a hotel or motel consistent with the current use thereof, (C) taxes or assessments, special or otherwise, not due and payable or being contested in good faith, (D) aboriginal title or Native American claims, and other standard exceptions which would be contained in an ALTA Form extended coverage owner's policy of title insurance and not removable by endorsement or premium under the laws of the state in which the applicable Asset is located, (E) rights of parties in possession, as tenants only, under the Retail Leases or any party claiming through or under such tenants, (F) any state of facts, rights, interests or claims which could be ascertained by an inspection of the Minor Assets, the existence of which does not materially interfere with the continued use of the Minor Assets consistent with their current use and (G) any discrepancies, conflicts or boundary lines, shortages in area, encroachments, or any other facts which an accurate survey would disclose, the existence of which does not materially interfere with the continued use of the Assets consistent with the current use thereof. The Company and the Subsidiaries of the Company have no written notice of any breach or violation of any material term, covenant, condition or restriction constituting one or more of the encumbrances recorded or otherwise binding against the Assets.

    (x) Except as expressly set forth herein, the Parent and Sub shall acquire the above-described beneficial interests in the Assets in its "AS IS" condition at the Closing Date, subject to all latent and patent defects (whether physical, financial or legal, including title defects), based solely on Parent's and Sub's own inspection, analysis and evaluation of the Assets and not in reliance on any records or other information obtained from the Company or on the Company's behalf. Each of Parent and Sub acknowledges that, except for those expressly set forth herein, it is not relying on any statement or representation that has been made or that in the future may be made by the Company or any of the Company's employees, agents, attorneys or representatives concerning the condition of the property (whether relating to physical conditions, operation performance, title, or legal matters).

    (xi) Except as set forth on Section 4.1(q)(xi) of the Disclosure Schedule and in the environmental reports of the Company which were made available to Parent and are described in the Disclosure Schedule (the "Environmental Reports"), the Company has not received any written notice from any Governmental Entity that there exists any violation of any Hazardous Substances Law (as hereinafter defined). Except as set forth in the Environmental Reports, the Company has no knowledge (i) of any Hazardous Substances (as hereinafter defined) present on, under or about any Asset, and to the Company's knowledge no discharge, spillage, uncontrolled loss, seepage or filtration of Hazardous Substances has occurred on, under or about any Asset, (ii) that any of the Assets violates, or has at any time violated, any Hazardous Substance Laws, and to the Company's knowledge,
  (iii) there is no condition on any Asset for which the Company has an obligation to undertake any remedial action pursuant to Hazardous Substance Laws. For purposes hereof, "Hazardous Substances" means, without limitation
  (1) those substances included within definitions of any one or more of the terms "Hazardous Substance," and "Hazardous Waste," "Toxic Substance" and "Hazardous Material" in the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. (S) 90,601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S) 6901, et seq. ("RCRA"), the Toxic Substances Control Act, as amended, 15 U.S.C. (S) 2601, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. (S) 1801 et seq., the Occupational Safety and Health Act, 29 U.S.C. (S) 651, et seq. (insofar as it relates to employee health and safety in relation to exposure to Hazardous Substances) and any other local, state, federal or foreign laws or regulations related to the protection of public health or the environment (collectively, "Hazardous Substances Laws"); (2) such other substances, materials or wastes as are or become regulated under, or as are classified as hazardous or toxic under Hazardous Substance Laws; and (3) any materials, wastes or substances that can be defined as (A) petroleum products or wastes; (B) asbestos; (C) polychlorinated biphenyl; (D) flammable or explosive; or (E) radioactive.

    (xii) No portions of the books, records or files of the Company have been, nor will they be, deliberately disposed of, purged, shredded or otherwise destroyed, except in the ordinary course of business.

  (r) Anti-takeover Plan; State Takeover Statutes. Neither the Company nor any Subsidiary has in effect any plan, scheme, device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, scheme, device or arrangement. The Board of Directors of the Company has approved the Merger and this Agreement and has agreed (unless otherwise required in accordance with the fiduciary duties of the Board of Directors under applicable law as advised by outside legal counsel to the Company) to recommend that holders of Shares vote their shares in favor of the Merger; such approval is sufficient to render inapplicable to the Merger and this Agreement and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

  (s) Insurance. The Company maintains, and has maintained, without interruption, during its existence, policies or binders of insurance covering such risk and events, including personal injury, property damages and general liabilities in amounts the Company reasonably believes adequate for its business and operations, and except as set forth in Section 4.1(s) of the Disclosure Schedule, such policies shall not terminate as a result of the consummation of the transactions contemplated hereby.

  (t) Affiliate Transactions. Except to the extent disclosed in Section 4.1(t) of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's affiliates (other than wholly-owned Subsidiaries of the Company), on the other hand ("Affiliate Agreements"). Since December 31, 1996 no payments have been made to any affiliate of the Company other than as specifically required by the Affiliate Agreements, no payments will be made in connection with this Agreement (except as provided for herein) and, after consummation of the Merger, neither the Company nor any of its Subsidiaries shall have any obligations or liabilities to any affiliate or officer or director of any of the Company or any of its Subsidiaries other than pursuant to Sections 2.2 and 6.5 hereof.

  (u) Disclosure Schedule. Items disclosed in any one Section of the Disclosure Schedule are deemed to be disclosed in such other Sections of the Disclosure Schedule as is necessary for purposes of the completeness and accuracy of the related representation or warrants, but only to the extent it is readily apparent from the description of the particular item or disclosure that such item or disclosure would be applicable to any other such Section of the Disclosure Schedule.

  Section 4.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

    (a) Organization, Standing and Corporate Power. Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each of them has all requisite partnership or corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes hereof, the term "Parent Material Adverse Effect" means any change or effect that is or is reasonably expected to be materially adverse to the condition (financial or otherwise), business, assets or results of operations, of the Parent and its Subsidiaries taken as a whole or adversely effects the ability of the Parent to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays the Parent's ability to perform its obligations hereunder.

    (b) Authority Noncontravention. The execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation of the Merger by Sub are within the partnership or corporate powers and authority, as the case may be, of each of Parent and Sub and have been duly authorized by all necessary partnership or corporate action, as the case may be, on the part of each of Parent and Sub. Each of Parent, as sole stockholder of Sub, and the Board of Directors of Sub has approved the Merger and no further corporate or stockholder action is required on the part of Sub in connection with the consummation of the Merger other than the filing of a certificate of merger as contemplated by this Agreement. This

  Agreement has been duly executed and delivered by each of Parent and Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement, will not (i) conflict with any of the provisions of the limited partnership agreement of Parent or the certificate of incorporation or by-laws of Sub, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other material agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or Sub is a party or by which Parent or Sub or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award binding on or applicable to Parent or Sub and currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a Parent Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filings with appropriate Government Entities in Canada under the Canadian Acts with respect to the Merger and the transaction contemplated hereby, (iii) the filing with the SEC of the Proxy Statement and such other reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby,
  (iv) the filing of the certificate of merger with the Delaware Secretary of State, and (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.2(b) of the Disclosure Schedule.

    (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is filed with the SEC, at any date on which it is amended or supplemented, the date it is first mailed to the Company's stockholders and at the time of the Stockholders Meeting described in Section 6.2, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (d) Sub. As of the date hereof, Parent owns all of the outstanding capital stock of Sub. As of the Effective Time, Parent will own a majority of the outstanding capital stock of Sub. Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement. Except as contemplated by this Agreement, Sub has not engaged, directly or through any Subsidiary, in any business activities of any type or kind whatsoever.

    (e) No Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE V

                                   Covenants

  Section 5.1 Conduct of Business of the Company Prior to the Merger. Except as set forth in Section 5.1 of the Disclosure Schedule or as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses (including businesses conducted through Joint Ventures) in the ordinary course of business consistent with past practice and use their reasonable best efforts to preserve intact their current business organizations (and Joint Ventures), keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them, and to that end, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, the Company shall not, and, except as set forth in Section 5.1 of the Disclosure Schedule (subject, only where expressly stated therein, to the consent of Parent), shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

    (i)(x) except for a direct or indirect wholly owned Subsidiary, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock,
  (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or
  (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

    (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Options outstanding on the date of this Agreement and except for automatic grants of options to directors of the Company under the Stock Option Plan;

    (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

    (iv) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person (other than any wholly-owned Subsidiary) or except in the ordinary course of business consistent with past practice, acquire, lease or agree to manage any assets or properties;

    (v) directly or indirectly sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including stock or other ownership interests in any properties or Subsidiaries), other than in the ordinary course of business consistent with past practice, except for the sale of (i) the stock of Chartwell Mexico Corp. or (ii) the Company's interest in Grupo Chartwell de Mexico, S.A. de C.V. (collectively, the "Mexican Joint Venture") as contemplated by
  Section 7.2(d) hereof;

    (vi) purchase or sell any real property or other material asset or enter into any agreement to purchase or sell the same;

    (vii) modify the terms of, terminate or fail in any material respect to comply with the terms of any Lease, franchise agreement or joint venture agreement, or enter into any new Lease, franchise agreement or joint venture agreement;

    (viii) undertake any material construction or alteration with respect to any Asset;

    (ix)(x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any Subsidiary of the Company, (y) issue or sell any debt securities or warrants or other rights to acquire debt securities or (z) make any loans or advances to any other person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company and other than routine advances to employees consistent with past practice, and except, in the case of clause (x), for borrowings under existing credit facilities in the ordinary course of business;

    (x) make any tax election or settle or compromise any income tax liability of the Company or of any of its Subsidiaries. The Company shall, before filing or causing to be filed any tax return of the Company or any of its Subsidiaries, consult with and obtain the approval of Parent and its advisors as to the positions and elections that may be taken or made with respect to such return;

    (xi) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (i) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (ii) the repayment of outstanding indebtedness under the Company's existing credit facilities;

    (xii) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except for stay, severance and other bonus payments, and as may be required under existing agreements (including collective bargaining agreements) or normal, regularly scheduled increases in nonofficer employees consistent with past practices or as required by law such that all severance, bonus or stay payments, together with the Severance Payments, shall not exceed $1,000,000 in the aggregate;

    (xiii) other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into or amend any employment, consulting, severance or similar agreement;

    (xiv) waive any claims or rights other than in the ordinary course of doing business so long as such claims or rights do not either (a) have a value in excess of $500,000 in the aggregate or (b) are with respect to affiliates of the Company;

    (xv) make any change in any method of accounting or accounting practice or policy except as required by any changes in GAAP;

    (xvi) incur, enter into, amend, modify or terminate any material commitment, contract or agreement (including with respect to any management agreements, leases, capital expenditures or purchases of assets);

    (xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or any agreement relating to an Acquisition Transaction Proposal (as hereinafter defined) (other than as expressly permitted by this Agreement);

    (xviii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, or amend, modify or terminate any agreement, arrangement or understanding with, directly or indirectly, any of the Company's affiliates, officers or directors, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate, officer or director or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement and set forth in Section 5.1 (xviii) of the Disclosure Schedule other than the sale of the Mexican Joint Venture as contemplated by Section 7.2(d) hereof;

    (xix) close, shut down, or otherwise eliminate any of the Company's hotel properties; or

    (xx) authorize any of, or commit or agree to take any of, the foregoing actions.

  Section 5.2 Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties set forth in Section 4.1 of this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions of the Merger set forth in Article VII not being satisfied.

                                  ARTICLE VI

                             Additional Agreements

  Section 6.1 Preparation of the Proxy Statement. (a) As soon as practicable after the date hereof, the Company shall, in consultation with Parent and Sub, prepare and file with the SEC a preliminary proxy statement (the "Preliminary Proxy Statement") relating to the Merger and the transactions contemplated by this Agreement in accordance with the Exchange Act and the rules and regulations under the Exchange Act. The Company, Parent and Sub shall cooperate with each other in the preparation of the Preliminary Proxy Statement. The Company shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Preliminary Proxy Statement, and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date. The Company agrees to afford Parent and its counsel a reasonable opportunity to (i) review and comment upon the Preliminary Proxy Statement prior to its being filed with the SEC and to provide Parent and its counsel with copies of any comments the Company or its counsel may receive from the SEC or its staff with respect thereto promptly after the receipt of such comments and (ii) review and comment upon the Proxy Statement prior to its being mailed to the Company's stockholders. If the Board of Directors of the Company withdraws, modifies or amends in any adverse respect its approval or recommendation of this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 6.7 hereof, the Company may delay the filing or mailing, as the case may be, of the Preliminary Proxy Statement and the Proxy Statement.

  Section 6.2 Stockholders Meeting. The Company shall take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law, the rules of the Nasdaq National Market, Inc. ("Nasdaq"), and its certificate of incorporation and bylaws, to convene a special meeting of its stockholders (the "Stockholders Meeting"), for the purpose of considering and voting upon this Agreement and the transactions contemplated hereby, including the Merger. Subject to Section 6.7 hereof, the Board of Directors of the Company shall recommend that the holders of the Shares vote in favor of and approve this Agreement and the Merger at the Stockholders Meeting.

  Section 6.3 Access to Information: Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent's officers, employees, counsel, financial advisors and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its owned and leased properties (including as required to perform any environmental studies or reviews of such properties), books, contracts, commitments, tax returns, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent, its counsel, financial advisors and other representatives, such information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Any such access or investigation shall not affect the representations or warranties made by the Company contained in this Agreement. Except as required by law, Parent and the Company will hold, and will cause their respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other party in confidence in accordance with the Confidentiality Agreement, dated August 14, 1997, by and between the Company and Parent.

  Section 6.4 Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VII; provided, however, that nothing in this Agreement shall obligate the Company or its Subsidiaries to sell, transfer or otherwise dispose of any of their respective assets to cause a termination of the waiting period under the HSR Act or the Canadian Acts.

  Section 6.5 Indemnification; Directors' and Officers' Insurance. (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and by-laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

  (b) The Company shall, and from and after the Effective Time, Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of the Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case, to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law, subject to the receipt of an undertaking contemplated by Section 145(e) of the DGCL to refund such advances if it is determined that the Indemnified Party was not entitled thereto).

  (c) Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and Parent and the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, Parent and the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, Parent and the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, Parent and the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.5 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, Parent and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Company, Parent and Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

  (d) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time; provided, that Parent shall only be obligated to maintain such insurance in such scope and amount as is available at annual premiums during such period not in excess of 150% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement.

  (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

  Section 6.6 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or automated quotation system.

  Section 6.7 No Solicitation; Acquisition Transaction Proposals. Unless this Agreement is terminated in accordance with the terms hereof, neither the Company, its Subsidiaries nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries), shall, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information), or enter into, or maintain or continue discussions or negotiate with any person in furtherance of, an Acquisition Transaction (as defined below); provided, however, that nothing in this Agreement shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person (other than an affiliate of the Company) that makes an unsolicited written proposal for an Acquisition Transaction Proposal after the date hereof, if the Board of Directors of the Company, after consultation with and based upon the advice of outside legal counsel, determines in good faith that the failure to engage in such negotiations or discussions, or disclose such non-public information, would be reasonably expected to be a breach of, or would be inconsistent with, the Board of Directors' of the Company fiduciary duties under applicable law, and prior to taking such action, the Company provides written notice to Parent within 24 hours of receipt of any such proposal to the effect that it is taking such action (which notice shall identify the nature and material terms of the proposal and the person or persons making the same). The Company shall promptly deliver to Parent a copy of any Acquisition Transaction Proposal and promptly notify Parent of any indication that any person is considering making an Acquisition Transaction Proposal or of any request for non-public information relating to the Company or its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries, by any person that may be considering making, or has made, an Acquisition Transaction Proposal and shall keep Parent fully and timely informed of the status of the same. For purposes of this Agreement, "Acquisition Transaction" means a transaction involving any of the following (other than the transactions contemplated by this Agreement with Parent or Sub) involving the Company or any of its Subsidiaries: (v) any direct or indirect acquisition or purchase of more than 10% of any class of equity securities of the Company; (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets (other than immaterial assets) of the Company or any of its Subsidiaries in a single transaction or series of related transactions; or (y) any tender offer or exchange offer for 25 percent or more of the outstanding shares of capital stock of the Company. An "Acquisition Transaction Proposal" means any offer or proposal for, or any indication of interest in, an Acquisition Transaction. Nothing contained in this Section 6.7 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders or making such disclosure as, in each case, may be required under applicable law; provided that the Company shall not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Transaction Proposal except as expressly permitted above. The Company agrees not to, in connection with an Acquisition Transaction Proposal, (x) furnish any information to any third party unless such third party signs a confidentiality agreement no less favorable to the Company than the confidentiality agreements signed by affiliates of Parent and (y) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, unless the Board of Directors of the Company shall have determined in good faith, after consultation with and based upon the advice of outside legal counsel, that failing to release such third party or waive such provisions would be reasonably expected to be a breach of, or would be inconsistent with, the fiduciary duties of the Board of Directors of the Company under applicable law.

  Section 6.8 Consents, Approvals and Filings. (a) The Company and Parent will make and cause their respective Subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act, the Canadian Acts and the Exchange Act in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, the Company and Parent will each use their reasonable best efforts, and will cooperate fully with each other
(i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement; (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement; and (iii) to cause a termination of the waiting period under the HSR Act and Canadian Acts without the entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated hereby at as early a date as possible. Each of the Company and Parent shall use reasonable efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

  (b) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement, and copies of all correspondence with such Governmental Entities, and shall keep all the parties timely apprised of the status of the foregoing.

  Section 6.9 Board Action Relating to Stock Option Plans. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering a Stock Option
Plan) shall adopt such resolutions or take such actions as may be permitted and required to adjust the terms of all outstanding Options in accordance with
Section 2.2 and shall make such other changes to the Stock Option Plan as it deems permitted and appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld).

  Section 6.10 Name Changes. At or promptly after the Effective Time, Parent and Sub shall change the name of the Company, and such name shall not contain the word or words "Chartwell" or "Chartwell Leisure," or any derivative thereof and neither the Surviving Corporation nor any Subsidiary may use any such name in any manner in the future.

  Section 6.11 Notices of Certain Events. (a) The Company shall as promptly as reasonably practicable notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of the Company's knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.1(n) or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue or causes any material breach of its obligations under this Agreement.

  (b) Each of Parent and Sub shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement,
(ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue or causes any material breach of its obligations under this Agreement.

  Section 6.12 Parent Payment and Related Matters. The information set forth in Section 6.12 of the Disclosure Schedule was prepared by the Company in good faith and is a reasonable estimate of the information set forth therein. Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, the Company may make any of the payments set forth under "sources and uses" in Section 6.12 of the Disclosure

Schedule. Immediately prior to the Effective Time (so long as the conditions to Closing set forth in Article VII shall have been satisfied or waived), Parent or Sub shall deliver or cause to be delivered to the Company cash, by wire transfer of immediately available funds, in an amount equal to the amount of the then outstanding indebtedness owed under the Credit Agreement, dated August 28, 1996 among the Company, Chartwell Canada Corp., Various Banks, The Bank of Nova Scotia, as syndication agent, and Chase, as administration agent (as amended to date, the "Credit Facility"), after giving effects to amounts, if any, paid to the administration agent by or on behalf of Parent or Sub immediately prior to the Effective Time in satisfaction of indebtedness owed under the Credit Facility, but in no event more than the sum of (i) $25,976,000; plus (ii) $3,200,000, but only if the sale of the real property located at 28 SouthWest Freeway, Houston, Texas has not occurred; plus (iii) $1,800,000, but only if the sale of the real property located at SWC 202 Freeway and 44th Street, Phoenix, Arizona has not occurred; plus (iv) amounts expended by the Company with respect to the extraordinary capital expenditures, or other extraordinary expenditures, in each case, described in
Section 5.1 of the Disclosure Schedule; plus (v) $2,500,000.00, (vi) plus (to the extent it is a positive number) or minus the absolute value of (to the extent it is a negative number), the Hedge Amount (as defined below); minus cash on hand, if any, of the Company at the Effective Time. In addition, at the Effective Time, Parent shall, or shall cause the Surviving Corporation to pay the Option Consideration on behalf of the Company, as contemplated by
Section 2.2 hereof. For purposes of the foregoing, the term "Hedge Amount" shall mean the amount determined by subtracting (x) $64,392,867 from (y) the US dollar equivalent (determined immediately prior to the Effective Time) of 91 million Canadian dollars.

  Section 6.13 Tax Filings. Parent shall be responsible for preparing and shall file all Tax Returns for taxable periods ending prior to the Effective Date which are required to be filed by the Company and its Subsidiaries after the Effective Date.

  Section 6.14 Investment Canada Act. The Company agrees that it shall cause its Subsidiaries in Canada to cease to engage in any publication, distribution, or sale of any books, magazines, periodicals or newspapers in print or machine readable form, and shall cease to engage in any production, distribution, sale, exhibition or rental of any film recordings or video recordings, not later than three (3) days prior to Closing.

                                  ARTICLE VII

                             Conditions Precedent

  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

    (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the requisite number of stockholders of the Company, and in the manner as shall be required pursuant to the Company's certificate of incorporation, by-laws and the DGCL.

    (b) No Injunctions or Restraints. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, that the party invoking this condition shall use its best efforts to have any such temporary restraining order, injunction, order, restraint or prohibition vacated.

    (c) Governmental and Regulatory Consents. All material filings required to be made prior to the Effective Time with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in Section 4.1(c) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Sub will have been made or obtained (as the case may be).

    (d) HSR Act and Canadian Acts. The waiting periods (and any extension thereof) applicable to the Merger under the HSR Act and the Canadian Acts shall have been terminated or shall have otherwise expired.

  Section 7.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company set forth in Section 4.1 that are qualified as to materiality or Company Material Adverse Effect shall be true and correct and the representations and warranties of the Company set forth in Section 4.1 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date. In addition, all such representations and warranties shall be true and correct as of the date hereof and as though made on and as of the Closing Date, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Company Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

    (c) Dissenting Shares. The number of Dissenting Common Shares shall constitute no greater than 5% of the total number of Shares outstanding immediately prior to the Effective Time.

    (d) Sale of Mexican Joint Venture. The Company shall have sold the Mexican Joint Venture for a purchase price in cash of not less than all amounts expended or accrued by the Company and its Subsidiaries in connection with or related to the Mexican Joint Venture, which amount shall in no event be less than $3,750,000, and the Company shall have no further obligations or liabilities with respect to its investment in the Mexican Joint Venture.

    (e) No Outstanding Indebtedness. Except as disclosed in Section 7.2(e) of the Disclosure Schedule, at the Effective Time after giving effect to (i) the payment by the Company of all fees and expenses related to the transactions contemplated by this Agreement (including, without limitation, the payment of any real property transfer taxes) and (ii) the payments by Parent contemplated by Section 6.12 hereof and the application of such payment proceeds by the Company as described therein, all outstanding indebtedness of the Company and its Subsidiaries for borrowed money, capitalized lease obligations and similar obligations, other than the amounts owed to the Company or its wholly owned Subsidiaries and amounts permitted to be incurred under Section 5.1 of the Disclosure Schedule, shall, at the Effective Time, have been repaid in full and all Liens with respect to such indebtedness shall have been fully and effectively released and discharged, in each case without the incurrence by the Company or any Subsidiary or Joint Venture of any default or prepayment or other penalty, cost or charge other than repayment of the principal amount of such indebtedness together with accrued and unpaid interest thereon, and the Company shall have received a customary payoff letter from Chase or other authorized lender under the Credit Facility in respect of the indebtedness under the Credit Facility.

    (f) No Company Material Adverse Effect. Since September 30, 1997, there shall not have been any changes or events which, individually or in the aggregate, have had or reasonably would be expected to have a Company Material Adverse Effect.

    (g) Consents. All consents of third parties disclosed in Section 4.1(c) of the Disclosure Schedule shall have been obtained, including the consent or waiver of Travelodge Hotels, Inc. ("Travelodge") under the Master License Agreement for the Territory of the Dominion of Canada by and between Travelodge and Chartwell Canada Hospitality Corp., dated as of September 30, 1996, evidencing its consent to the consummation of the Merger or waiving any Travelodge rights, if any, under such agreement relating to the consummation of the Merger, in form and substance reasonably acceptable to Parent.

    (h) As of the Effective Time, the Second Amended and Restated Financing Agreement between HFS Incorporated and the Company, dated as of July 24, 1996, shall have been terminated without the payment of any amounts by the Company or any of its Subsidiaries therefor.

    (i) All legal, investment banking, accounting, advisory, consulting, and other third party professional, printing and SEC fees and expenses incurred, paid or accrued by the Company and its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the other documents contemplated hereby (including amounts payable to Bear, Stearns & Co. Inc., Chase Securities Inc. and Lehman Brothers) shall not exceed $7,000,000.

    (j) The Agreement of Lease between Fisher 40th 3rd Company and Hawaiian Realty, Inc., as landlord, and the Company, as tenant, dated February 29, 1996 (the "New York Office Lease") shall have terminated without the incurrence, payment or accrual by the Company and its Subsidiaries of any cash costs or expenses other than rent through the later of December 31, 1997 or the Effective Time on the terms set forth in the New York Office Lease.

    (k) Multiemployer Plans. The Parent shall have no reasonable basis to believe that the aggregate withdrawal liability of the Commonly Controlled Entities, if all Commonly Controlled Entities were to withdraw from all Multiemployer Plans as of the date hereof, would exceed $5,000,000.

    (l) The Company shall have obtained, and delivered copies thereof to Parent, of the consents of holders of Options as contemplated by Section
  2.2 hereof.

  Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

    (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in Section 4.2 that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct and the representations and warranties of Parent and Sub set forth in Section
  4.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. In addition, all such representations and warranties shall be true and correct as of the date hereof and as though made on and as of the Closing Date, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Parent Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by the General Partner of Parent to the effect set forth in this paragraph.

    (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the General Partner of Parent to such effect.

    (c) All indebtedness owed by the Company under the Credit Facility shall have been repaid in full, and such Credit Facility shall have been terminated.

    (d) The Company shall have received from Parent the payments referenced in Section 6.12.

    (e) None of the financial advisors described in Section 4.1(l) shall have withdrawn, revoked, amended or modified its fairness opinion in any material respect prior to the mailing by the Company of the definitive Proxy Statement to its stockholders.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  Section 8.1 Termination. (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, in any one of the following circumstances:

    (i) By mutual written consent of Parent and the Company.

    (ii) By Parent or the Company, if, without any material breach by such terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before May 15, 1998.

    (iii) By Parent or the Company, if (x) any statute, rule or regulation shall have been promulgated by any Governmental Entity prohibiting or restricting the Merger or (y) any federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable provided that a party may not terminate this Agreement pursuant to this clause (iii) if it has not complied with its obligations under Sections 6.4 and 6.8.

    (iv) By Parent or the Company if, upon a vote at a duly held Stockholders Meeting or any adjournment thereof, any required approval of the stockholders of the Company shall not have been obtained.

    (v) By the Company, if it shall have received an Acquisition Transaction Proposal (other than from an affiliate of the Company), and (A) the Company's Board of Directors determines (i) in its good faith judgment that such Acquisition Transaction Proposal represents a more favorable financial alternative to the Company's stockholders than the Merger and (ii), after consultation with and based upon the advice of outside legal counsel, determines in good faith that failure to accept such Acquisition Transaction Proposal would be reasonably expected to be a breach of, or would be inconsistent with, the Board of Directors' fiduciary duties under applicable law, (B) the Company shall have complied with its obligations in
  Section 6.7 hereof and have indicated in the notice delivered pursuant thereto that the Company intends to terminate this Agreement pursuant to this Section 8.1(a)(v), such notice having been received by Parent at least two (2) business days prior to any such termination and (C) during such two
  (2) business day-period the Company, together with its financial and legal advisors, shall have considered any adjustment in the terms and conditions of the transactions contemplated hereby, including an increase in the Merger Consideration, that Parent may propose; provided that such termination pursuant to this clause (v) shall not be effective until the Company has made payment of the full fee required by Section 8.1(b) hereof.

    (vi) By Parent, if the Board of Directors of the Company shall have (A) withdrawn, modified or amended in any adverse respect its approval or recommendation of this Agreement, the Merger or the transactions contemplated hereby, (B) failed to include in the Proxy Statement such recommendation, (C) endorsed or recommended to its stockholders an Acquisition Transaction Proposal, (D) resolved to do any of the foregoing or (E) if the Company shall have received a written Acquisition Transaction Proposal and shall not have rejected such Acquisition Transaction Proposal within ten (10) business days of its receipt thereof.

    (vii) By Parent or the Company, if (A) the other party shall have failed to comply in any material respect with any of the covenants and agreements (or in any respect with regard to covenants and agreements qualified by materiality) contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for ten (10) business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure, or (B) a representation or warranty of the other party contained in this Agreement shall be untrue in any material respect or a representation or warranty qualified as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, shall be untrue in any respect.

    (viii) By Parent, if any of the conditions set forth in Section 7.2 hereof shall have become incapable of being fulfilled and shall not have been waived by Parent, or by the Company if any of the conditions set forth in Section 7.3 hereof shall have become incapable of being fulfilled and shall not have been waived by the Company.

  (b) If this Agreement or the transactions contemplated hereby are terminated pursuant to:

    (A) Section 8.1(a)(v),

    (B) Section 8.1(a)(vi), or

    (C) Section 8.1(a)(iv) if, at the time of the Stockholders Meeting, there is pending an Acquisition Transaction Proposal or an Acquisition Transaction Proposal shall have been previously announced,

  then, (x) in the case of a termination of this Agreement pursuant to clause
(A) or (B) above, the Company shall pay Parent concurrently with such termination a fee of $8,145,000 (the "Fee"), which amount shall be payable in immediately available funds, (y) in the case of a termination as contemplated by clause (C) above if within one year following the date of such termination the applicable pending or previously announced Acquisition Transaction Proposal is consummated by the Company, then the Company shall pay the Fee to Parent simultaneously with the consummation of such Acquisition Transaction Proposal or (z) in the case of a termination as contemplated by clause (C) above, if within one year following the date of such termination any other Acquisition Transaction Proposal is consummated by the Company, then the Company shall pay to Parent, simultaneously with the consummation of such other Acquisition Transaction Proposal, a fee equal to 3% of the aggregate amount of the consideration paid to the Company or its stockholders, as applicable, pursuant to such Acquisition Transaction Proposal. Following any payment of the Fee described herein, the Company shall have no further liability or obligation to Parent or Sub. Following any payment of the Fee in any such event, the Company shall have no further liability or obligation to Parent or Sub.

  (c) If the Company does not consummate the Merger on or prior to May 15, 1998 solely as a result of the failure of the closing condition set forth in
Section 7.3(e) hereof, then the Company shall promptly pay to Parent a fee of $4,073,000, which amount shall be payable in immediately available funds.

  Section 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1(a) hereof, this Agreement (except for the provisions of the last two sentences of Section 6.3, and Sections 6.6, this Section 8.2, Article IX and paragraphs (b) and (c) of
Section 8.1 hereof) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders; provided, however, that nothing in this Section 8.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

  Section 8.3 Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

  Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1 hereof, an amendment of this Agreement pursuant to Section 8.3 hereof or an extension or waiver pursuant to Section 8.4 hereof shall, in order to be effective, require in the case of Parent, action by its General Partner, and in the case of Sub or the Company, action by its Board of Directors or the duly authorized committee or designee of its Board of Directors.

                                  ARTICLE IX

                              General Provisions

  Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  Section 9.2 Fees and Expenses. Except as provided otherwise in paragraphs
(b) and (c) of Section 8.1, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, other than (i) the expenses incurred in connection with printing and mailing proxy materials to stockholders, which shall be paid by the Company and (ii) real property transfer taxes, which shall be paid by the Company.

  Section 9.3 Definitions. For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

    (c) "knowledge" means, with respect to the Company, the actual knowledge of any of Richard L. Fisher, Martin L. Edelman, Samuel Rosenberg, Douglas Verner, Kenneth Weber and Adrian Werner.

    (d) "Liens" means, collectively, all material pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

    (e) a "Material Adverse Effect" with respect to any person means an event that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its Subsidiaries taken as a whole;

    (f) a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

    (g) a "Subsidiary" of any person means any other person of which (A) the first mentioned person or any Subsidiary thereof is a general partner, (B) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its Subsidiaries, or (C) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries, excluding the Mexican Joint Venture.

  Section 9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (i) if to Parent or Sub, to

              c/o Whitehall Street Real Estate Limited Partnership
              85 Broad Street
              New York, New York 10004
              Attention: Michael Klingher
              Telecopy: (212) 357-5505

      with a copy (which shall not constitute notice) to each of:

              Paul, Weiss, Rifkind, Wharton & Garrison
              1285 Avenue of the Americas
              New York, New York 10019
              Attention: Robert B. Schumer, Esq.
              Telecopy: (212) 757-3990

      and

              Mayor, Day, Caldwell & Keeton, LLP
              700 Louisiana
              Houston, Texas 77002
              Attention: Geoffrey K. Walker, Esq.
              Telecopy: (713) 225-7047

    (ii) if to the Company, to

              605 Third Avenue
              New York, New York 10158
              Attention: Richard L. Fisher,
                      Chairman and Chief Executive Officer
              Telecopy: (212) 867-4644

      with a copy (which shall not constitute notice) to:

              Battle Fowler LLP
              75 East 55th Street
              New York, New York 10022
              Attention: John N. Turitzin, Esq.
              Telecopy: (212) 339-9150

  Section 9.5 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

  Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  Section 9.7 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person (including, without limitation, any employees of the Company), other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 6.5 (solely in respect of officers and directors of the Company and its Subsidiaries) to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

  Section 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void, except that Parent and/or Sub may assign this Agreement to any affiliate of Parent without the prior consent of the Company; provided that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                           [signature page follows]

  In Witness Whereof, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Chartwell Leisure Inc.

                                                   /s/ Richard L. Fisher
                                          By: _________________________________
                                            Name: Richard L. Fisher
                                            Title: Chairman of the Board of
                                                 Directors and Chief Executive
                                                 Officer

                                          Whitehall Street Real Estate Limited
                                           Partnership IX

                                          By: WH Advisors, L.L.C. IX,
                                              its general partner

                                              By: Whitehall IX/X, Inc.,
                                                  its managing member

                                                        /s/ Michael Klingher
                                                  By: _________________________
                                                     Name: Michael Klingher
                                                     Title: Vice President

                                          CLI Properties Acquisition Corp.

                                                   /s/ Michael Klingher
                                          By: _________________________________
                                            Name: Michael Klingher
                                            Title: Vice President

                                                                        ANNEX B

                               November 13, 1997

Board of Directors
Chartwell Leisure Inc.
605 Third Avenue, 23rd Floor
New York, New York 10158

Members of the Board:

  We understand that Chartwell Leisure Inc. (the "Company") proposes to enter into an agreement with Whitehall Street Real Estate Limited Partnership IX ("Whitehall") and its wholly owned subsidiary CLI Properties Acquisition Corp. ("Sub"), pursuant to which Sub will be merged with and into the Company, and each outstanding share of common stock of the Company will be converted into the right to receive $17.25 in cash (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of November 13, 1997 by and between the Company, Whitehall and Sub (the "Agreement").

  We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be received by such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

  In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations, properties and prospects of the Company furnished by us by the Company, (4) a trading history of the Company's common stock from January 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) an evaluation of the specific properties of the Company with respect to the sale of such properties in an orderly liquidation of the Company, and (7) the results of efforts to solicit indications of interest and proposals from third parties with respect to a purchase of all or a portion of the businesses and/or properties of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, properties, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company for the remainder of fiscal year 1997, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company during such period and that the Company will perform substantially in accordance with such projections during such period. However, in arriving at our opinion, we were not provided with and did not have any access to financial projections of the Company for any period subsequent to its 1997 fiscal year. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the Company's stockholders in the Proposed Transaction is fair to such stockholders.

  We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company in connection with their consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          Lehman Brothers

                                                       Robert Heller
                                          By: _________________________________
                                                     Managing Director

                                                                        ANNEX C

                               November 13, 1997

The Board of Directors
Chartwell Leisure Inc.
605 Third Avenue
New York, New York 10158

Members of the Board of Directors:

  You have informed us that Whitehall Street Real Estate Limited Partnership IX, a Delaware limited partnership ("Parent"), CLI Properties Acquisition Corp., a wholly owned subsidiary of Parent ("Sub"), and Chartwell Leisure Inc. (the "Company") propose to enter into an Agreement and Plan of Merger dated as of November 13, 1997 (the "Merger Agreement"), which provides, among other things, for the merger of Sub with and into the Company (the "Merger") pursuant to which each outstanding share of the Company's Common Stock, par value $0.01 per share (collectively, the "Shares"), will be converted into the right to receive $17.25 per share in cash (the "Consideration").

  You have requested that we render our opinion as to the fairness, from a financial point of view, to the holders of Shares of the Consideration to be received by such holders in the Merger.

  In arriving at the opinion set forth below, we have, among other things:

    (a) received a draft of the Merger Agreement in the form provided to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis;

    (b) reviewed certain publicly available business and financial information that we deemed relevant relating to the Company and the industry in which it operates;

    (c) reviewed certain internal non-public financial and operating data provided to us by or on behalf of the management of the Company relating to the Company, including management forecasts of the operating results of the Company and its portfolio of properties for the fiscal year ending December 31, 1997 (the "December 31 Operating Statistics");

    (d) discussed with members of the Company's senior management the Company's operations, historical financial statements and future prospects, as well as such other matters as we deemed necessary or appropriate;

    (e) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices and trading volumes of the Shares and certain publicly traded securities of such other companies;

    (f) reviewed, to the extent publicly available, the financial terms of certain recent business combinations and acquisition transactions we deemed reasonably comparable to the Merger and otherwise relevant to our inquiry;

    (g) considered various discussions with third parties with respect to such third parties' potential interest in the acquisition of all or part of the Company; and

    (h) made such other analyses and examinations as we have deemed necessary or appropriate.

  We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available for purposes of this opinion, and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made or obtained any independent evaluations or appraisals of the assets or liabilities of the

Company, nor conducted a physical inspection of the properties and facilities of the Company. We have assumed that the December 31 Operating Statistics prepared by the Company have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the management of the Company as to the financial performance of the Company for such period. We express no view as to the December 31 Operating statistics or the assumptions on which they were based. We understand that no financial forecasts or projections for the Company other than the December 31 Operating Statistics have been prepared by the Company. We have not, and have not been asked to, prepare or review financial forecasts or projections for the Company, other than our review of the December 31 Operating Statistics.

  For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either the Company or Parent is a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the Company of the Merger.

  Our opinion herein is necessarily based on market economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of Shares of the Consideration to be received by such holders in the Merger. Our opinion does not address the relative merits of the proposed Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transactions in which the Company might engage. This opinion does not constitute a recommendation to any holder of Shares as to how such holder of Shares should vote with respect to the Merger.

  Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, including for rendering this opinion, payment of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to Parent and the Company, including serving as agent bank under the Company's existing credit facilities and providing banking services to affiliates of Parent. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of the Company for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof, that the Consideration to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders.

  This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger and shall not be used for any other purpose without the prior written consent of Chase Securities, Inc.

                                          Very truly yours,

                                          Chase Securities Inc.

                                                                        ANNEX D

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (l) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of

Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97).

PROXY

                             CHARTWELL LEISURE INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CHARTWELL LEISURE INC. FOR
    A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MONDAY, MARCH 16, 1998.

The undersigned, as a holder of common stock, $.01 par value (the "Common Stock"), of Chartwell Leisure Inc. (the "Company"), hereby appoints Douglas H. Verner and Samuel Rosenberg, and each of them, with full power of substitution, to vote all shares of Common Stock for which the undersigned is entitled to vote through the execution of a proxy with respect to the Special Meeting of Stockholders of the Company to be held on Monday, March 16, 1998 at 10:00 a.m. local time, or any and all adjournments or postponements thereof, and authorizes and instructs said proxies to vote in the manner directed on the reverse side.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

 -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                             FOLD AND DETACH HERE

                                                          Please mark your
                                                          votes as indicated [X]
                                                          in this example

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" FOR THE FOLLOWING:

1. On the proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 13, 1997, as amended, by and between the Company, Whitehall Street Real Estate Limited Partnership IX, a Delaware limited partnership ("Parent"), and CLI Properties Acquisition Corp., a Delaware corporation and currently a subsidiary of Parent ("Sub"), pursuant to which:

   a. Sub will be merged with and into the Company (the "Merger"); the Company will be the surviving corporation in the Merger and will be a subsidiary of Parent; and

   b. At the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, $.01 par value per share, of the Company (the "Shares"), other than Shares as to which dissenters' rights of appraisal have been duly asserted and perfected under the Delaware General Corporation Law and Shares owned by the Company or by Parent, Sub or any other subsidiary of Parent (which will be cancelled), will be converted into the right to receive $17.25 per Share in cash, without interest.

                         FOR      AGAINST      ABSTAIN
                         [_]        [_]          [_]

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournment or postponement thereof.


                                You may revoke this proxy at any time by forwarding to the Company a subsequently dated proxy received by the Company prior to the Special Meeting.

                                Returned proxy cards will be voted (1) as specified on the matters listed above: (2) in accordance with the Board of Directors' recommendations where no specification is made; and (3) in accordance with the judgment of the proxies on any other matters that may properly come before the meeting.

                                Print and sign your name below exactly as it appears hereon and date this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title, as such. Joint owners should each sign. If a corporation, please sign as full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature                      Signature                         Date
          --------------------           -----------------------      ----------
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.

 -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                             FOLD AND DETACH HERE